Exhibit 10.1

CREDIT AND GUARANTY AGREEMENT

dated as of

February 23, 2022

among

LATHAM POOL PRODUCTS, INC.,
as the Borrower,

LATHAM INTERNATIONAL MANUFACTURING CORP.,
as Holdings,

THE SUBSIDIARIES OF HOLDINGS
FROM TIME TO TIME PARTY HERETO AS GUARANTORS,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

BARCLAYS BANK PLC,
as Administrative Agent

BARCLAYS BANK PLC,

BOFA SECURITIES, INC.,

GOLDMAN SACHS BANK USA,

MORGAN STANLEY SENIOR FUNDING, INC.,

and

NOMURA SECURITIES INTERNATIONAL, INC.,

as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

i

ii

iii

iv

SCHEDULES

1.01A	Subsidiary Guarantors
1.01B	Unrestricted Subsidiaries
2.01	Commitments
2.03	L/C Commitments
2.03A	Existing Letters of Credit
5.06	Litigation
5.11	Subsidiaries
6.16	Post-Closing Matters
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.07	Transactions with Affiliates
11.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS          Form of

A	Assignment and Assumption
B	Compliance Certificate
C	Intercompany Note
D	Loan Notice
E-1	Revolving Credit Note
E-2	Term Note
F	Security Agreement
G	Guaranty Supplement
I-1	Discounted Prepayment Option Notice
I-2	Lender Participation Notice
I-3	Discounted Voluntary Prepayment Notice
J-1	U.S. Tax Compliance Certificate
J-2	U.S. Tax Compliance Certificate
J-3	U.S. Tax Compliance Certificate
J-4	U.S. Tax Compliance Certificate
K	Letter of Credit Report
L	Solvency Certificate
M	Prepayment Notice

v

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of February 23, 2022 (this “Agreement”), by and among LATHAM POOL PRODUCTS, INC., a Delaware corporation (the “Borrower”), LATHAM INTERNATIONAL MANUFACTURING CORP., a Delaware corporation (“Holdings”), each Subsidiary Guarantor (as defined below) from time to time party hereto, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), the L/C Issuers (as defined below) party hereto from time to time and BARCLAYS BANK PLC, as Administrative Agent (as defined below).

RECITALS

WHEREAS, pursuant to that certain Credit and Guaranty Agreement, dated as of December 18, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified on or prior to the date hereof, the “Existing Credit Agreement”), by and among the Borrower, Holdings, the subsidiary guarantors party thereto, Nomura Corporate Funding Americas, LLC, as administrative agent and as a letter of credit issuer, and the lenders party thereto, the lenders and letter of credit issuer thereunder extended to the Borrower certain term loans and revolving credit commitments and made other financial accommodations to the Borrower and the guarantors thereunder;

WHEREAS, substantially concurrently with the Closing Date (as defined below) the Existing Credit Agreement and the indebtedness outstanding thereunder will be repaid and/or refinanced and all liens and guarantees related thereto released (other than with respect to any letters of credit that are backstopped by, or replaced with, Letters of Credit (as defined below) or are otherwise cash collateralized) (the “Refinancing”);

WHEREAS, in connection with the Refinancing, the Borrower has requested that the Lenders (a) extend credit on the Closing Date in the form of (i) initial term loans in an aggregate principal amount of $325,000,000 and (ii) a revolving credit facility with commitments in an aggregate principal amount of $75,000,000, in each case, subject to the terms and conditions set forth herein and (b) make other financial accommodations to Holdings and its Subsidiaries (as defined below); and

WHEREAS, the Lenders are willing to extend such credit to the Borrower and make such financial accommodations on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1
Definitions And Accounting Terms

Section 1.01.      Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“1934 Act” means the Securities Exchange Act of 1934.

“Acceptable Discount” has the meaning specified in Section 2.04(d)(iii).

“Acceptable Intercreditor Agreement” means a customary intercreditor agreement, subordination agreement, collateral trust agreement or other intercreditor arrangement (which may, if applicable, consist of a payment waterfall) in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, which shall be posted to the Platform and be deemed to be an Acceptable Intercreditor Agreement if it either (i) accepted by the Required Lenders and/or (ii) not objected to by the Required Lenders in writing within five (5) Business Days of being posted.

“Acceptance Date” has the meaning specified in Section 2.04(d)(ii).

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary (determined as if references to Holdings and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Acquired Entity or Business and its Subsidiaries or to such Converted Restricted Subsidiary and its Subsidiaries), as applicable, all as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable.

“Acquired Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA.”

“Acquisition Debt” has the meaning specified in Section 7.03(u).

“Additional Agreements” has the meaning specified in Section 9.10(d).

“Additional Guarantor” has the meaning specified in Section 6.12(b).

“Additional Loans” means the Additional Revolving Credit Loans and the Additional Term Loans.

“Additional Refinancing Lender” has the meaning specified in Section 2.16(a).

“Additional Revolving Credit Commitments” means any revolving credit commitments added pursuant to Sections 2.13, 2.15 or 2.16.

“Additional Revolving Credit Facility” means any credit facility comprised of Additional Revolving Credit Commitments.

“Additional Revolving Credit Loans” means any revolving loans made pursuant to an Additional Revolving Credit Facility.

“Additional Term Commitments” means any term commitments added pursuant to Sections 2.13, 2.15 or 2.16.

“Additional Term Facility” means (a) on or prior to the applicable funding date of the applicable Class of Additional Term Loans, the aggregate amount of the Additional Term Commitments of such Class at such time and (ii) thereafter, the aggregate principal amount of the Additional Term Loans of such Class of all Additional Term Lenders of the applicable Class outstanding at such time.

“Additional Term Loans” means any term loans made pursuant to an Additional Term Facility.

“Administrative Agent” means Barclays, together with (or acting through) one or more Persons acting as sub-agents in accordance with Section 9.02 or its designees (any such designees designated or identified after the Closing Date to be reasonably acceptable to the Borrower), in their respective capacities as administrative agent and as Collateral Agent (as defined in the Security Agreement) under any of the Loan Documents, or any successor in such capacities.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders. The Administrative Agent’s Office shall at all times be located in the United States.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agent Parties” has the meaning specified in Section 11.02(c).

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates, subagents and designees and the officers, directors, employees, agents and attorneys-in-fact of such Persons.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Revolving Credit Commitments” means, at any time, the aggregate amount of the Revolving Credit Commitments of the Revolving Credit Lenders at such time.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Agreement Currency” has the meaning specified in Section 11.26.

“All-In-Rate” means, as to any Indebtedness, the effective yield applicable thereto, taking into account (a) interest rate margins (with such interest rate margin and interest spreads to be determined by reference to the Term Benchmark with an interest period of three (3) months), (b) interest rate floors (subject to the proviso set forth below), (c) any amendment to the relevant interest rate margins and interest rate floors prior to the applicable date of determination and (d) original issue discount and upfront or similar fees (based on an assumed four-year life to maturity) paid by the Borrower to the Lenders in connection with the Initial Term Loans or any applicable Incremental Term Loan Class, but excluding (i) any amendment, arrangement, commitment, structuring or underwriting fees that are not paid to or shared with all relevant lenders generally in connection with the commitment or syndication of such Indebtedness, (ii) any consent fees paid to consenting lenders, ticking, unused line or similar fees or (iii) any other fee that is not paid directly by the Borrower generally to all relevant lenders ratably in the primary syndication of such Indebtedness; provided, however, that (A) to the extent that the Term Benchmark (with an interest period of three (3) months) exceeds the Term Benchmark (with an Interest Period of three (3) months) applicable to the Term Loans at such time because of any interest rate floor applicable thereto, such excess amount shall be equated to the interest rate margin applicable to the relevant Indebtedness for purposes of calculating the All-In-Rate, but only to the extent an increase in the interest rate floor applicable to the Term Loans would cause an increase in the Term Benchmark then in effect and, in such case, the interest rate floor (but not the Term Benchmark) applicable to the Term Loans shall be increased to the extent of such excess and (B) to the extent that the Term Benchmark (for a period of three (3) months) or Base Rate, (without giving effect to any floor specified in the definition thereof) is greater than any applicable floor on the date on which the All-In-Rate is determined, the floor will be disregarded in calculating the All-In-Rate.

“Alternate Currency” means (a) in the case of Revolving Credit Loans, Canadian Dollars, Euros and Australian Dollars, (b) in the case of Letters of Credit, Canadian Dollars, and (c) in each case, each other currency that is approved in accordance with Section 1.11.

“Alternate Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternate Currency as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, in its sole discretion by reference to the LIBRO system page (or such other publicly available service for displaying exchange rates as determined by the Administrative Agent or the applicable L/C Issuer from time to time), to be the exchange rate for the purchase of such Alternate Currency with Dollars on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided, however, that if no such rate is available, the “Alternate Currency Equivalent” shall be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, using any reasonable method of determination it deems appropriate in its sole discretion (and such determination shall be conclusive absent manifest error).

“Applicable Asset Sale Proceeds” has the meaning specified in Section 2.04(b)(i)(A)(2).

“Applicable Commitment Fee Rate” means, with respect to the Commitment Fee in respect of any Initial Revolving Credit Commitments, a percentage per annum equal to (A) until and including the date on which the first financial statements after the Closing Date are delivered pursuant to Section 6.01, the percentages per annum set forth below for Pricing Level 2 and (B) thereafter, the following percentages per annum based upon the First Lien Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	First Lien Net Leverage Ratio	Commitment Fee
1	≤ 1.75:1.00	0.25%
2	≤ 2.75:1.00, but > 1.75:1.00	0.375%
3	> 2.75:1.00	0.50%

Any increase or decrease in the Applicable Commitment Fee Rate resulting from a change in the First Lien Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided that at the option of the Administrative Agent (acting at the direction of the Required Lenders) or the Required Lenders, Pricing Level 3 shall apply as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply).

“Applicable Discount” has the meaning specified in Section 2.04(d)(iii).

“Applicable ECF Proceeds” has the meaning specified in Section 2.04(b)(iii).

“Applicable Margin” means a percentage per annum equal to:

(a)              with respect to (i) any Initial Revolving Credit Loans that are Term Benchmark Loans and the L/C Fee, 3.50% and (ii) with respect to any Initial Revolving Credit Loans that are Base Rate Loans or Canadian Prime Rate Loans, as applicable, 2.50%; and

(b)              with respect to any Initial Term Loans that are Term Benchmark Loans, 3.75% and (ii) with respect to any Initial Term Loans that are Base Rate Loans, 2.75%; provided that the Applicable Margin with respect to Initial Term Loans shall be re-determined quarterly on the first Business Day of the month following the date of delivery to the Administrative Agent of a certified calculation of the First Lien Net Leverage Ratio in the Compliance Certificate in accordance with Section 6.02(a); provided that if such certification is not provided in accordance with Section 6.02(a), the Applicable Margin with respect to Initial Term Loans shall be set at the margin in the row styled “Level I” in the table below as of the first Business Day of the month following the date on which such certification was not delivered in accordance with Section 6.02(a) until the date on which such certification is delivered (on which date, the Applicable Margin with respect to Initial Term Loans shall be set at the margin based upon the calculations disclosed by such certification).

Level	First Lien Net Leverage Ratio	Applicable Margin for Term Benchmark Loans	Applicable Margin for Base Rate Loans
I	> 2.50 to 1.00	4.00%	3.00%
II	≤ 2.50 to 1.00	3.75%	2.75%

   In the event that the certified calculation of the First Lien Net Leverage Ratio previously delivered pursuant to Section 6.02(a) was inaccurate (and such inaccuracy is discovered while Initial Term Loans are outstanding), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for the Initial Term Loans for any period (an “Applicable Period”) than the Applicable Margin for Initial Term Loans applied for such Applicable Period, then, to the extent any Initial Term Loans are outstanding at such time, (i) the Borrower shall as soon as practicable deliver to the Administrative Agent the correct certified calculation of the First Lien Net Leverage Ratio for such Applicable Period, (ii) the Applicable Margin for Initial Term Loans shall be determined as if the Level for such higher Applicable Margin for Initial Term Loans were applicable for such Applicable Period, and (iii) the Borrower shall within ten (10) Business Days of written demand therefor by the Administrative Agent pay to the Administrative Agent the accrued additional interest with respect to Initial Term Loans owing as a result of such increased Applicable Margin for Initial Term Loans for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement.

“Applicable SOFR Adjustment” means, for any calculation with respect to a SOFR Loan, a percentage per annum as set forth below:

(a)            with respect to Daily Simple SOFR Loans, 0.15%; and

(b)            with respect to Term SOFR Loans, as set forth below for the applicable Interest Period therefor:

Interest Period	Percentage
One month	0.10%
Three months	0.15%
Six months	0.25%

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuers and (ii) if any Letters of Credit have been issued pursuant to Section 2.03, the Revolving Credit Lenders, (c) with respect to Revolving Credit Loans of any Class, the Lenders of such Class and (d) with respect to Term Loans of any Class, the Lenders of such Class.

“Approved Foreign Bank” has the meaning specified in clause (j) of the definition of “Cash Equivalents”.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Barclays Bank PLC, BofA Securities, Inc., Goldman Sachs Bank USA, Nomura Securities International, Inc. and Morgan Stanley Senior Funding, Inc., in their capacities as the joint lead arrangers and joint bookrunners of the Facilities.

“Asset Sale Prepayment Percentage” means, as of any date of determination, (a) if the First Lien Net Leverage Ratio is greater than 4.25:1.00, 100.0%, (b) if the First Lien Net Leverage Ratio is less than or equal to 4.25:1.00 and greater than 3.25:1.00, 50.0%, (c) if the First Lien Net Leverage Ratio is less than or equal to 3.25:1.00 and greater than 2.25:1.00, 25.0% and (d) if the First Lien Net Leverage Ratio is less than or equal to 2.25:1.00, 0.0%; it being understood and agreed that, for purposes of this definition as it applies to the determination of the amount of Applicable Asset Sale Proceeds that is required to be applied to prepay the Term Loans under Section 2.04(b)(i) following any Prepayment Asset Sale or Casualty Event, the First Lien Net Leverage Ratio shall be determined on a Pro Forma Basis on the scheduled date of prepayment (after giving effect to any cash pay-down or reductions made after the applicable Prepayment Asset Sale or Casualty Event and prior to the applicable payment date (as such date may be extended in accordance to the reinvestment rights provided for in such Section 2.04(b)(i)).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit A or any other form (including electronic documentation generated by DebtDomain or other electronic platform) approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable and documented, out-of-pocket fees, expenses and disbursements of any law firm or other external counsel, in each case, to the extent required to be paid by the Loan Parties pursuant to Section 11.04.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“AUD Rate” means, with respect to any Term Benchmark Borrowing denominated in Australian Dollars and for any Interest Period, the AUD Screen Rate two Business Days prior to the commencement of such Interest Period.

“AUD Screen Rate” means with respect to any Interest Period, the average bid reference rate administered by ASX Benchmarks Pty Limited (ACN 616 075 417) (or any other Person that takes over the administration of such rate) for Australian Dollar bills of exchange with a tenor equal in length to such Interest Period as displayed on page BBSY of the Thomson Reuters screen (or, in the event such rate does not appear on such Thomson Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at approximately 10:00 a.m., Melbourne, Australia time, two Business Days prior to the commencement of such Interest Period.  If the AUD Screen Rate shall be less than the Floor, the AUD Screen Rate shall be deemed to be the Floor for purposes of this Agreement.

“Australian Dollar” means the lawful currency of the Commonwealth of Australia.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(ii).

“Available Amount” means, at any time (the “Available Amount Reference Time”), an amount equal to:

(a)           the sum, without duplication, of:

(i)            $10,000,000; plus

(ii)           an amount equal to 50% of the aggregate Consolidated Net Income of Holdings and its Restricted Subsidiaries for the period (treated as one accounting period) from the first day of the first fiscal quarter of Holdings commencing after the Closing Date to the end of the fiscal quarter then most recently ended at such time (the amount under this clause (ii) is referred to herein as the “Growth Amount”; provided that the Growth Amount shall not be less than zero); plus

(iii)          100.0% of the aggregate amount of contributions (other than in the form of Disqualified Equity Interests) to the common capital of Holdings (including mergers or consolidations that have a similar effect, with the amount of any non-cash contributions made in connection therewith being determined based on the fair market value (as reasonably determined by the Borrower) thereof) or the net proceeds of the issuance of Qualified Equity Interests of Holdings (or any direct or indirect parent thereof) contributed to Holdings and thereafter contributed to the Borrower as Qualified Equity Interests and, in each case, to the extent not otherwise applied under this Agreement and not constituting a Cure Amount, received in cash during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Time; plus

(iv)             the aggregate principal amount of any Indebtedness or Disqualified Equity Interests, in each case, of Holdings or any Restricted Subsidiary issued after the Closing Date (other than Indebtedness or such Disqualified Equity Interests issued to Holdings or a Restricted Subsidiary), which has been converted into or exchanged for Qualified Equity Interests of Holdings or any Equity Interests of any direct or indirect parent of Holdings; plus

(v)              to the extent not already reflected as a return of capital or deemed reduction with respect to such Investment for purposes of determining the amount of such Investment pursuant to clause (b) below or any other provision of Section 7.02, the net proceeds received by the Borrower or any Restricted Subsidiary after the Closing Date in connection with the sale or other disposition to a Person (other than Holdings or any Restricted Subsidiary) of any Investment made pursuant to Section 7.02(s) received in cash or Cash Equivalents (in an amount not to exceed the original amount of such Investment); plus

(vi)             to the extent not already reflected as a return of capital or deemed reduction with respect to such Investment for purposes of determining the amount of such Investment pursuant to clause (b) below or any other provision of Section 7.02, the proceeds received by the Borrower or any Restricted Subsidiary after the Closing Date in connection with returns, profits, distributions and similar amounts, repayments of loans and the release of guarantees received on any Investment made pursuant to Section 7.02(s) (in an amount not to exceed the original amount of such Investment); plus

(vii)            to the extent not already reflected as a return of capital or deemed reduction with respect to such Investment for purposes of determining the amount of such Investment pursuant to clause (b) below or any other provision of Section 7.02, an amount equal to the sum of (A) in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary pursuant to Section 6.14 or has been merged, consolidated or amalgamated with or into, or is liquidated into, the Borrower or any Restricted Subsidiary, the amount of the Investments of Holdings or any Restricted Subsidiary in such Subsidiary made pursuant to Section 7.02(s) (in an amount not to exceed the original amount of such Investment) and (B) the fair market value (as reasonably determined by the Borrower) of the property or assets of any Unrestricted Subsidiary that have been transferred, conveyed, or otherwise distributed to the Borrower or any Restricted Subsidiary after the Closing Date from any dividend or other distribution by an Unrestricted Subsidiary; plus

(viii)           the amount of any Declined Proceeds; minus

(b)              the aggregate amount of (i) any Investments outstanding at such time pursuant to Section 7.02(s) (net of any return of capital in respect of such Investment or deemed reduction in the amount of such Investment, including, without limitation, upon the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary or the sale, transfer, lease or other disposition of any such Investment, in each case, to the extent any resulting Investment is permitted under another clause of Section 7.02) and (ii) any Restricted Payments made prior to such time pursuant to Section 7.06(g) or any Restricted Prepayment made prior to such time pursuant to Section 7.08(c) (and, for purposes of this clause (b), without taking account of the intended usage of the Available Amount at such Available Amount Reference Time).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.02(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Barclays” means Barclays Bank PLC and its successors.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate (which, if negative, shall be deemed to be 0%) on such day plus 1/2 of 1%, (b) the Prime Rate on such day and (c) Term SOFR published on such day (or if such day is not a Business Day the next previous Business Day) for an Interest Period of one month (taking into account any “floor” under the definition of “Term SOFR”) plus 1.00%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, the Base Rate shall be determined without regard to clause (a) above until the circumstances giving rise to such inability no longer exist.

“Base Rate Borrowing” means, as to any Borrowing, the Base Rate Loans comprising such Borrowing.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Base Rate Term SOFR Determination Day” has the meaning assigned to such term in the definition of “Term SOFR”.

“Basel III” means the agreement on capital adequacy, stress testing and liquidity standards contained in “Basel III: a global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee in December 2010, each as amended, and any further guidance or standards published by the Basel Committee in relation to “Basel III”.

“Basel Committee” means the Basel Committee on Banking Supervision.

“Benchmark” means, initially, with respect to (i) Loans denominated in Dollars, Term SOFR, (ii) Loans denominated in Australian Dollars, the AUD Rate, (iii) Loans denominated in Canadian Dollars, the CDO Rate, and (iv) Loans denominated in Euros, the EURIBOR Rate; provided that if a Benchmark Transition Event has occurred with respect to any of the foregoing, then, with respect to Loans denominated in the applicable currency, “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.02.

“Benchmark Replacement” means with respect to any Benchmark Transition Event, (x) with respect to Loans denominated in Dollars, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date and (y) in the case of any Loan denominated in an Alternate Currency the alternative set forth in clause (b) below:

(a)            Daily Simple SOFR; or

(b)            the sum of: (i) the alternate benchmark rate for Loans denominated in the applicable currency that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for similarly situated syndicated credit facilities offering loans denominated in such currency and (ii) the related Benchmark Replacement Adjustment;

provided, that if the Benchmark Replacement would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of a then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for similarly situated syndicated credit facilities offering loans denominated in such currency.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to a then-current Benchmark:

(a)            in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)            in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

  The “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to a then-current Benchmark:

(a)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

A “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.02 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.02.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Bona Fide Lending Affiliate” means, with respect to any Competitor, any debt fund, investment vehicle, regulated bank entity or unregulated lending entity that is (i) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business and (ii) managed, sponsored or advised by any Person that is Controlling, Controlled by or under common Control with such Competitor or Affiliate thereof, as applicable, but only to the extent that no personnel involved with the investment in such Competitor or affiliate thereof, as applicable, (x) makes (or has the right to make or participate with others in making) investment decisions on behalf of such debt fund, investment vehicle, regulated bank entity or unregulated lending entity or (y) has access to any information (other than information that is publicly available) relating to Holdings or any entity that forms a part of any of its businesses (including any of its subsidiaries).

“Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Representative” has the meaning specified in Section 11.25.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and Class and, in the case of Term Benchmark Loans, having the same Interest Period.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (i) when used in connection with a Loan denominated in Euros, the term “Business Day” shall also exclude any day which is not a TARGET Day, (ii) when used in connection with a Loan denominated in Australian Dollars, the term “Business Day” shall also exclude any day which banks are authorized or required to be closed for general business in Australia, (vi) when used in connection with a Loan denominated in Canadian Dollars, the term “Business Day” shall also exclude any day which banks are authorized or required to be closed for general business in Canada and (vii) when used in connection with a Loan denominated in any other currency, the term “Business Day” shall also exclude any day which is not a day on which dealings in such currency can occur in the London interbank market and on which banks are authorized or required to be closed for business in the principal financial center for that currency.

“Canadian Dollars” and “CAD$” means the lawful money of Canada.

“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the higher of (i) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto, Ontario time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) and (ii) the average rate for thirty (30) day Canadian Dollar bankers’ acceptances that appears on the CDOR page of the Thomson Reuters screen (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion) at 10:15 a.m. Toronto, Ontario time on such day, plus 1.0% per annum; provided that if any the above rates shall be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or CDOR shall be effective from and including the effective date of such change in the PRIMCAN Index or CDOR, respectively.

“Canadian Prime Rate Borrowing” means any Borrowing comprised of Canadian Prime Rate Loans.

“Canadian Prime Rate Loan” means a Loan that is bearing interest at a rate determined by reference to the Canadian Prime Rate.

“Capital Expenditures” means, without duplication, any expenditure for any purchase or other acquisition of any asset that would be classified as a fixed or capital asset on a consolidated balance sheet of Holdings and its Subsidiaries prepared in accordance with GAAP, including capitalized software development costs.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases on a balance sheet of the lessee; provided that any obligation of a Person under a lease that is not (or would not be) required to be classified and accounted for as a capitalized lease (or otherwise be treated similarly) on a balance sheet of such Person under GAAP as in effect prior to the adoption of Accounting Standards Updated 2016-02, Topic 842 (Leases) (or any similar or successor provision) (whether or not such operating lease obligations were in effect on such date), shall not be treated as a capitalized lease as a result of the adoption of changes in, or in the application of, GAAP and shall continue to be treated as an operating lease.

“Cash Collateral” has the meaning specified in Section 2.03(g).

“Cash Collateral Account” means a deposit account at the Administrative Agent or its designee in the name of the Administrative Agent or its designee and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent or its designee.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by Holdings or any of the Restricted Subsidiaries:

(a)              operating deposit accounts maintained by the Restricted Companies;

(b)              securities issued or unconditionally guaranteed by the United States or Canadian governments or any agency or instrumentality thereof having maturities of not more than twelve (12) months from the date of acquisition thereof or other durations approved by the Administrative Agent;

(c)              securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than twelve (12) months from the date of acquisition thereof or other durations approved by the Administrative Agent and, at the time of acquisition, having a rating of at least “A-2” or “P-2” (or long-term ratings of at least “A3” or “A-”) from either S&P or Moody’s, or, with respect to municipal bonds, a rating of at least MIG 2 or VMIG 2 from Moody’s (or the equivalent thereof);

(d)              commercial paper issued by any Lender that is a commercial bank or any bank holding company owning any Lender;

(e)              commercial paper maturing not more than twelve (12) months after the date of creation thereof or other durations approved by the Administrative Agent and, at the time of acquisition, having a rating of at least A-1 or P-1 from either S&P or Moody’s and commercial paper maturing not more than ninety (90) days after the creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s;

(f)               domestic and eurocurrency time deposits, certificates of deposit or bankers’ acceptances maturing no more than one year after the date of acquisition thereof or other durations approved by the Administrative Agent which are either issued by any Lender (or any holding company thereof) or any other banks having combined capital and surplus of not less than $100,000,000 (or in the case of foreign banks, the Dollar Equivalent thereof) or are insured by the Federal Deposit Insurance Corporation for the full amount thereof;

(g)              repurchase obligations with a term of not more than thirty (30) days for, and secured by, underlying securities of the type without regard to maturity described in clauses (b), (c) and (f) above entered into with any bank meeting the qualifications specified in clause (f) above (determined at the time of acquisition thereof) or securities dealers of recognized national standing;

(h)              investments maintained in money market funds (as well as asset-backed securities and corporate securities that are eligible for inclusion in money market funds);

(i)               (i) Dollars, Canadian Dollars, Euros and Australian Dollar and (ii) in the case of any Non-U.S. Subsidiary or any jurisdiction in which the Borrower and its Restricted Subsidiaries conducts business, such local currencies held by it from time to time in the ordinary course of business; and

(j)              solely with respect to any Non-U.S. Subsidiary, non-Dollar denominated (i) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of a country other than one that is subject to comprehensive economic Sanctions (any such bank being an “Approved Foreign Bank”) and maturing within twelve (12) months of the date of acquisition or other durations approved by the Administrative Agent and (ii) equivalents of demand deposit accounts which are maintained with an Approved Foreign Bank.

“Cash Management Bank” means any Person that is, at the time it enters into a cash management agreement, the Administrative Agent, an Arranger, a Lender, a L/C Issuer or an Affiliate of the Administrative Agent, the Arrangers, a Lender, L/C Issuer or any other Person designated in writing to the Administrative Agent from time to time; provided that such Person, if not already bound by the provisions thereof, acknowledges and agrees to be bound by the provisions of Article 9, Section 11.06, Section 11.09, Section 11.16, Section 11.17, Section 11.21 and other provisions applicable to Lenders generally.

“Cash Management Obligations” means all obligations of any Loan Party with respect to any overdraft and related liabilities arising from treasury, depository and cash management services, credit card services, including purchasing card services, or any automated clearing house transfers of funds provided by a Cash Management Bank.

“Casualty Event” means any event that gives rise to the receipt by Holdings or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CDO Rate” means, with respect to any Term Benchmark Borrowing denominated in Canadian Dollars and for any Interest Period, the CDO Screen Rate two Business Days prior to the commencement of such Interest Period.

“CDO Screen Rate” means on any day for the relevant Interest Period, the annual rate of interest equal to the average rate applicable to Canadian Dollar Canadian bankers’ acceptances for the applicable period that appears on the CDOR page of the Thomson Reuters screen (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion), rounded to the nearest 1/100th of 1% (with .005% being rounded up), at approximately 10:15 a.m., Toronto, Ontario time, two Business Days prior to the commencement of such Interest Period (as adjusted by the Administrative Agent after 10:00 a.m. Toronto, Ontario time to reflect any error in the posted rate of interest or in the posted average annual rate of interest).  If the CDO Screen Rate shall be less than the Floor, the CDO Screen Rate shall be deemed to be the Floor for purposes of this Agreement.

“Central Bank Rate” means, the greater of (A)(i) for any Loan denominated in (a) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank, each as published by the European Central Bank from time to time, (2) the rate for the marginal lending facility of the European Central Bank, as published by the European Central Bank from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank from time to time, and (b) any other Alternate Currency, a central bank rate as determined by the Administrative Agent in its reasonable discretion, plus (ii) the applicable Central Bank Rate Adjustment; and (B) the Floor.

“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the EURIBOR Rate for the five (5) most recent Business Days preceding such day for which the EURIBOR Rate was available (excluding, from such averaging, the highest and the lowest EURIBOR Rate applicable during such period of five (5) Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, and (b) any other Alternate Currency, a central bank rate adjustment as determined by the Administrative Agent in its reasonable discretion in consultation with the Borrower. For purposes of this definition, the Central Bank Rate shall be determined without giving effect to clause (A)(ii) of the definition thereof.

“Central Bank Rate Loan” means, a Loan that is bearing interest at a rate determined by reference to the Central Bank Rate.

“CFC” means a direct or indirect Subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd- Frank Wall Street Reform and Consumer Protection Act (the “Dodd Frank Act”) and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued unless the Lenders are required to comply with such request, rule, guidance or directive as of the Closing Date.

“Change of Control” means the earliest to occur of:

(a)              the acquisition by any “person” or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the 1934 Act, but excluding any employee benefit plan and/or any person acting as the trustee, agent or other fiduciary or administrator therefor), in each case of the foregoing, other than a Permitted Holder, becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of Equity Interests representing more than 35% of the total voting power of all of the outstanding voting stock of Holdings, unless the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of Holdings; or

(b)              the Borrower shall cease to be a Wholly-Owned Subsidiary of the Parent.

“Charges” means any charge, expenses, cost, accrual or reserve of any kind.

“Class” when used with respect to (a) any Loan or Credit Extension, refers to whether such Loan, or the Loans comprising such Credit Extension, are Initial Term Loans, Additional Term Loans of any series established as a separate “Class” pursuant to Section 2.13, 2.15 and/or 2.16, Initial Revolving Credit Loans or Additional Revolving Credit Loans of any series established as a separate “Class” pursuant to Section 2.13, 2.15 and/or 2.16, (b) any Commitment, refers to whether such Commitment is an Initial Term Commitment, an Additional Term Commitment of any series established as a separate “Class” pursuant to Section 2.13, 2.15 and/or 2.16, an Initial Revolving Credit Commitment, an Additional Revolving Credit Commitment of any series established as a separate “Class” pursuant to Section 2.13, 2.15 and/or 2.16, (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class and (d) any Revolving Outstandings, refers to whether such Revolving Outstandings is attributable to a Revolving Credit Commitment of a particular Class.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01, which date is February 23, 2022.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property and assets that are or are required under the terms hereof or of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties; provided that “Collateral” shall not include any Excluded Asset.

“Collateral Documents” means, collectively, (i) the Security Agreement, (ii) each Mortgage, (iii) each Intellectual Property Security Agreement, (iv) any supplement to any of the foregoing delivered to the Administrative Agent pursuant to Section 6.12 and (v) each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means an Initial Term Commitment, Initial Revolving Credit Commitment, an Additional Term Commitment or an Additional Revolving Credit Commitment, as the context may require.

“Commitment Fee” has the meaning specified in Section 2.08(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compensation Period” has the meaning specified in Section 2.11(b)(ii).

“Competitor” means a competitor of the Borrower or any of its Subsidiaries.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Conforming Changes” means, with respect to either the use or administration of any Term Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods and the applicability of Section 3.02) that the Administrative Agent (with the consent of the Borrower, which consent shall not be unreasonably withheld or delayed) decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent (with the consent of the Borrower, which consent shall not be unreasonably withheld or delayed) decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent (with the consent of the Borrower, which consent shall not be unreasonably withheld or delayed) determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent (with the consent of the Borrower, which consent shall not be unreasonably withheld or delayed) decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, capitalized expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and amortization of favorable or unfavorable lease assets or liabilities, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, as of any date for the applicable period ending on such date with respect to any Person on a consolidated basis, the sum of (a) Consolidated Net Income, plus (b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted (other than with respect to clauses (viii) and (xxii)) and not added back for, without duplication,

(i)               provision for taxes based on income or profits, revenue or capital, including, without limitation, state, provincial, territorial, local, foreign, unitary, excise, property, franchise and similar taxes and foreign withholding and similar taxes of such Person paid or accrued during such period, including any additions to such taxes and any penalties and interest relating to any such taxes,

(ii)              total interest expense (including (v) net losses or any obligations under any Swap Contracts or other derivative instruments entered into for the purpose of hedging interest rate, currency or commodities risk, (w) bank fees, (x) costs of surety bonds in connection with financing activities, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income), (y) all cash dividend payments or other distributions (excluding items eliminated in consolidation) on any series of preferred stock and/or Disqualified Equity Interests of such Person or Restricted Subsidiary of such Person and (z) all cash dividend payments or other distributions (excluding items eliminated in consolidation) made to make interest payments on the Indebtedness of any parent entity,

(iii)             Consolidated Depreciation and Amortization Expense of such Person for such period,

(iv)             any Charges incurred in connection with the Transactions or related to any actual or proposed or contemplated Investment, acquisition, disposition or recapitalization or the incurrence of Indebtedness (including a refinancing thereof) or any Investment (including any Permitted Acquisition), acquisition, disposition, recapitalization, or Equity Issuance (including any expense relating to enhanced accounting functions or other transactions costs associated with becoming a public company) (in each case, whether or not consummated or permitted hereunder), including (A) such fees, expenses or charges (including rating agency fees and related expenses and/or letter of credit fees) related to the offering or incurrence of the Loans and any other credit facilities or the offering or incurrence of any other debt securities and any Securitization Fees and (B) any amendment or other modification of the this Agreement, any securitization facility and/or Permitted Receivables Financing and any other credit facilities or any other debt securities, in each case, whether or not consummated,

(v)              (i) Charges attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions and other synergies and similar initiatives, integration, transition, reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, facilities opening and preopening (including unused warehouse space costs), business optimization and other restructuring and integration costs (including those related to tax restructurings), charges, accruals, reserves and other Charges (including, without limitation, inventory optimization programs, software development costs, systems implementation and upgrade expenses, costs related to the closure or consolidation of facilities (including but not limited to severance, rent termination costs, moving costs and legal costs), costs related to strategic initiatives and curtailments or modifications to pension and post-retirement employment benefit plans (including any settlement of pension liabilities), costs related to entry into new markets (including unused warehouse space costs), strategic initiatives and contracts, consulting fees, signing costs, retention or completion bonuses, expansion and relocation expenses, severance payments, and modifications to pension and post-retirement employee benefit plans, new systems design and implementation costs and project startup costs and consulting fees incurred in connection with any of the foregoing and (ii) Charges associated with acquisition related litigation and settlements thereof,

(vi)             non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including (i) any impairment charges, amortization (or write offs) of financing costs (including debt discount, debt issuance costs and commissions and other fees associated with Indebtedness, including the Loans, in each case, whether or not consummated) of such Person and its Subsidiaries, (ii) the impact of acquisition method accounting adjustment and any non-cash write-up, write-down or write-off with respect to revaluing assets and liabilities in connection with the Transactions or any Investment (including any Permitted Acquisition) and/or (iii) any non-cash losses realized in such period in connection with adjustments to any Plan due to changes in actuarial assumptions, valuation or studies (provided that if any such non-cash charge, write-down or item represents an accrual or reserve for a cash expenditure for a future period then the cash payment in such future period shall be subtracted from Consolidated EBITDA when paid), or other items classified by the Borrower as special items less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period),

(vii)            the amount of board of director fees, management, monitoring, advisory, consulting, refinancing, subsequent transaction and exit fees (including termination fees) and related indemnities and expenses paid or accrued in such period to any member of the board of directors of Holdings, any Permitted Holder or any Affiliate of a Permitted Holder to the extent permitted under Section 7.07,

(viii)           without duplication of any such amounts otherwise added back in determining Consolidated EBITDA, whether through pro forma adjustment or otherwise, the amount of pro forma adjustments, including pro forma “run rate” cost savings (including cost savings with respect to salary, benefit and other direct savings resulting from workforce reductions and facility, benefit and insurance savings), operating expense reductions, and other synergies (in each case, net of amounts actually realized) related to Dispositions, acquisitions, Investments, operating improvements, restructurings, cost savings initiatives and certain other similar initiatives and specific transactions, or related to restructuring initiatives, cost savings initiatives and other initiatives that are reasonably identifiable and factually supportable and projected by the Borrower in good faith to result from actions (x) that have been taken or (y) with respect to which substantial steps have been taken or that are expected to be taken within twenty (24) months after the date of consummation of such acquisition, disposition or other specified transaction or the initiation of such restructuring initiative, cost savings initiative or other initiatives; provided that the amount that may be added back to Consolidated EBITDA pursuant to this clause (viii) shall not, for any Test Period, exceed 30.0% of Consolidated EBITDA (calculated after giving effect to such adjustments),

(ix)             the amount of loss or discount on sale of Securitization Assets, Receivables Assets and related assets in connection with a Qualified Securitization Financing and/or Permitted Receivables Financing,

(x)               (x) any Charges incurred as a result of, in connection with or pursuant to any management equity plan, profits interest or stock option plan or other management or employee benefit plan or agreement, pension plan, any severance agreement, any stock subscription or shareholder agreement, and (y) any Charges in connection with the rollover, acceleration or payout of Equity Interests held by management, in each case under this clause (y), to the extent such Charges, as applicable, are funded with net cash proceeds contributed to such Person as a capital contribution or as a result of the sale or issuance of Qualified Equity Interests of such Person (solely to the extent not increasing the Available Amount or constitutes a Cure Amount),

(xi)             cash actually received (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (c)(i) below and for any previous period and not added back,

(xii)            any Charges included in Consolidated Net Income attributable to non-controlling interests pursuant to the application of Accounting Standards Codification Topic 810-10-45,

(xiii)            realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of Holdings and its Restricted Subsidiaries,

(xiv)            net realized losses from Swap Contracts or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements,

(xv)            EBITDA of Premier Pools equal to the percent of equity owned in Premier Pools, pro forma as if acquired on January 1, 2021,

(xvi)           the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary,

(xvii)          non-cash minority interest reductions and with respect to any JV Entity, an amount equal to the proportion of those items described in clauses (ii) and (iii) above relating to such JV Entity’s corresponding to the Borrower’s and the Restricted Subsidiaries’ proportionate share of such JV Entity’s Consolidated Net Income (determined as if such JV Entity were a Restricted Subsidiary) to the extent the same was deducted (and not added back) in calculating Consolidated Net Income,

(xviii)         earnout and contingent consideration obligations (including those accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments,

(xix)            any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of the initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature,

(xx)             (y) the amount of Charges relating to payments made to option holders of the Borrower or any parent entity in connection with, or as a result of, any distribution being made to equityholders of such Person or its parent entities, which payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution, to the extent permitted under this Agreement,

(xxi)            Public Company Costs,

(xxii)           adjustments and add backs that are consistent with Article 11 of Regulation S-X,

(xxiii)          any costs or expenses associated with the Transactions, and

(xxiv)          adjustments and add backs of the type contained any quality of earnings report made available to the Administrative Agent and prepared by a nationally recognized accounting firm (or other accounting firm reasonably acceptable to the Administrative Agent) in connection with any Permitted Acquisition or permitted Investment, as updated from time to time; minus

(c)              an amount which, in the determination of Consolidated Net Income, has been included for:

(i)               (A) non-cash gains and (B) all extraordinary, unusual or non-recurring gains,

(ii)              any gains realized upon the Disposition of property outside of the ordinary course of business,

(iii)             net realized gains from Swap Contracts or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements, in each case, that were entered into for non-speculative purposes,

(iv)             the amount of gain on sale of Securitization Assets, Receivables Assets and related assets in connection with a Qualified Securitization Financing and/or Permitted Receivables Financing, and

(v)              any net pension or other post-employment benefit gains representing actuarial gains, and

(d)              excluding the effects of:

(i)               any unrealized losses or gains in respect of Swap Contracts, and

(ii)              any losses or gains in respect of purchase accounting adjustments for earnout obligations arising from acquisitions, all as determined in accordance with GAAP, where applicable.

Unless the context otherwise requires, each reference to “Consolidated EBITDA” in this Agreement shall deemed to refer to the Consolidated EBITDA of Holdings and its Restricted Subsidiaries. There shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by the Borrower or such Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition) and (B) without duplication of clause (b)(viii) of the definition of Consolidated EBITDA, an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by a Responsible Officer and delivered to the Lenders and the Administrative Agent. For purposes of determining Consolidated EBITDA for any period, there shall be excluded the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each a “Converted Unrestricted Subsidiary”), based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition). Notwithstanding the foregoing, but subject to any adjustment set forth above with respect to any transactions occurring after the Closing Date, Consolidated EBITDA shall be $19,322,006 for the fiscal quarter ended December 31, 2020, $33,520,993 for the fiscal quarter ended March 31, 2021, $42,847,207 for the fiscal quarter ended June 30, 2021, and $36,107,158 for the fiscal quarter ended September 30, 2021, in each case, as may be adjusted on a Pro Forma Basis.

“Consolidated First Lien Secured Debt” means, as to any Person at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a first-priority Lien on any assets or property of the Restricted Companies.

“Consolidated Net Income” means, as of any date for the applicable period ending on such date with respect to any Person and its Subsidiaries on a consolidated basis, net income, excluding, without duplication,

(i)          any net income (loss) of any Person if such Person is not a Restricted Subsidiary (other than with respect to Premier Pools) (including any net income (loss) from investments recorded in such Person under the equity method of accounting), except that Holdings’ equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that (as reasonably determined by a Responsible Officer of the Borrower) could have been distributed by such Person during such period to Holdings or a Restricted Subsidiary as a dividend or other distribution or return on investment (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (ii) below);

(ii)         solely for the purpose of determining the Available Amount, any net income (loss) of any Restricted Subsidiary (other than any Guarantor) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower or a Guarantor by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or other-wise released and (b) restrictions pursuant to the Loan Documents), except that the Borrower’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained above in this clause (ii));

(iii)        any net gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized upon the sale or other disposition of any asset (including pursuant to any sale/leaseback transaction) or disposed or discontinued operations of Holdings or any Restricted Subsidiaries which is sold or otherwise disposed outside the ordinary course of business (as determined in good faith by the Borrower);

(iv)        any extraordinary, exceptional, unusual or nonrecurring gain, loss, charge or expense (including relating to the Transactions), or any charges, expenses or reserves in respect of any restructuring, relocation, redundancy or severance expense, or relocation costs, one time compensation charges, integration and facilities’ opening costs and other business optimization expenses and operating improvements (including related to new product introductions), systems development and establishment costs, accruals or reserves (including restructuring and integration costs related to acquisitions after the Closing Date and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities, internal costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities), contract terminations and professional and consulting fees incurred with any of the foregoing;

(v)         the cumulative effect of a change in law, regulation or accounting principles, including any impact resulting from an election by the Borrower to apply IFRS at any time following the Closing Date;

(vi)        any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions or on the re-valuation of any benefit plan obligation and (ii) income (loss) attributable to deferred compensation plans or trusts;

(vii)       all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(viii)      any realized or unrealized gains or losses in respect of any obligations under any Swap Contracts or any ineffectiveness recognized in earnings related to hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of any obligations under any Swap Contracts;

(ix)         any fees and expenses (including any transaction or retention bonus or similar payment) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, asset disposition, issuance or repayment of Indebtedness, issuance of capital stock, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case, whether or not successful (including the effects of expensing all transaction related expenses in accordance with Financial Accounting Standards Codification No. 805 and gains or losses associated with Financial Accounting Standards Codification No. 460);

(x)          any unrealized foreign currency translation increases or decreases or transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person, including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Swap Contracts for currency exchange risk) or other obligations of Holdings or any Restricted Subsidiary owing to Holdings or any Restricted Subsidiary and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(xi)         any unrealized or realized gain or loss due solely to fluctuations in currency values and the related tax effects, determined in accordance with GAAP;

(xii)        any recapitalization accounting or acquisition method accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to Holdings and the Restricted Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(xiii)       any impairment charge, write-down or write-off, including impairment charges, write-downs or write-offs relating to goodwill, intangible assets, long-lived assets, investments in debt and equity securities (including any losses with respect to the foregoing in bankruptcy, insolvency or similar proceedings) and the amortization of intangibles arising pursuant to GAAP or as a result of a change in law or regulation;

(xiv)      any effect of income (loss) from the early extinguishment or cancellation of Indebtedness or any obligations under any Swap Contracts or other derivative instruments;

(xv)       accruals and reserves that are established or adjusted (including any adjustment of estimated payouts on existing earn-outs) that are so required to be established as a result of the Transactions in accordance with GAAP, or changes as a result of adoption or modification of accounting policies;

(xvi)      any net unrealized gains and losses resulting from Secured Hedging Obligations or any other Swap Contract or embedded derivatives that require similar accounting treatment and the application of Topic 815 and related pronouncements or mark to market movement of other financial instruments pursuant to Accounting Standards Codification 825 and related pronouncements;

(xvii)     any costs or expenses associated with the Transactions;

(xviii)    any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures and any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowances related to such item;

(xix)       effects of adjustments to accruals and reserves during a period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates); and (xx) any net gain (or loss) from disposed, abandoned or discontinued operations and any net gain (or loss) on disposal of disposed, discontinued or abandoned operations.

In addition, to the extent not already excluded (or included, as applicable) from the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall be increased by (i) any expenses and charges that are reimbursed by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed and only to the extent that such amount is (A) not denied by the applicable payor in writing within one hundred-eighty (180) days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), and (ii) to the extent covered by insurance (including business interruption insurance) and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within one hundred-eighty (180) days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption and/or, with respect to business interruption insurance, an amount representing the earnings for the applicable period that such proceeds are intended to replace; provided that solely for purposes of calculating Excess Cash Flow, the income or loss of any Person accrued prior to the date on which such Person becomes a Restricted Subsidiary of such Person or is merged into or consolidated with such Person or any Restricted Subsidiary of such Person or the date that such other Person’s assets are acquired by such Person or any Restricted Subsidiary of such Person, in each case, shall be excluded in calculating Consolidated Net Income.

“Consolidated Senior Secured Debt” means, as to any Person at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a Lien on any assets or property of the Restricted Companies.

“Consolidated Total Assets” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the applicable Person at such date.

“Consolidated Total Debt” means, as to any Person at any date of determination, the aggregate principal amount of all third party Indebtedness for borrowed money, Indebtedness evidenced by bonds, debentures and similar instruments, unreimbursed drawings under letters of credit (to the extent not reimbursed within two (2) Business Days of a claim thereunder) and Disqualified Equity Interests; provided that “Consolidated Total Debt” shall be calculated (i) net of the Unrestricted Cash Amount, (ii) excluding any obligation, liability or indebtedness of such Person if, upon or prior to the maturity thereof, such Person has irrevocably deposited with the proper Person in trust or Escrow the necessary funds (or evidences of indebtedness) for the payment, redemption or satisfaction of such obligation, liability or indebtedness, and thereafter such funds and evidences of such obligation, liability or indebtedness or other security so deposited are not included in the calculation of Unrestricted Cash Amount and (iii) based on the initial stated principal amount of any Indebtedness that is issued at a discount to its initial stated principal amount without giving effect to any such discounts; provided that Consolidated Total Debt shall not include (x) Letters of Credit (or other letters of credit, bankers’ acceptances and bank guarantees), except to the extent of Unreimbursed Amounts (or unreimbursed amounts) thereunder, (y) obligations under Swap Contracts entered into and (z) Indebtedness in respect of any Qualified Securitization Financing and/or Permitted Receivables Financing.

“Contract Consideration” has the meaning specified in the definition of “Excess Cash Flow”.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control”, “Controlled” and “Controlling” have the meanings specified in the definition of “Affiliate.”

“Converted Restricted Subsidiary” has the meaning specified in the definition of “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” has the meaning specified in the definition of “Consolidated EBITDA.”

“Covered Entity” has the meaning specified in Section 11.27(b).

“Covered Party” has the meaning specified in Section 11.27(a).

“Credit Agreement Refinancing Indebtedness” means (i) Permitted First Priority Refinancing Debt, (ii) Permitted Junior Priority Refinancing Debt, (iii) Permitted Unsecured Refinancing Debt or (iv) Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or in part, any Class of existing Term Loans, or any then-existing Refinancing Indebtedness (solely for purposes of this definition, “Refinanced Debt”); provided that (a) such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued interest, fees and premiums (if any) thereon and reasonable fees and expenses associated with the refinancing, (b) such Refinanced Debt shall be repaid, defeased or satisfied and discharged on a dollar-for-dollar basis, and all accrued, interest, fees and premiums (if any) in connection therewith shall be paid, substantially concurrently with the incurrence of such Refinancing Indebtedness in accordance with the provisions of Section 2.04(a), (c) such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Debt (determined without giving effect to prepayments that reduce amortization) and the maturity date of such Indebtedness shall be no earlier than, (x) in the case of any such Refinancing Indebtedness that is secured by the Collateral on a pari passu basis with the Initial Term Loans in right of payment and with respect to security, the latest maturity date applicable to the Refinanced Debt and (y) in the case of any such Refinancing Indebtedness that is secured by a Lien that is junior to the Initial Term Loans in right of payment or with respect to security or is unsecured, the date that is ninety-one (91) days following the latest maturity date applicable to the Refinanced Debt, (d) such Indebtedness is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary asset sale or change-of-control provisions that provide for the prior repayment in full of the Loans and all other Obligations), in each case, prior to (x) in the case of any such Refinancing Indebtedness that is secured by the Collateral on a pari passu basis with the Initial Term Loans in right of payment and with respect to security, the Latest Term Maturity Date at the time such Indebtedness is incurred and (y) in the case of any such Refinancing Indebtedness that is secured by a Lien that is junior to the Initial Term Loans in right of payment or with respect to security or is unsecured, the date that is ninety-one (91) days following the Latest Term Maturity Date at the time such Indebtedness is incurred, (e) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors (or that will become Guarantors in connection therewith), (f) if secured, such Indebtedness is not secured by any assets that are not Collateral (or assets that will become Collateral in connection therewith) and (g) the terms and conditions of any such modified, refinanced, refunded, renewed or extended Indebtedness shall be consistent with the requirements for Refinancing Indebtedness required by Section 2.16.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Cure Amount” has the meaning specified in Section 8.04.

“Cure Right” has the meaning specified in Section 8.04.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) (i) SOFR for the day (such day “i”) that is five (5) U.S. Government Securities Business Days prior to (A) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (B) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website plus (ii) the Applicable SOFR Adjustment and (b) the Floor. If by 5:00 pm on the second (2nd) U.S. Government Securities Business Day immediately following any day “i”, the SOFR in respect of such day “i” has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then the SOFR for such day “i” will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Daily Simple SOFR Loan” means a Loan that bears interest at a rate based on Daily Simple SOFR.

“Debt Issuance” means the issuance by any Person and its Subsidiaries of any Indebtedness for borrowed money.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning specified in Section 2.04(b)(viii).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means, an interest rate equal to (i) in the case of overdue principal or interest on any Loan, 2.00% plus the interest rate otherwise applicable to such Loan, or (ii) in the case of any other overdue amounts, 2.00% plus the rate applicable to Base Rate Loans under the Facility in the case of overdue interest or fee relating to such Facility or otherwise under Revolving Credit Loans, in each case, to the fullest extent permitted by law.

“Defaulting Lender” means any Lender that (a) has failed, within one (1) Business Day of the date required to be funded or paid, to (i) fund all or any portion of its Loans, (ii) fund any portion of its participations in L/C Obligations or (iii) pay over to the Administrative Agent, any L/C Issuer or any other Lender any other amount required to be paid by it hereunder, unless in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Administrative Agent, any L/C Issuer or any other Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, any L/C Issuer or any other Lender or the Borrower to provide a certification in writing to the Administrative Agent and the Borrower from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding L/C Obligations under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent and the Borrower’s receipt of such written certification in form and substance satisfactory to the Borrower and the Administrative Agent or (d) has become (or any direct or indirect parent company thereof has become) either the subject of a (i) Bankruptcy Event or (ii) a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.14(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, each L/C Issuer and each Lender promptly following such determination.

“Discount Range” has the meaning specified in Section 2.04(d)(ii).

“Discounted Prepayment Option Notice” has the meaning specified in Section 2.04(d)(ii).

“Discounted Voluntary Prepayment” has the meaning specified in Section 2.04(d)(i).

“Discounted Voluntary Prepayment Notice” has the meaning specified in Section 2.04(d)(v).

“Disposed EBITDA” means, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or such Converted Unrestricted Subsidiary, all as determined on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any sale of Equity Interests but excluding any issuance by such Person of its own Equity Interests), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a customarily defined change of control or asset sale and only so long as any rights of the holders thereof after such change of control or asset sale shall be subject to the Termination Date), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Latest Maturity Date; provided, however, that, in each case, only the portion of Equity Interests which so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Equity Interests.

“Disqualified Institution” means (i) Competitors that have been specified in writing to the Administrative Agent from time to time and (ii) any Affiliates of Persons described in clause (i) (other than Affiliates that are Bona Fide Lending Affiliates) that are (A) specified in writing to the Administrative Agent from time to time or (B) readily identifiable as Affiliates by virtue of the similarity of their names; it being understood that any subsequent designation of a Disqualified Institution shall not apply retroactively to disqualify any Person that has previously acquired an assignment or participation interest in or for which the “trade date” with respect to an assignment or participation interest has occurred in respect of the Facilities.

“Dodd Frank Act” has the meaning specified in the definition of the term “Change in Law”.

“Dollars” and “$” means lawful money of the United States.

“Dollar Equivalent” means, at any time, (i) with respect to any amount denominated in Dollars, such amount and (ii) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as reasonably determined by the Administrative Agent, in consultation with the Borrower, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other relevant date of determination) for the purchase of Dollars with such other currency.

“EEA Financial Institution” means (i) any credit institution established or investment firm in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (ii) any entity established in an EEA Member Country which is a parent of an institution described in clause (i) of this definition, or (iii) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (i) or (ii) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) if the assignment does not include assignment of a Revolving Credit Commitment, (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund and (iv) any other Person approved by (A) the Administrative Agent and (B) unless a Specified Event of Default is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed) and (b) if the assignment includes assignment of a Revolving Credit Commitment, (i) any Revolving Credit Lender, or (ii) any other Person approved by (A) the Administrative Agent, (B) the L/C Issuers and (C) unless a Specified Event of Default is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that, in each case, notwithstanding the foregoing, in no event shall “Eligible Assignee” include (x) any Disqualified Institution, (y) any Defaulting Lender or any Affiliate thereof or (z) any natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of one or more natural persons).

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all applicable Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses or enforceable governmental restrictions relating to pollution, the protection of the environment, human health and safety (as related to exposure to Hazardous Materials) or the release of any Hazardous Materials into the environment.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Restricted Company resulting from or based upon (a) any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing, but excluding debt securities convertible or exchangeable into such equity.

“Equity Issuance” means any issuance for cash by any Person and its Subsidiaries to any other Person of (a) its Equity Interests, (b) any of its Equity Interests pursuant to the exercise of options or warrants, (c) any of its Equity Interests pursuant to the conversion of any debt securities to equity or (d) any options or warrants relating to its Equity Interests. A Disposition shall not be deemed to be an Equity Issuance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Holdings within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 302 of ERISA and Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower, Holdings or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower, Holdings or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in “reorganization” (within the meaning of Section 4241 of ERISA) or is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 304 of ERISA); (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums not yet due or premiums due but not yet delinquent under Section 4007 of ERISA, upon the Borrower, Holdings or any ERISA Affiliate or (g) the occurrence of any Foreign Plan Event.

“Escrow” means an escrow, trust, collateral or similar account or arrangement with a third party that is not Holdings or its Restricted Subsidiaries.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate, two (2) TARGET Days prior to the commencement of such Interest Period.

“EURIBOR Rate Loan” means a Loan that bears interest based on the EURIBOR Rate.

“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as published at approximately 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.  If the EURIBOR Screen Rate shall be less than the Floor, the EURIBOR Screen Rate shall be deemed to be the Floor for purposes of this Agreement.

“Euros” means the single currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Asset Sale Threshold” means $10,000,000.

“Excess Cash Flow” means for any fiscal year of Holdings, the excess, if any, of:

(a)         the sum, without duplication, of

(i)          Consolidated Net Income for such fiscal year,

(ii)         the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income but excluding any non-cash charge to the extent that it represents an accrual or reserve for potential cash charge in any future fiscal year or amortization of a prepaid cash gain that was paid in a prior fiscal year, in each case, for such fiscal year,

(iii)        decreases in Working Capital for such fiscal year, and

(iv)        the aggregate net amount of non-cash loss on the disposition of property by the Borrower and its Restricted Subsidiaries during such fiscal year other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income; minus

(b)         the sum, without duplication, of

(i)          the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash Charges to the extent excluded from Consolidated Net Income pursuant to clauses (i) through (xx) of the definition thereof and not otherwise subtracted therefrom,

(ii)         Capital Expenditures, Permitted Acquisitions (including any earnout, installment and deferred purchase price payments or other payment in respect thereof) and other Investments (other than Investments pursuant to Section 7.02(a), (c), (e) (with respect to Restricted Payments permitted under Section 7.06), (k), (q), (v) and (bb)), in each case, to the extent made in cash and not financed with (x) the proceeds of long-term Indebtedness (other than any revolving Indebtedness (including under any Revolving Credit Commitment)) or (y) the proceeds of asset Dispositions and Casualty Events referred to in clause (b)(vi) below for such fiscal year or any prior fiscal year,

(iii)        without duplication of amounts deducted in calculating the prepayment under Section 2.04(b)(iii), the aggregate amount of all principal payments and purchases of Indebtedness of the Borrower and its Restricted Subsidiaries made during such fiscal year (including (A) scheduled principal payments with respect to Indebtedness pursuant to Section 2.06(a) (or any equivalent provision in any Refinancing Amendment with respect to the Term Loans), (B) the principal component of payments in respect of Capitalized Leases, (C) the amount of any mandatory prepayment of Term Loans pursuant to Section 2.04(b)(i) of this Agreement, but excluding (1) all other prepayments of the Term Loans, (2) all repayments of any revolving credit facility arrangements (except to the extent there is an equivalent permanent reduction in commitments thereunder that is not being made in connection with a refinancing or replacement thereof and other than in respect of the Revolving Credit Loans and the Revolving Credit Commitments, which shall be permitted to be deducted in calculating the prepayment under Section 2.04(b)(iii) as and to the extent provided therein)), and (3) in each case, any such payments and purchases to the extent financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness),

(iv)        increases in Working Capital for such fiscal year,

(v)         the aggregate net amount of non-cash gain on the disposition of property by the Borrower and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income,

(vi)        proceeds of all Dispositions of assets pursuant to Sections 7.05(k), 7.05(p), 7.05(r), 7.05(t) and 7.05(u), and proceeds of all Casualty Events, in each case, received in such fiscal year and to the extent included in arriving at such Consolidated Net Income,

(vii)       proceeds received by the Restricted Companies from insurance claims (including, without limitation, with respect to casualty events, business interruption or product recalls) which reimburse prior business expenses, to the extent included in arriving at such Consolidated Net Income,

(viii)      cash payments made in satisfaction of non-current liabilities (other than (A) payments in respect of Indebtedness under this Agreement or (B) regularly scheduled principal payments of any other Indebtedness),

(ix)         cash fees and expenses incurred in connection with any Investment permitted under Section 7.02, Equity Issuance or Debt Issuance (whether or not consummated) to the extent they exceed the amount of cash fees and expenses or cash fees and expenses deducted or included, as applicable, in determining Consolidated Net Income for such fiscal year,

(x)          cash indemnity payments received pursuant to indemnification provisions in any agreement in connection with any Permitted Acquisition or any other Investment permitted hereunder to the extent they exceed the amount of cash indemnity payments or cash indemnity payments deducted or included, as applicable, in determining Consolidated Net Income for such fiscal year,

(xi)         costs incurred related to implementations that are deferred in accordance with GAAP,

(xii)        any required up-front Cash payments in respect of Swap Contracts to the extent not financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness) and not deducted in arriving at such Consolidated Net Income,

(xiii)       the amount of Restricted Payments paid in cash during such fiscal year pursuant to Section 7.06 (other than Sections 7.06(b), (c), (g), (i) and (l)) except to the extent that such Restricted Payments were financed with the proceeds of an incurrence or issuance of long-term Indebtedness of the Borrower or its Restricted Subsidiaries (other than revolving Indebtedness);

(xiv)      the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such fiscal year that are required to be made in connection with any prepayment of Indebtedness except to the extent that such amounts were financed with the proceeds of a Cure Amount or an incurrence or issuance of long-term Indebtedness of the Borrower or its Restricted Subsidiaries (other than revolving Indebtedness);

(xv)        the aggregate amount of expenditures actually made by the Borrower and its Restricted Subsidiaries in cash during such fiscal year (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such fiscal year and were not financed with the proceeds of a Cure Amount or an incurrence or issuance of long-term Indebtedness of the Borrower or its Restricted Subsidiaries (other than revolving Indebtedness);

(xvi)       the amount of cash taxes and Tax distributions (including penalties and interest) paid or Tax reserves set aside or payable (without duplication) in such fiscal year to the extent they exceed the amount of Tax expense or Tax income deducted or included, as applicable, in determining Consolidated Net Income for such fiscal year;

(xvii)     without duplication of amounts deducted from Excess Cash Flow in respect of a prior period, at the option of Holdings, the aggregate consideration (including earn-outs) required to be paid in cash by the Borrower or the Restricted Subsidiaries pursuant to binding contracts, irrevocable notices, commitments, letters of intent or purchase orders (the “Contract Consideration”) entered into or delivered, as applicable, prior to or during such fiscal year relating to Capital Expenditures, any Investments pursuant to Section 7.02 (other than Investments pursuant to 7.02(a), (c), (e) (with respect to Restricted Payments permitted under Section 7.06), (k), (q), (v) and (bb)) and Restricted Payments pursuant to Section 7.06 (other than Section 7.06(b), (c), (g), (i) and (l)), in each case to be consummated or made during the period of four consecutive fiscal quarters of Holdings following the end of such fiscal year (except in each case to the extent financed with a Cure Amount or the proceeds of an incurrence or issuance of long-term Indebtedness (other than revolving Indebtedness)); provided that to the extent the aggregate amount actually utilized in cash to finance such Capital Expenditures, Investments or Restricted Payments during such subsequent period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such subsequent period of four consecutive fiscal quarters; and (xviii) the amount of cash interest paid or reserves set aside or payable (without duplication) in such fiscal year to the extent they exceed the amount of interest expense or interest income deducted or included, as applicable, in determining Consolidated Net Income for such fiscal year.

“Excess Cash Flow Percentage” means, as of any date of determination, 50%.

“Excess Cash Flow Period” means each fiscal year of Holdings (commencing with the fiscal year ending December 31, 2023).

“Excess Cash Flow Threshold” means $5,000,000.

“Excluded Assets” means with respect to any Loan Party, (i) any (x) fee-owned real property other than Material Real Property and (y) all leasehold interests in real property (it being understood and agreed that no action shall be required with respect to creation or perfection of security interests with respect to such leases, including to obtain landlord waivers, estoppels or collateral access letters); (ii) commercial tort claims in which the amount claimed is less than $10,000,000 individually and letter of credit rights with a value of less than $10,000,000 (to the extent not constituting a supporting obligation), in each case, except to the extent perfection can be achieved by filing a UCC-1 financing statement, (iii) motor vehicles and other assets subject to certificates of title, except to the extent perfection can be achieved by filing a UCC- 1 financing statement; (iv) pledges and security interests prohibited by applicable Law, rule or regulation or agreement with any Governmental Authority (including, without limitation, any requirement to obtain the consent or approval of any Governmental Authority or third person other than any Loan Party or any of their respective Subsidiaries) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other similar applicable law; (v) subject to Section 10.08, Equity Interests issued by, or assets of, any Person other than Wholly-Owned Subsidiaries; (vi) any lease, license or other agreement or any property subject to a permitted purchase money security interest, Capitalized Lease or similar arrangement permitted hereunder to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement, purchase money arrangement or Capitalized Lease or create a right of termination in favor of any other party thereto (other than Holdings or any of its Subsidiaries) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other similar applicable Law, other than proceeds and receivables thereof; (vii) any governmental licenses (but not the proceeds thereof) or state or local franchises, charters and authorizations and any other property or asset the grant or perfection of a security interest in which would require consent of any Governmental Authority, except to the extent such consent has been obtained, to the extent security interests in such licenses, franchises, charters or authorizations, properties or assets are prohibited or restricted thereby including any legally effective prohibition on restriction after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other similar applicable law other than proceeds thereof; (viii) “intent-to- use” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Alleged Use” with respect thereto and to the extent, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal Law; (ix) Equity Interests issued by, or assets of, Unrestricted Subsidiaries, Immaterial Subsidiaries, captive insurance subsidiaries, not-for-profit subsidiaries, broker-dealer subsidiaries or special purpose entities, (x) Margin Stock, (xi) assets the grant or perfection of a security interest in which would result in material adverse Tax consequences to the Borrower or Holdings (or such other direct or indirect parent entity of Holdings) or any of their respective subsidiaries as reasonably determined by the Borrower in consultation with the Administrative Agent, (xii) voting Equity Interests of any CFC or FSHCO in excess of 65% of the issued and outstanding voting stock, (xiii) any segregated funds held in escrow for the benefit of an unaffiliated third party (including such funds in Escrow) and (xiv) other assets as to which the Administrative Agent and the Borrower shall reasonably and mutually determine that the costs, burden, difficulty or consequence of obtaining or perfecting a security interest therein outweigh the benefit to the Lenders of the security afforded thereby.

“Excluded Subsidiary” means (a) any Subsidiary that is prohibited or restricted by (i) applicable Law, rule or regulation or (ii) any contractual obligation that, in the case of this clause (ii), is existing on the Closing Date or at the time of acquisition thereof after the Closing Date (to the extent not entered into in contemplation of such acquisition) for so long as such restriction is continuing, in each case, from guaranteeing the Facilities or which would require consent, approval, license or authorization from any Governmental Authority to provide a Guarantee unless such consent approval, license or authorization has been received, (b) any Subsidiary for which the provision of a Guarantee would result in material adverse Tax consequences to the Borrower or Holdings (or such other direct or indirect parent entity of Holdings) or any of their respective Subsidiaries (as reasonably determined by the Borrower in consultation with the Administrative Agent), (c) subject to Section 10.08, any non-Wholly-Owned Subsidiary of Holdings or any JV Entity, (d) any Unrestricted Subsidiary, (e) any Immaterial Subsidiary, (f) any direct or indirect U.S. Subsidiary of a Non-U.S. Subsidiary of the Borrower that is a CFC, (g) any CFC or any FSHCO, (h) not-for-profit Subsidiaries, captive insurance Subsidiaries and special purpose entities, if any, used for permitted securitization facilities or other facilities requiring non-consolidation, (i) solely in the case of any Secured Hedging Obligation that constitutes a “swap” within the meaning of section 1(a)(47) of the Commodity Exchange Act, any subsidiary of Holdings that is not an “Eligible Contract Participant” as defined under the Commodity Exchange Act, (j) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition or similar investment financed with Indebtedness permitted to be assumed pursuant to Section 7.03 (and not incurred in contemplation of such acquisition) and any Restricted Subsidiary thereof that guarantees such Indebtedness, in each case, to the extent, and so long as, such Indebtedness prohibits any such Restricted Subsidiary from becoming a Guarantor, (k) any Subsidiary that is or is required to be registered as an “investment company” under the Investment Company Act of 1940 and (l) any other Subsidiary in circumstances where the Borrower and the Administrative Agent reasonably agree that the cost or burden of providing a Guaranty outweighs the benefit afforded thereby.

“Excluded Swap Obligation” means with respect to any Guarantor (a) any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Party and swap counterparty applicable to such Swap Obligations. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.09) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” has the meaning specified in the recitals hereto.

“Existing Letters of Credit” means (a) Letters of Credit may be issued on the Closing Date to backstop or replace letters of credit outstanding on the Closing Date or (b) all letters of credit issued for the account of the Borrower and/or, if consented to by the applicable L/C Issuer, any Restricted Subsidiary, and outstanding on the Closing Date and issued by an entity that is an L/C Issuer under this Agreement, which, by its execution of this Agreement, has agreed to act as an L/C Issuer hereunder and is listed on Schedule 2.03A.

“Extended Revolving Credit Commitment” has the meaning specified in Section 2.15(a)(i).

“Extended Revolving Credit Loans” has the meaning specified in Section 2.15(a)(i).

“Extended Term Loans” has the meaning specified in Section 2.15(a)(ii).

“Extension” has the meaning specified in Section 2.15(a).

“Extension Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent (to the extent required by Section 2.15), (c) each Lender that agrees to an Extension and (d) to the extent relating to the Revolving Credit Commitments and the L/C Issuers, in accordance with Section 2.15, and delivered to the Administrative Agent.

“Extension Offer” has the meaning specified in Section 2.15(a).

“Facility” means each Term Facility or each Revolving Credit Facility, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code or any of the foregoing.

“FCPA” has the meaning specified in Section 5.08(b).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as set forth on the Federal Reserve Bank of New York’s Website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the applicable rate described above shall be less than the Floor, it shall be deemed to be the Floor for purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fee Letter” means that certain Agency Fee Letter, dated as of February 7, 2022, by and between the Borrower and Barclays Bank PLC.

“Financial Covenant” means the covenant set forth in Section 7.11.

“First Lien Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated First Lien Secured Debt on such date to (b) Consolidated EBITDA as of the last day of the most recently ended Test Period, in each case, of Holdings and its Restricted Subsidiaries on a consolidated basis.

“Fixed Amounts” has the meaning specified in Section 1.08(b).

“Fixed Incremental Amount” means (i) the greater of $100,000,000 and 75.0% of Consolidated EBITDA for the most recently ended Test Period minus (ii) the aggregate principal amount of all Incremental Facilities and/or Incremental Equivalent Debt incurred or issued in reliance on amounts under this definition and the aggregate amount of Ratio Debt incurred or issued under clause (a)(i) of the definition thereof.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004, and any regulations promulgated thereunder, as now or hereafter in effect or any successor statute or regulations thereto.

“Floor” means (i) with respect to the Revolving Credit Facility, a rate of interest equal to 0.00% and (ii) with respect to the Term Facility, a rate of interest equal to 0.50%.

“Foreign Asset Sale” has the meaning specified in Section 2.04(b)(vii).

“Foreign Recipient” means a Recipient that is not a U.S. Person.

“Foreign Plan” means any material written employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Loan Party or any of their respective Restricted Subsidiaries with respect to employees employed outside the United States.

“Foreign Plan Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure in any material respect to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) the incurrence of liability by any Loan Party or any their respective Subsidiaries under applicable law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any material transaction that is prohibited under any applicable law and that would reasonably be expected to result in the incurrence of any material liability by any Loan Party or any of their respective Subsidiaries, or the imposition on any Loan Party or any of their respective Subsidiaries of any material fine, excise tax or penalty resulting from any noncompliance with any applicable law.

“Foreign Recovery Event” has the meaning specified in Section 2.04(b)(vii).

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit Lenders or Cash Collateralized in accordance with the terms hereof.

“Fronting Fee” has the meaning specified in Section 2.03(j).

“FSHCO” means any direct or indirect U.S. Subsidiary of the Borrower that has no material assets other than the equity (including instruments treated as equity for U.S. federal income tax purposes) and/or debt of one or more Non-U.S. Subsidiaries that are CFCs and/or FSHCOs of the Borrower.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, Taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee or any successor or similar authority to any of the foregoing).

“Granting Lender” has the meaning specified in Section 11.07(i)(i).

“Growth Amount” has the meaning specified in clause (a)(ii) of the definition of “Available Amount.”

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets or other transactions permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” means (a) in respect of the Guarantee by the Borrower set forth in Article 10 of this Agreement, (i) all Secured Hedging Obligations of each other Loan Party and (ii) all Cash Management Obligations of each other Loan Party and (b) in respect of the Guarantee by Holdings and any other Loan Party (other than the Borrower) set forth in Article 10 of this Agreement or in any other guaranty or guaranty supplement delivered pursuant to Section 6.12, (i) all Loan Obligations of each other Loan Party, (ii) all Secured Hedging Obligations of each other Loan Party and (iii) all Cash Management Obligations of each other Loan Party, in each case of the obligations described in clauses (i), (ii) and (iii) above, now or hereafter existing (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, fees, indemnities, contract causes of action, costs, expenses or otherwise. Notwithstanding the foregoing, the Guaranteed Obligations of any Guarantor shall not include any Excluded Swap Obligations of such Guarantor.

“Guarantors” means, collectively, (i) Holdings, (ii) each Subsidiary Guarantor (with each Subsidiary Guarantor as of the Closing Date listed on Schedule 1.01 A) and (iii) solely with respect to (x) all Secured Hedging Obligations of each other Loan Party and (y) all Cash Management Obligations of each other Loan Party, the Borrower.

“Guaranty” means, collectively, the Guarantee by the Guarantors set forth in Article 10 of this Agreement together with any other guaranty or guaranty supplement delivered pursuant to Section 6.12 (which Guarantee provided by the Borrower shall refer solely to its Guarantee with respect to its Guaranteed Obligations under Article 10)

“Guaranty Supplement” has the meaning specified in Section 10.09.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law as hazardous, toxic, pollutants or contaminants or words of similar meaning or effect.

“Hedge Agreement” means any Swap Contract permitted under Article 6 or 7 that is entered into by and between Holdings or any of the Restricted Subsidiaries and any Hedge Bank.

“Hedge Bank” means any Person that is, at the time that it enters into a Hedge Agreement, the Administrative Agent, an Arranger, a Lender, L/C Issuer or an Affiliate of the Administrative Agent, an Arranger, a Lender, L/C Issuer or any other Person designated in writing to the Administrative Agent from time to time; provided that such Person, if not already bound by the provisions thereof, acknowledges and agrees to be bound by the provisions of Article 9, Section 11.06, Section 11.09, Section 11.16, Section 11.17 and Section 11.21 and other provisions applicable to Lenders generally.

“Holdings” has the meaning specified in the introductory paragraph to this Agreement.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Immaterial Subsidiary” means any Restricted Subsidiary of Holdings set forth on Schedule 1.01A and designated as an “Immaterial Subsidiary” and other Restricted Subsidiaries of Holdings that the Borrower designates in writing to the Administrative Agent as an “Immaterial Subsidiary”; provided that, as of the last day for the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.01(a) or (b), as applicable, (x) the Consolidated Total Assets attributable to all “Immaterial Subsidiaries” shall not be in excess of 5.0% of Consolidated Total Assets of Holdings and its Restricted Subsidiaries as of such date and (b) the total revenues attributable to all “Immaterial Subsidiaries” shall not be in excess of 5.0% of total revenues of Holdings and its Restricted Subsidiaries, on a consolidated basis, as of such date.

“Incremental Cap” means

(a)            the Fixed Incremental Amount, plus

(b)            (i) (A) the amount of any optional prepayment of any Loan in accordance with Section 2.04(a) and/or the amount of any permanent reduction of any Revolving Credit Commitment, (B) the amount paid in cash in respect of any reduction in the outstanding amount of any Term Loan resulting from any assignment of such Term Loan to (and/or purchase of such Term Loan by) Holdings and/or any of its Restricted Subsidiaries (including in connection with debt buybacks made by the Borrower in an amount equal to the discounted amount actually paid in respect thereof pursuant to Section 2.04(d), Section 10.07 and/or otherwise, and/or the application of yank-a-bank provisions that result in a reduction of such Loans) and (C) the amount of any optional prepayment of any Indebtedness (together with a permanent reduction of the applicable commitment in the case of revolving Indebtedness) that is secured by the Collateral on a pari passu basis with the Initial Term Loans, so long as, in the case of any such optional prepayment, the relevant prepayment or assignment and/or purchase was not funded with the proceeds of any long-term Indebtedness (other than revolving Indebtedness), in each case, to the extent any Incremental Facilities or Incremental Equivalent Debt have not been incurred in reliance of such amounts and (ii) in the case of any Incremental Facilities that effectively extend the maturity date of the Initial Term Loans, any Incremental Term Loans, or Incremental Equivalent Debt in the form of term loans (in each case secured by the Collateral on a pari passu basis with the Initial Term Loans), as applicable, an amount equal to the portion of the relevant term loans being so repaid or be replaced with such Incremental Facilities, plus

(c)            an unlimited amount so long as, in the case of this clause (c), after giving effect to the relevant Incremental Facility or Incremental Equivalent Debt, (i) if such Incremental Facility or Incremental Equivalent Debt is secured by a Lien on the Collateral that is pari passu with the Liens securing the Obligations that are secured on a first lien basis, the First Lien Net Leverage Ratio does not exceed 2.50:1.00, (ii) if such Incremental Facility or Incremental Equivalent Debt is secured by a Lien on the Collateral that is junior to the Liens securing the Secured Obligations that are secured on a first lien basis, the Senior Secured Net Leverage Ratio does not exceed 4.75:1.00 or (iii) if such Incremental Facility or Incremental Equivalent Debt is unsecured, the Total Net Leverage Ratio does not exceed 5.00:1.00, in each case described in this clause (c), calculated on a Pro Forma Basis, including the application of the proceeds thereof (without “netting” the cash proceeds of the applicable Incremental Facility or Incremental Equivalent Debt), and in the case of any Incremental Revolving Credit Commitments, assuming a full drawing of such Incremental Revolving Credit Commitments, provided that:

(x)            Incremental Facilities and Incremental Equivalent Debt may be incurred under one or more of clauses (a) through (c) of this definition as selected by the Borrower in its sole discretion,

(y)            if Incremental Facilities or Incremental Equivalent Debt are intended to be incurred under clause (c) of this definition and any other clause of this definition in a single transaction or series of substantially concurrent related transactions, (A) incurrence of the portion of such Incremental Facilities or Incremental Equivalent Debt to be incurred under clause (c) of this definition shall first be calculated without giving effect to any Incremental Facilities or Incremental Equivalent Debt to be incurred under all other clauses of this definition, but giving full pro forma effect to the use of proceeds of all such Incremental Facilities or Incremental Equivalent Debt and related transactions, and (B) thereafter, incurrence of the portion of such Incremental Facilities or Incremental Equivalent Debt to be incurred under such other applicable clauses of this definition shall be calculated, and

(z)            any portion of Incremental Facilities or Incremental Equivalent Debt incurred under clause (a) of this definition may be reclassified, as the Borrower elects from time to time, as incurred under clause (c) of this definition if such portion of Incremental Facilities or Incremental Equivalent Debt could at such time be incurred under clause (c) of this definition on a Pro Forma Basis; provided, that upon delivery of any financial statements pursuant to Section 6.01(a) or Section 6.01(b) following the initial incurrence of such Incremental Facilities or Incremental Equivalent Debt under clause (a) of this definition, if such Incremental Facilities or Incremental Equivalent Debt could, based on any such financial statements, have been incurred under clause (c) of this definition, then such Incremental Facilities or Incremental Equivalent Debt shall automatically be reclassified as incurred under the applicable provision of clause (c) above. Once such Incremental Facilities or Incremental Equivalent Debt is reclassified in accordance with the preceding sentence, it shall not further be reclassified as incurred under the original basket pursuant to which such item was originally incurred.

“Incremental Effective Date” has the meaning specified in Section 2.13(e).

“Incremental Equivalent Debt” means Indebtedness incurred by any Loan Party (other than Holdings) in the form of senior secured or unsecured notes or loans or junior secured or unsecured notes or loans and/or commitments in respect of any of the foregoing issued, incurred or implemented in lieu of loans under an Incremental Facility; provided, that:

(a)            the aggregate outstanding amount thereof shall not exceed the Incremental Cap (as in effect at the time of determination, including giving effect to any reclassification on or prior to such date of determination),

(b)            no Event of Default exists immediately prior to or after giving effect to such Incremental Equivalent Debt; provided that if the proceeds of such Incremental Equivalent Debt are intended to be applied to finance a Limited Condition Transaction, (i) at the option of the Borrower, the date of determination for compliance with this clause (b) shall be an LCT Test Date and (ii) no Specified Event of Default shall exist on such date,

(c)            the Weighted Average Life to Maturity applicable to such notes or loans (other than customary bridge loans; provided, that any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace such bridge loans shall be subject to the requirements of this clause (c)) is no shorter than the Weighted Average Life to Maturity of the then-existing Initial Term Loans (determined without giving effect to prepayments that reduce amortization),

(d)            the final maturity date with respect to such notes or loans (other than customary bridge loans; provided, that any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace such bridge loans shall be subject to the requirements of this clause (d)) is no earlier than (x) in the case of any Incremental Equivalent Debt that is secured by the Collateral on a pari passu basis with the Initial Term Loans, the Latest Term Maturity Date and (y) in the case of any such Incremental Equivalent Debt that is secured by a Lien on the Collateral that is junior to the Initial Term Loans or that are unsecured, the date that is ninety-one (91) days following the Latest Maturity Date,

(e)            subject to clauses (c) and (d), may otherwise have an amortization schedule as determined by the Borrower and the lenders providing such Incremental Equivalent Debt,

(f)            in the case of any Incremental Equivalent Debt in the form of term loans secured by the Collateral on a pari passu basis with the Initial Term Loans, the MFN Provisions shall apply,

(g)            if such Incremental Equivalent Debt is secured, such Incremental Equivalent Debt shall (x) not be secured by any assets that are not Collateral (or assets that will become Collateral in connection therewith) (provided that, in the case of any Incremental Equivalent Debt that is funded into Escrow pursuant to customary escrow arrangements, such Incremental Equivalent Debt may be secured only by the applicable funds and related assets held in Escrow (and the proceeds thereof) until the time of the release from Escrow of such funds (and may not be secured by any other assets prior to such release)) and (y) be subject to an Acceptable Intercreditor Agreement,

(h)            if guaranteed, shall not be guaranteed by any Person that is not a Loan Party (or that will become a Loan Party in connection therewith),

(i)            (x) any such Incremental Equivalent Debt secured by the Collateral on a pari passu basis with the Initial Term Loans in right of payment and with respect to security may share on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) in any mandatory or voluntary prepayments with the then outstanding Term Loans and (y) any such Incremental Equivalent Debt secured by a Lien that is junior to the Initial Term Loans in right of payment or with respect to security or are unsecured may not share in any mandatory prepayments with the then outstanding Term Loans (other than (A) mandatory prepayments that are subject to the prior or substantially concurrent repayment in full of the Obligations hereunder (other than contingent obligations not yet due and payable), in connection with change of control offers or events of default applicable to periods prior to the Latest Term Maturity Date, (B) mandatory prepayments applicable after the Latest Term Maturity Date or (C) customary asset sale, insurance and condemnation proceeds events with any Declined Proceeds), and

(j)            except as otherwise specified above (including with respect to margin, pricing, maturity and/or fees), the other terms of any such Incremental Equivalent Debt, shall be on terms and pursuant to documentation to be determined between the Borrower and the lenders providing such Incremental Equivalent Debt; provided, that to the extent such terms and documentation are materially more favorable (taken as a whole) to the lenders providing such Incremental Equivalent Debt (except to the extent permitted above) than the terms of this Agreement are to the Lenders, such terms shall be reasonably satisfactory to the Administrative Agent (except for covenants or other provisions applicable only to the periods after the Latest Maturity Date) (it being understood that if any financial maintenance covenant or other materially more favorable term is added for the benefit of any such Incremental Equivalent Debt, no consent shall be required from the Administrative Agent or any Lenders if such financial maintenance covenant or other materially more favorable term is (x) only applicable after the Latest Maturity Date or (y) also added for the benefit of all of the Facilities; it being understood and agreed that no consent of any Lender shall be required in connection with any amendment adding such financial maintenance covenant or other more materially restrictive term and the Administrative Agent hereby agrees to acknowledge such amendment as promptly as possible, and in any case, within three (3) Business Days of written request by the Borrower; it being acknowledged and agreed by each Lender that the Administrative Agent, in its capacity as such, shall have no liability with respect to such acknowledgment and each Lender hereby irrevocably waives to the fullest extent permitted by Law any claims with respect to such acknowledgment).

“Incremental Facility” has the meaning specified in Section 2.13(a).

“Incremental Joinder” has the meaning specified in Section 2.13(d).

“Incremental Revolving Credit Commitments” has the meaning specified in Section 2.13(c).

“Incremental Revolving Facility” has the meaning specified in Section 2.13(c).

“Incremental Term Loans” has the meaning specified in Section 2.13(b).

“Incremental Term Loan Class” has the meaning specified in Section 2.13(b).

“Incremental Term Loans” has the meaning specified in Section 2.13(b).

“Incurrence-Based Amounts” has the meaning specified in Section 1.08(b).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)            all obligations of such Person for borrowed money and (ii) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments or agreements to the extent the same would appear as a liability on a balance sheet (excluding footnotes thereto) of such Person in accordance with GAAP;

(b)            the maximum available amount of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)            net obligations of such Person under Swap Contracts (with the amount of such net obligations being deemed to be the aggregate Swap Termination Value thereof as of such date);

(d)            all obligations of such Person to pay the deferred purchase price of property or services, (other than (i) accrued expenses and trade accounts payable in the ordinary course of business (including on an inter-company basis), (ii) any earn-out obligation until such obligation (A) appears in the liabilities section of the balance sheet of such Person (excluding the footnotes thereto) in accordance with GAAP and (B) has not been paid within seven (7) days after becoming due and payable, (iii) any earn-out obligation that appears in the liabilities section of the balance sheet of such Person, to the extent (A) such Person is indemnified for the payment thereof by a solvent Person reasonably acceptable to the Administrative Agent or (B) amounts to be applied to the payment therefor are in escrow and (iv) liabilities associated with customer prepayments and deposits in the ordinary course of business);

(e)            indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            all Attributable Indebtedness;

(g)            all obligations of such Person in respect of Disqualified Equity Interests;

(h)            indebtedness or similar financing obligations of such Person under any Permitted Recourse Receivables Financing; and

(i)            all Guarantees of such Person in respect of the obligations of other Persons under any of the foregoing clauses; provided that (i) the amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith, (ii) Indebtedness of Holdings and its Restricted Subsidiaries shall exclude intercompany Indebtedness incurred in the ordinary course of business so long as such intercompany Indebtedness (A) has a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and (B) of any Loan Party owed to any Restricted Subsidiary that is not a Loan Party is unsecured and subordinated to the Obligations and evidenced by the Intercompany Note and (iii) the Indebtedness of any person shall exclude Indebtedness incurred in advance of, and the proceeds of which are to be applied in connection with, the consummation of a transaction solely to the extent the proceeds thereof are and continue to be held in an Escrow and are not otherwise made available to such person.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or JV Entity (other than a JV Entity that is itself a corporation, company, or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is expressly limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt, (B) exclude (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller and (iii) Indebtedness of any parent entity of Holdings appearing on the balance sheet of Holdings and/or the Borrower solely by reason of push down accounting under GAAP and (C) exclude obligations under or in respect of Qualified Securitization Financing and/or Permitted Non-Recourse Factoring.

“Indemnified Liabilities” has the meaning specified in Section 11.05.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.

“Indemnitees” has the meaning specified in Section 11.05(a).

“Information” has the meaning specified in Section 11.09.

“Initial Revolver Maturity Date” means February 23, 2027, or, as to any Initial Revolving Credit Lender for which the Initial Revolver Maturity Date is extended pursuant to Section 2.15, the date to which the Initial Revolver Maturity Date is so extended or, in each case, if such day is not a Business Day, the next preceding Business Day.

“Initial Revolving Credit Borrowing” means a borrowing consisting of simultaneous Initial Revolving Credit Loans of the same Type and in the case of Term Benchmark Loans, having the same Interest Period made by each of the Initial Revolving Credit Lenders pursuant to Section 2.01(b).

“Initial Revolving Credit Commitment” means, as to each Initial Revolving Credit Lender, its obligation to (a) make Initial Revolving Credit Loans to the Borrower pursuant to Section 2.01(b) and (b) purchase participations in L/C Obligations, in an aggregate principal or face amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name under the caption “Initial Revolving Credit Commitment” (i) on Schedule 2.01 or (ii) in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, and as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Initial Revolving Credit Commitments of all Initial Revolving Credit Lenders is $75,000,000 on the Closing Date.

“Initial Revolving Credit Facility” means, at any time, the aggregate amount of the Initial Revolving Credit Commitments at such time.

“Initial Revolving Credit Lender” means, at any time, any Lender that has an Initial Revolving Credit Commitment at such time.

“Initial Revolving Credit Loan” means a Loan made by an Initial Revolving Credit Lender pursuant to its Initial Revolving Credit Commitment. The aggregate principal amount of Initial Revolving Credit Loans borrowed on the Closing Date (excluding amounts borrowed for working capital purposes and amounts required to replace, backstop or Cash Collateralize Existing Letters of Credit) shall not exceed $30,000,000.

“Initial Revolving Termination Date” has the meaning specified in Section 2.08(a).

“Initial Term Borrowing” means a Borrowing consisting of simultaneous Initial Term Loans made by each of the Initial Term Lenders of such Class pursuant to Section 2.01(a), 2.13, 2.15 or 2.16.

“Initial Term Commitment” as to each Initial Term Lender, its obligation to make an Initial Term Loan to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the Dollar amount set forth opposite such Initial Term Lender’s name on Schedule 2.01 under the caption “Initial Term Commitment” or in the Assignment and Assumption pursuant to which such Initial Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Initial Term Commitments on the Closing Date is $325,000,000.

“Initial Term Facility” means, (a) on or prior to the applicable funding date of such Initial Term Loans, the aggregate amount of the Initial Term Commitments and (b) thereafter, the aggregate principal amount of the Initial Term Loans.

“Initial Term Lender” means any Lender with an Initial Term Loan Commitment or an outstanding Initial Term Loan.

“Initial Term Loan Maturity Date” means February 23, 2029, or, as to any Initial Term Lender for which the Initial Term Loan Maturity Date is extended pursuant to Section 2.15, the date to which the Initial Term Loan Maturity Date is so extended or, in each case, if such day is not a Business Day, the next preceding Business Day.

“Initial Term Loans” means the term loans made by the Initial Term Lenders pursuant to their respective Initial Term Commitments.

“Intellectual Property Security Agreement” means, collectively any Trademark Security Agreement, Patent Security Agreement or Copyright Security Agreement, in each case, in substantially the forms attached as Exhibits C through E to the Security Agreement together with each other intellectual property security agreement executed and delivered pursuant to Section 6.12 or the Security Agreement.

“Intercompany Note” means a promissory note substantially in the form of Exhibit C.

“Interest Payment Date” means:

(a)            with respect to any Base Rate Loan or Canadian Prime Rate Loan, as applicable, the last day of each March, June, September and December,

(b)            with respect to any Term Benchmark Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period, and

(c)            with respect to any Daily Simple SOFR Loan, each date that is on the numerically corresponding day in each calendar month that is three (3) months after the date of the Borrowing of which such Loan is a part;

provided that, with respect to any such Daily Simple SOFR Loan, (i) if any such date would be a day other than a Business Day, such date shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such date shall be the next preceding Business Day and (ii) the Interest Payment Date with respect to any Borrowing that occurs on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in any applicable calendar month) shall be the last Business Day of any such succeeding applicable calendar month.

“Interest Period” means, with respect to any Term Benchmark Loan, the period beginning on the date of such Borrowing specified in the applicable Loan Notice and ending on the numerically corresponding day in the calendar month that is one (1), three (3) or six (6) months thereafter (or such other period as all of the relevant Lenders may agree), as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the Maturity Date applicable to such Loan; and (iv)      to the extent necessary to create a fungible Class of Term Loans, any Interest Period may end on the date of the incurrence of the relevant Class of Incremental Term Loans.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or JV Entity interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of “Indebtedness” set forth in this Section 1.01 in respect of such Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but in each case, net of any return in respect thereof, including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts.

“Investors” means (a) the Sponsor, (b) certain other investors which own Qualified Equity Interests directly or indirectly in the Parent as of the Closing Date, but not including any portfolio company of the foregoing and (c) the Management Investors.

“IP Rights” has the meaning specified in Section 5.07.

“IRS” means the United States Internal Revenue Service.

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“Judgment Currency” has the meaning specified in Section 11.26.

“Junior Indebtedness” means any Indebtedness that is unsecured or contractually junior to the Liens on the Collateral securing the Loan Obligations and/or contractually subordinated in right of payment to the Loan Obligations.

“JV Entity” means any joint venture of Holdings or any Restricted Subsidiary that is not a Subsidiary.

“Latest Maturity Date” means the later of the Latest Term Maturity Date and the Latest Revolving Termination Date.

“Latest Revolving Termination Date” means, as at any date, the latest to occur of (a) the Initial Revolver Maturity Date, (b) the latest termination date in respect of any outstanding Extended Revolving Credit Commitments, (c) the latest termination date in respect of any Incremental Revolving Credit Commitments and (d) the latest termination date in respect of any outstanding Refinancing Revolving Credit Commitments.

“Latest Term Maturity Date” means, as at any date, the latest to occur of (a) the Initial Term Loan Maturity Date, (b) the latest maturity date in respect of any outstanding Extended Term Loans, (c) the latest maturity date in respect of any outstanding Incremental Term Loans and (d) the latest maturity date in respect of any outstanding Refinancing Term Loans.

“Laws” means, collectively, all applicable international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes administrative or judicial orders, licenses, authorizations and permits of, and enforceable agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Initial Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as an Initial Revolving Credit Borrowing.

“L/C Commitment” means, as to any L/C Issuer, its commitment to issue Letters of Credit, and to amend, increase or extend Letters of Credit previously issued by it, pursuant to Section 2.03, in an aggregate Outstanding Amount of the L/C Obligations with respect to Letters of Credit issued by such L/C Issuer at any time outstanding not to exceed (a) in the case of any L/C Issuer party hereto on the Closing Date, the amount set forth opposite such L/C Issuer’s name on Schedule 2.03 under the heading “L/C Commitments”; and (b) in the case of any Revolving Credit Lender that becomes an L/C Issuer hereunder thereafter, the amount which shall be set forth in the written agreement by which such Revolving Credit Lender shall become an L/C Issuer hereunder, in each case as such commitment may be changed from time to time pursuant to the terms hereof or with the agreement in writing of such L/C Issuer, the Borrower and the Administrative Agent. The aggregate L/C Commitments of all L/C Issuers shall be less than or equal to the Letter of Credit Sublimit at all times.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Fee” has the meaning specified in Section 2.03(i).

“L/C Issuer” means (i) Barclays Bank PLC, Bank of America, N.A., Nomura Corporate Funding Americas, LLC, Morgan Stanley Senior Funding, Inc. and Goldman Sachs Bank USA, and/or (ii) any other Revolving Credit Lender (or Affiliate thereof) that agrees in writing with the Borrower and the Administrative Agent to act as an L/C Issuer with respect to any Revolving Credit Facility, in each case of clauses (i) and (ii), in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. Each L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by branches, Affiliates, sub-agents or designees of such L/C Issuer, in which case the term “L/C Issuer” shall include any such branch, Affiliate or designee with respect to Letters of Credit issued by such branch, Affiliate or designee; provided that any designees designated or identified to the Borrower after the Closing Date shall be reasonably acceptable to the Borrower. Notwithstanding anything to the contrary herein, Barclays Bank PLC and Nomura Corporate Funding Americas, LLC shall only be required to issue standby Letters of Credit denominated in Dollars. Nomura Corporate Funding Americas, LLC may cause Letters of Credit to be issued by unaffiliated financial institutions that are reasonably acceptable to the Borrower (provided that, such consent of the Borrower shall not be unreasonably withheld), and such Letters of Credit shall be treated as issued by Nomura Corporate Funding Americas, LLC for all purposes under the Loan Documents.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.13. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.”

“LCT Election” has the meaning specified in Section 1.12(a).

“LCT Provisions” means the provisions, qualifications and exceptions specified in Section 1.12.

“LCT Test Date” has the meaning specified in Section 1.12(a).

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes each L/C Issuer.

“Lender Participation Notice” has the meaning specified in Section 2.04(d)(iii).

“Lender-Related Person” has the meaning specified in Section 11.05(b).

“Lending Office” means, as to any Lender, the office, offices or account of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office, offices or account as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five (5) days prior to the Initial Revolver Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Report” means a certificate substantially in the form of Exhibit K or any other form approved by the Administrative Agent.

“Letter of Credit Sublimit” means, at any time, an amount equal to the lesser of (a) $7,500,000 and (b) the amount of the unutilized portion of the Initial Revolving Credit Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Initial Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment for security, deposit arrangement for security, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing but excluding operating leases).

“Limited Condition Acquisition” means any Permitted Acquisition or other permitted Investment, including by way of merger, amalgamation or consolidation, by the Borrower or one or more of its Restricted Subsidiaries of any assets, business or Person, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

“Limited Condition Transaction” means (i) a Limited Condition Acquisition, (ii) any redemption, repurchase, prepayment, defeasance, satisfaction and discharge or repayment of Junior Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, prepayment, defeasance, satisfaction and discharge or repayment and/or (iii) any Restricted Payment requiring the declaration thereof in advance thereof.

“Loan” means an extension of credit by a Lender to the Borrower under Article 2 in the form of a Term Loan or a Revolving Credit Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Collateral Documents, (c) the Notes, (d) each Incremental Joinder, (e) each Refinancing Amendment and (f) each Extension Amendment.

“Loan Notice” means a notice in substantially the form of Exhibit D or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent).

“Loan Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“Loan Parties” means, collectively, Holdings, the Borrower and the Subsidiary Guarantors.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

“Losses” has the meaning specified in Section 11.05(a)(iv).

“Management Investors” means the officers, directors and members of management of the Parent or any Subsidiary of the Parent as of the Closing Date.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Effect” means a circumstance or condition that would materially and adversely affect (i) the business, results of operations or financial condition of Holdings and its Restricted Subsidiaries, taken as a whole, (ii) the ability of the Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents or (iii) the rights and remedies of the Administrative Agent (on behalf of itself and the Lenders) under the Loan Documents (other than, in the case of this clause (iii), to the extent resulting from the action or in action of any Secured Party).

“Material Companies” means Holdings, the Borrower and all other Restricted Subsidiaries (other than other Restricted Subsidiaries that are Immaterial Subsidiaries).

“Material Intellectual Property” shall mean any intellectual property owned by Holdings, the Borrower or any of the Restricted Subsidiaries (or licensed to Holdings, the Borrower or any of the Restricted Subsidiaries on an exclusive basis) that is material to Holdings, the Borrower and the Restricted Subsidiaries (taken as a whole).

“Material Real Property” means any real property located in the U.S. and owned in fee by any Loan Party with a fair market value (as determined in good faith by the Borrower) in excess of the greater of (x) $13,000,000 and (y) 10% of Consolidated EBITDA as of the last day of the most recently ended Test Period, in each case, as of the Closing Date (with respect to each real property owned on the Closing Date) or as of the date of acquisition of such real property or Additional Guarantor, as applicable (with respect to any such real property acquired after the Closing Date).

“Maturity Date” means (a) with respect to the Initial Term Loans, the Initial Term Loan Maturity Date, (b) with respect to the Initial Revolving Credit Commitments and the Initial Revolving Credit Loans, the Initial Revolver Maturity Date, (c) with respect to any Incremental Term Loans, Incremental Revolving Credit Commitments and Incremental Revolving Credit Loans, the final maturity date as specified in the applicable Incremental Joinder, (d) with respect to any Extended Term Loans or Extended Revolving Credit Commitments, the final maturity date as specified in the applicable Extension Amendment and (e) with respect to any Refinancing Term Loans or Refinancing Revolving Credit Commitments, the final maturity date as specified in the applicable Refinancing Amendment.

“Maximum Liability” has the meaning specified in Section 10.14.

“Maximum Rate” has the meaning specified in Section 11.11.

“MFN Provisions” means, with respect to any Incremental Term Loans, Incremental Equivalent Debt or Ratio Debt, that are incurred prior to the date that is twenty four (24) months after the Closing Date, in the form of term loans secured a pari passu basis with the Initial Term Loans in right of payment and with respect to security, the All-In-Rate applicable thereto will not be more than 0.75% per annum higher than the All-In-Rate in respect of the Initial Term Loans unless the Applicable Margin (and/or, as provided in the proviso below, the Base Rate floor or Term Benchmark floor) with respect to the Initial Term Loans is adjusted to be equal to the All-In-Rate applicable to such Indebtedness, minus 0.75% per annum; provided that, unless otherwise agreed by the Borrower in its sole discretion, that any increase in All-In-Rate to any Initial Term Loan due to the application or imposition of an Base Rate floor or Term Benchmark floor on any such Indebtedness shall be effected solely through an increase in (or implementation of, as applicable) any Base Rate floor or Term Benchmark floor applicable to such Initial Term Loan; provided, that this definition and the “MFN Provisions” shall not apply to any Incremental Term Loans, Incremental Equivalent Debt or Ratio Debt that (A) is denominated in any currency other than Dollars, (B) with a maturity date that is more than one (1) year after the Latest Maturity Date of the Initial Term Loans or (C) is not provided pursuant to a broadly syndicated term loan “B” facility.

“Minimum Extension Condition” has the meaning set forth in Section 2.15(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” has the meaning specified in Section 6.12(c).

“Mortgage Notification Date” has the meaning specified in Section 6.12(c).

“Mortgaged Properties” has the meaning specified in Section 6.06(b).

“Multiemployer Plan” means any employee benefit plan covered by Section 4001(a)(3) of ERISA, to which the Borrower, Holdings or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a)            with respect to the Disposition of any asset by any Restricted Company or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of such Restricted Company) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is repaid in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents and Indebtedness that is secured by Liens ranking junior to or pari passu with the Liens securing any Indebtedness under the Loan Documents), (B) the out-of-pocket expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer Taxes, deed or mortgage recording Taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by such Restricted Company in connection with such Disposition or Casualty Event, (C) Taxes paid or reasonably estimated to be payable by such Restricted Company or any of the direct or indirect members thereof (including, without limitation, any amounts permitted to be distributed under Section 7.06(j)) and attributable to such Disposition (including, in respect of any proceeds received in connection with a Disposition or Casualty Event of any asset of any Non-U.S. Subsidiary, deductions in respect of withholding Taxes that are or would be payable in cash if such funds were repatriated to the United States), (D) payments required to be made to holders of minority interests in Restricted Subsidiaries as a result of such Disposition, and (E) any reserve for adjustment in respect of (1) the sale price of such asset or assets established in accordance with GAAP and (2) any liabilities associated with such asset or assets and retained by such Restricted Company after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and it being understood that “Net Cash Proceeds” shall include any cash or Cash Equivalents (I) received upon the Disposition of any non-cash consideration received by such Restricted Company in any such Disposition and (II) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (E) of the preceding sentence or, if such liabilities have not been satisfied in cash and such reserve not reversed within 365 days after such Disposition or Casualty Event, the amount of such reserve (it being understood that any prepayment and/or reinvestment timelines shall be extended, and shall not begin until, the date of such Disposition or reversal); provided that (x) no proceeds realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such proceeds shall exceed $3,000,000 and (y) no proceeds shall constitute Net Cash Proceeds under this clause (a) in any fiscal year until the aggregate amount of all such proceeds in such fiscal year shall exceed $5,000,000 (and thereafter only proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a)); and

(b)            with respect to the incurrence or issuance of any Indebtedness by any Restricted Company, the excess, if any, of (x) the aggregate amount of cash received in connection with such incurrence over (y) the Taxes, investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket fees and expenses and other customary expenses, incurred by such Restricted Company (or, in the case of Taxes, any member thereof) in connection with such incurrence or issuance and, in the case of Indebtedness of any Non-U.S. Subsidiary, deductions in respect of withholding Taxes that are or would otherwise be payable in cash if such funds were repatriated to the United States.

“Non-Consenting Lenders” has the meaning specified in Section 11.01(f).

“Non-ECP Guarantor” means each Guarantor other than a Qualified ECP Guarantor.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(ii).

“Non-U.S. Subsidiary” means any direct or indirect Restricted Subsidiary of Holdings that is not a U.S. Subsidiary.

“Note” means a Term Note or a Revolving Credit Note, as the context may require.

“Obligations” means all (w) Loan Obligations, (x) Secured Hedging Obligations, (y) Cash Management Obligations and (z) the Secured Performance Support Obligations; provided that the “Obligations” shall exclude any Excluded Swap Obligations.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Offered Loans” has the meaning specified in Section 2.04(d)(iii).

“Organization Documents” means, (a) with respect to any corporation, the charter or certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, JV Entity, trust or other form of business entity, the partnership, JV Entity or other applicable agreement of formation or organization and, if applicable, any certificate or articles of formation or organization of such entity (or, in each case, equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction, in each case, if applicable or relevant).

“Other Applicable Indebtedness” has the meaning specified in Section 2.04(b)(i)(A)(2).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document or Letter of Credit, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.09) or sale of a participation.

“Outstanding Amount” means (a) with respect to the Term Loans and Revolving Credit Loans on any date, the principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans and Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Borrowings as a Revolving Credit Borrowing), as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the aggregate outstanding amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternate Currency, the rate of interest per annum at which overnight deposits in the applicable Alternate Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Parent” means Latham Group, Inc., a Delaware corporation.

“Participant” has the meaning specified in Section 11.07(f).

“Participant Register” has the meaning specified in Section 11.07(g).

“Payment” has the meaning assigned to such term in Section 9.13(a).

“Payment Notice” has the meaning assigned to such term in Section 9.13(b).

“Payment Recipient” has the meaning assigned to such term in Section 9.13(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower, Holdings or any ERISA Affiliate or to which the Borrower, Holdings or any ERISA Affiliate contributes or has an obligation to contribute or has any liability.

“Perfection Certificate” means a certificate substantially in the form of Exhibit B to the Security Agreement or in such other form as approved by the Administrative Agent in its reasonable discretion.

“Perfection Requirements” means, the filing of appropriate Uniform Commercial Code financing statements with the office of the Secretary of State of the state of organization of each Loan Party, the filing of any appropriate Intellectual Property Security Agreements with the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable, the proper recording or filing, as applicable, of Mortgages and fixture filings with respect to any Material Real Property, in each case, in favor of the Administrative Agent for the benefit of the Secured Parties and the delivery to the Administrative Agent (or its sub-agent or designee) of any stock certificates or promissory notes required to be delivered pursuant to the Security Agreement.

“Performance Support Instrument” means a performance bond or performance guarantee or a letter of credit (other than a Letter of Credit) or similar instrument issued, in each case, for the account of and to support the performance obligations of Holdings, the Borrower or any other Restricted Subsidiary; provided that the person who is the beneficiary of such Performance Support Instrument, if not already bound by the provisions thereof, acknowledges and agrees to be bound by the provisions of Article 9, Section 11.06, Section 11.09, Section 11.16, Section 11.17, Section 11.21 and other provisions applicable to Lenders generally.

“Periodic Term SOFR Determination Day” has the meaning assigned to such term in the definition of “Term SOFR”.

“Permitted Acquisition” has the meaning specified in Section 7.02(i).

“Permitted First Priority Refinancing Debt” means any secured Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes or loans; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of Holdings or any Subsidiary other than the Collateral, (ii) such Indebtedness satisfies the requirements of the definition of “Credit Agreement Refinancing Indebtedness” and (iii) the holders of such Indebtedness (or their Senior Representative) and the Administrative Agent shall be party to an Acceptable Intercreditor Agreement.

“Permitted Holders” means (a) the Investors, (b) any person with which one or more Investors form a “group” (within the meaning of Section 14(d) of the Act) so long as, in the case of this clause (b), the relevant Investors own more than 50% of the relevant voting stock owned by such group.

“Permitted Junior Priority Refinancing Debt” means secured Indebtedness incurred by the Borrower in the form of one or more series of junior lien secured notes or junior lien secured loans; provided that (i) such Indebtedness shall be secured by the Collateral on a junior priority basis to the Liens securing the Obligations and not be secured by any property or assets of Holdings or any Subsidiary other than the Collateral, (ii) such Indebtedness shall satisfy the requirements of the definition of “Credit Agreement Refinancing Indebtedness” and (iii) the holders of any such Indebtedness (or their Senior Representative) and Administrative Agent shall be party to an Acceptable Intercreditor Agreement.

“Permitted Non-Recourse Factoring” means one or more non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such non-recourse facilities, including Securitization Repurchase Obligations) receivables purchase facilities made available to the Borrower or any of its Restricted Subsidiaries on then-market terms (as reasonably determined by the Borrower).

“Permitted Receivables Financing” means a Permitted Non-Recourse Factoring or a Permitted Recourse Receivables Financing.

“Permitted Recourse Receivables Financing” means one or more receivables purchase facilities made available to the Borrower or any of its Restricted Subsidiaries on then-market terms (as reasonably determined by the Borrower) in an aggregate principal amount for all such receivables subject to such facilities not exceeding the greater of (x) $19,500,000 and (y) 15% of Consolidated EBITDA for the most recently ended Test Period at any time outstanding minus the amount of any receivables subject to any then-outstanding Securitization Financing transactions.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder or as otherwise permitted pursuant to Section 7.03, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e) and/or Indebtedness of the type described in Section 7.03(e) assumed or incurred in reliance on another clause of Section 7.03, such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended (determined without giving effect to prepayments that reduce amortization), (c)(i) to the extent such Indebtedness being so modified, refinanced, refunded, renewed or extended is secured by a Lien on the Collateral, the Lien securing such Indebtedness as modified, refinanced, refunded, renewed or extended shall not be senior in priority to the Lien on the Collateral securing the Indebtedness being modified, refinanced, refunded, renewed or extended unless such Lien is otherwise permitted hereunder and an Acceptable Intercreditor Agreement is entered into and shall not be secured by any additional Collateral unless such additional Collateral substantially simultaneously secures the Obligations or is otherwise permitted under this Agreement, (ii) to the extent such Indebtedness being so modified, refinanced, refunded, renewed or extended is secured by a Lien on the Collateral that ranks junior to the Lien on the Collateral that secures the Secured Obligations, the Lien securing such Indebtedness as modified, refinanced, refunded, renewed or extended shall be junior in priority to the Lien on the Collateral securing the Secured Obligations being modified, refinanced, refunded, renewed or extended unless such Lien is otherwise permitted hereunder and an Acceptable Intercreditor Agreement is entered into and shall not be secured by any additional Collateral unless such additional Collateral substantially simultaneously secures the Obligations or is otherwise permitted under this Agreement, and (iii) to the extent such Indebtedness being so modified, refinanced, refunded, renewed or extended is unsecured, such Indebtedness as modified, refinanced, refunded, renewed or extended shall remain unsecured unless a Lien is otherwise permitted hereunder and an Acceptable Intercreditor Agreement is entered into and shall not be secured by any additional Collateral unless such additional Collateral substantially simultaneously secures the Obligations or is otherwise permitted under this Agreement, (d) to the extent such Indebtedness being so modified, refinanced, refunded, renewed or extended is guaranteed by a Guarantee, such Indebtedness as modified, refinanced, renewed or extended shall not have any additional guarantees unless such additional guarantees are substantially simultaneously provided in respect of the Loans and Commitments under this Agreement and (e) if such Indebtedness being modified, refinanced, refunded, renewed or extended is Indebtedness permitted pursuant to Section 7.03(b), (i) to the extent such Indebtedness being so modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Loan Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Loan Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being so modified, refinanced, refunded, renewed or extended, (ii) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate, redemptions and redemption premium) of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended (other than in the case of terms applying to periods after the then Latest Maturity Date or otherwise added for the benefit of the Lenders hereunder); provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (iii) such modification, refinancing, refunding, renewal or extension is incurred by a Person who is the obligor of the Indebtedness being so modified, refinanced, refunded, renewed or extended.

“Permitted Sale Leaseback” means any Sale Leaseback consummated by Holdings or any of its Restricted Subsidiaries after the Closing Date; provided that any such Sale Leaseback not between (a) a Loan Party and another Loan Party or (b) a Restricted Subsidiary that is not a Loan Party and another Restricted Subsidiary that is not a Loan Party must be, in each case, consummated for fair value as determined at the time of consummation in good faith by Holdings or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of the Borrower or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Permitted Tax Restructuring” means any reorganizations and other activities related to tax planning and tax reorganization entered into prior to, on or after the Closing Date so long as such Permitted Tax Restructuring does not impair in any material respect the Guaranty or the security interests in favor of, and is not otherwise materially adverse to, in each case, the Lenders, taken as a whole, in their capacity as such (as determined by the Borrower in good faith in consultation with the Administrative Agent).

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness incurred by the Borrower in the form of one or more series of senior or subordinated unsecured notes or loans; provided that such Indebtedness satisfies the requirements of the definition of “Credit Agreement Refinancing Indebtedness”.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) maintained or sponsored by Holdings, other than a Pension Plan or a Multiemployer Plan.

“Plan Assets” means “plan assets” within the meaning of 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Equity” has the meaning specified in the Security Agreement.

“Post-Acquisition Period” means, with respect to any Permitted Acquisition or the conversion of any Unrestricted Subsidiary into a Restricted Subsidiary, the period beginning on the date such Permitted Acquisition or conversion is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition or conversion is consummated.

“Premier Pools” means Premier Holdco, LLC.

“Prepayment Asset Sale” means any Disposition by a Restricted Company of any property or assets pursuant to Section 7.05(i), 7.05(q), 7.05(r), 7.05(s), 7.05(u) or 7.05(y).

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“Private Side Information” has the meaning specified in Section 6.02.

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDA, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, and without duplication of actual amounts realized in the applicable period, that is projected by the Borrower in good faith to result from cost savings initiatives attributable to such transaction and additional costs associated with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of Holdings and its Restricted Subsidiaries, to the extent such amounts (i) have been realized or (ii) will be implemented following such transaction and are reasonably identified, factually supportable and expected in good faith to be realized within the succeeding twenty-four (24) months and, in each case, including, but not limited to, (w) reduction in personnel expenses, (x) reduction of costs related to administrative functions, (y) reductions of costs related to leased or owned properties and (z) reductions from the consolidation of operations and streamlining of corporate overhead) taking into account, for purposes of determining such compliance, the historical financial statements of the Acquired Entity or Business or Converted Restricted Subsidiary and the consolidated financial statements of Holdings and its Restricted Subsidiaries, assuming such Permitted Acquisition or conversion, and all other Permitted Acquisitions or conversions that have been consummated during the period, and any Indebtedness or other liabilities repaid in connection therewith had been consummated and incurred or repaid at the beginning of such period (and assuming that such Indebtedness to be incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the interest rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided that, so long as such actions are initiated during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, it may be assumed that such cost savings will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of such Test Period.

“Pro Forma Basis” and “Pro Forma Effect” means, for purposes of calculating compliance with the First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio, the Total Net Leverage Ratio, Consolidated EBITDA, Consolidated Total Assets (in each case, including component definitions thereof) or the Financial Covenant, in each case, that (1) to the extent applicable, the Pro Forma Adjustment shall have been made (but without duplication of clause (b)(viii) of the definition of Consolidated EBITDA) and (2) in respect of a Specified Transaction, that such Specified Transaction shall be deemed to have occurred as of the first day of the applicable period of measurement (or, in the case of Consolidated Total Assets, as of the last day of such period of measurement) and that:

(a)            income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included and (ii) in the case of a Specified Disposition described in the definition of “Specified Transaction”, shall be excluded,

(b)            any retirement or repayment of Indebtedness (other than normal fluctuation in revolving Indebtedness incurred for working capital purposes) shall be deemed to have occurred as of the last day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made, and

(c)            any Indebtedness incurred or assumed by any Restricted Company in connection with such Specified Transaction shall be deemed to have occurred as of the last day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made, and (x) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (y) interest on any obligation with respect to any capital lease shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such obligation in accordance with GAAP and (z) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Borrower; provided that (x) without limiting (but without duplication of) the application of the Pro Forma Adjustment pursuant to clause (1) above, the foregoing pro forma adjustments may be applied to the First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio, the Total Net Leverage Ratio, Consolidated EBITDA, Consolidated Total Assets (in each case, including component definitions thereof) or the Financial Covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including cost savings, synergies and operating expense reductions) that are (as determined by the Borrower in good faith) (i) directly attributable to such transaction, (ii) expected to have a continuing impact on Holdings and its Restricted Subsidiaries and (iii) factually supportable (as determined by the Borrower in good faith), (y) when calculating the First Lien Net Leverage Ratio for purposes of (i) the definition of “Applicable Margin” and (ii) determining actual compliance (and not compliance on a Pro Forma Basis) with Section 7.11, the events that occurred subsequent to the end of the applicable four quarter period shall not be given pro forma effect and (z) in connection with any Specified Transaction that is the incurrence of Indebtedness in respect of which compliance with any specified leverage ratio test is by the terms of this Agreement required to be calculated on a Pro Forma Basis, (1) the proceeds of such Indebtedness shall not be netted from Indebtedness in the calculation of the applicable leverage ratio test and (2) if such Indebtedness is a revolving facility, (other than in respect of actual compliance with the Financial Covenant) the incurrence or repayment of any indebtedness in respect of such revolving facility (including the Initial Revolving Credit Facility) included in such financial covenant ratio or incurrence test calculation immediately prior to or simultaneously with the incurrence of such indebtedness for which the pro forma calculation of such ratio or test is being made and/or any drawing under any revolving facilities used to finance working capital needs of Holdings and its Restricted Subsidiaries (as reasonably determined by the Borrower), shall be disregarded.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender (and, if applicable, in the case of Term Loans, the principal amount thereof) under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments (and, if applicable, in the case of Term Loans, the principal amount thereof) under the applicable Facility or Facilities at such time; provided that in the case of Section 2.14 when a Defaulting Lender shall exist under the Initial Revolving Credit Facility, “Pro Rata Share” shall mean the percentage of the total Initial Revolving Credit Commitments (disregarding any Defaulting Lender’s Initial Revolving Credit Commitment) represented by such Lender’s Initial Revolving Credit Commitment.

“Proceeding” has the meaning specified in Section 11.05(a)(iv).

“Projections” has the meaning specified in Section 5.13.

“Proposed Discounted Prepayment Amount” has the meaning specified in Section 2.04(d)(ii).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” means, as to any Person, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs relating to compliance with the provisions of the Securities Act and the Exchange Act or any other comparable body of laws, rules or regulations, as companies with listed equity, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees, in each case to the extent arising by virtue of the listing of such Person’s equity or issuance of public debt securities.

“Public Lender” has the meaning specified in Section 6.02.

“Public Side Information” has the meaning specified in Section 6.02.

“Public-Side” has the meaning specified in Section 6.02.

“Qualified ECP Guarantor” means, in respect of any Swap Obligations, each Loan Party that has assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under §1a(180(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means Equity Interests other than Disqualified Equity Interests.

“Qualified Securitization Financing” means any Securitization Financing that meets the following conditions: (i) the Borrower shall have determined in good faith that such Securitization Financing is in the aggregate economically fair and reasonable to the Borrower and its Restricted Subsidiaries, (ii) all sales of Securitization Assets and related assets by the Borrower or any Restricted Subsidiary to the Securitization Subsidiary or any other Person are made for fair consideration (as determined in good faith by the Borrower) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be fair and reasonable terms (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings.

“Qualifying IPO” means the transactions resulting in the initial listing of the common Equity Interests of the Parent on the Nasdaq stock exchange.

“Qualifying Lenders” has the meaning specified in Section 2.04(d)(iv).

“Qualifying Loans” has the meaning specified in Section 2.04(d)(iv).

“Ratio Debt” means any Indebtedness secured by the Collateral on a pari passu basis with the Initial Term Loans in right of payment and with respect to security, secured by the Collateral on a junior Lien basis to the Initial Term Loans in right of payment or with respect to security, or unsecured Indebtedness, in each case, incurred or assumed by any Loan Party (other than Holdings) for any purpose (including in connection with Permitted Acquisitions or other permitted Investments); provided, that:

(a)            the aggregate outstanding amount thereof shall not exceed (i)(x) the greater of $100,000,000 and 75.0% of Consolidated EBITDA for the most recently ended Test Period minus (y) the aggregate principal amount of all Incremental Facilities and/or Incremental Equivalent Debt incurred or issued in reliance on amounts under the definition of “Fixed Incremental Amount”, plus (ii) an unlimited amount so long as, in the case of this clause (ii), after giving effect to such Indebtedness, (A) if such Indebtedness is secured by the Collateral on a pari passu basis with the Initial Term Loans, the First Lien Net Leverage Ratio does not exceed 2.50:1.00, (ii) if such Indebtedness is secured by the Collateral on a junior basis to the Initial Term Loans, the Senior Secured Net Leverage Ratio does not exceed 4.75:1.00 or (iii) if such Indebtedness is unsecured, the Total Net Leverage Ratio does not exceed 5.00:1.00, in each case described in this clause (ii), calculated on a Pro Forma Basis, including the application of the proceeds thereof (without “netting” the cash proceeds of the applicable Ratio Debt); provided that such Indebtedness incurred or assumed by any Restricted Subsidiary that is not a Loan Party shall not exceed the greater of (1) $26,000,000 and (2) 20.0% of Consolidated EBITDA for the most recently ended Test Period;

(b)            no Event of Default exists immediately prior to or after giving effect to such Indebtedness; provided that if the proceeds of such Indebtedness are intended to be applied to finance a Limited Condition Transaction, (i) at the option of the Borrower, the date of determination for compliance with this clause (b) shall be an LCT Test Date and (ii) no Specified Event of Default shall exist on such date;

(c)            the Weighted Average Life to Maturity applicable to such Indebtedness (other than customary bridge loans; provided, that any Indebtedness which is exchanged for or otherwise replace such bridge loans shall be subject to the requirements of this clause (c)) is no shorter than the Weighted Average Life to Maturity of the then-existing Initial Term Loans (without giving effect to any prepayments thereof that reduce amortization);

(d)            the final maturity date with respect to such Indebtedness (other than customary bridge loans; provided, that any Indebtedness which is exchanged for or otherwise replace such bridge loans shall be subject to the requirements of this clause (d)) is no earlier than (x) in the case of any Indebtedness that is secured by the Collateral on a pari passu basis with the Initial Term Loans, the Latest Term Maturity Date and (y) in the case of any Indebtedness that is secured by a Lien that is junior to the Lien securing the Initial Term Loans, the date that is ninety-one (91) days following the Latest Maturity Date;

(e)            in the case of any such Indebtedness in the form of term loans secured by the Collateral on a pari passu basis with the Initial Term Loans in right of payment and with respect to security, the MFN Provisions shall apply;

(f)             with regard to any such Indebtedness incurred by a Loan Party, if such Indebtedness is (i) secured, such Indebtedness shall (x) not be secured by any assets that are not Collateral (or assets that will become Collateral in connection therewith) (provided that, in the case of any Indebtedness that is funded into Escrow pursuant to customary escrow arrangements, such Indebtedness may be secured by the applicable funds and related assets held in Escrow (and the proceeds thereof) until the time of the release from Escrow of such funds (and may not be secured by any other assets prior to such release)) and (y) be subject to an Acceptable Intercreditor Agreement (which may be effective (or entered into) only immediately after such release from Escrow referred to in clause (x)), and (ii) guaranteed, shall not be guaranteed by any Person that is not a Loan Party (or that will become a Loan Party in connection therewith);

(g)            any such Indebtedness secured by the Collateral on a pari passu basis with the Initial Term Loans in right of payment and with respect to security may share on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) in any mandatory or voluntary prepayments with the then outstanding Term Loans and any such Indebtedness secured by a Lien that is junior to the Initial Term Loans in right of payment or with respect to security or are unsecured may not share in any mandatory prepayments with the then outstanding Term Loans (other than (A) mandatory prepayments that are subject to the prior or substantially concurrent repayment in full of the Obligations hereunder (other than contingent obligations not yet due and payable), in connection with change of control offers or events of default applicable to periods before the Latest Term Maturity Date, (B) mandatory prepayments applicable after the Latest Term Maturity Date or (C) customary asset sale, insurance and condemnation proceeds events with any Declined Proceeds); and

(h)            except as otherwise specified above (including with respect to margin, pricing, maturity and/or fees), the other terms of any such Indebtedness, shall be on terms and pursuant to documentation to be determined between the Borrower and the lenders providing such Indebtedness; provided, that to the extent such terms and documentation are materially more favorable (taken as a whole) to the lenders providing such Indebtedness than the terms of this Agreement are to the Lenders (except to the extent permitted by the above), such terms shall be reasonably satisfactory to the Administrative Agent (except for covenants or other provisions applicable only to the periods after the Latest Maturity Date) (it being understood that if any financial maintenance covenant or other materially more favorable term is added for the benefit of any such Indebtedness, no consent shall be required by the Administrative Agent or any of the Lenders if such financial maintenance covenant or other materially more favorable term is (x) only applicable after the Latest Maturity Date or (y) also added for the benefit of the Facilities; it being understood and agreed that no consent of any Lender shall be required in connection with any amendment adding such financial maintenance covenant or other more materially restrictive term and the Administrative Agent hereby agrees to acknowledge such amendment as promptly as possible, and in any case, within three (3) Business Days of written request by the Borrower; it being acknowledged and agreed by each Lender that the Administrative Agent, in its capacity as such shall have no liability with respect to such acknowledgment and each Lender hereby irrevocably waives to the fullest extent permitted by Law any claims with respect to such acknowledgment).

“Receivables Assets” means (a) any accounts receivable owed to the Borrower or a Restricted Subsidiary subject to a Permitted Receivables Financing and the proceeds thereof and (b) all security interests securing such accounts receivable, all contracts and con-tract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with a Permitted Receivables Financing and which are sold, conveyed, assigned or otherwise transferred or pledged by the Borrower to a commercial bank or Affiliate thereof in connection with a Permitted Receivables Financing.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any L/C Issuer, as applicable.

“Refinanced Debt” has the meaning set forth in Section 2.16(a).

“Refinancing” has the meaning specified in the recitals hereto.

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) to the extent required by Section 2.16, the Administrative Agent, (c) each Additional Refinancing Lender and Lender that agrees to provide any portion of the Refinancing Indebtedness being incurred pursuant thereto and (d) to the extent relating to the Initial Revolving Credit Commitments and the L/C Issuers, in accordance with Section 2.16, and delivered to the Administrative Agent.

“Refinancing Indebtedness” has the meaning specified in Section 2.16(a).

“Refinancing Revolving Credit Commitments” means Revolving Credit Commitments established pursuant to a Refinancing Amendment.

“Refinancing Term Loans” means Term Loans that result from a Refinancing Amendment.

“Register” has the meaning specified in Section 11.07(e).

Regulation X” means Regulation X of the Federal Reserve Board.

“Regulation U” means Regulation U of the Federal Reserve Board.

“Rejecting Lender” has the meaning specified in Section 2.04(b)(viii).

“Related Parties” has the meaning specified in Section 11.05.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Removal Effective Date” has the meaning specified in Section 9.08(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the 30-day notice period has been waived or a safe-harbor is available.

“Repricing Event” means (a) the prepayment, refinancing or repricing by the Borrower of all or any portion of the Initial Term Loans with the proceeds of, or any conversion of the Initial Term Loans into, any new or replacement tranche of third-party term loans and (b) any amendment to the Initial Term Loans, in each case of the foregoing clauses (a) and (b), the primary purpose of which is to have or result in the All-In-Rate as of the date of such prepayment, refinancing, repricing or amendment that is (and not by virtue of any fluctuation in any “base” rate) less than the All-In-Rate applicable to the Initial Term Loans as of the date of such prepayment, refinancing, repricing or amendment, but excluding, in any such case, any prepayment, refinancing, repricing or amendment of the Initial Term Loans in connection with a Transformative Transaction or a transaction that results in a Change of Control.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused and outstanding Term Commitments, if any, and (c) aggregate unused and outstanding Revolving Credit Commitments, if any; provided that the unused Term Commitment, unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Credit Lenders” means, as of any date of determination, Initial Revolving Credit Lenders having more than 50% of the sum of the (a) Total Revolving Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused and outstanding Initial Revolving Credit Commitments, if any; provided that the unused Initial Revolving Credit Commitment of, and the portion of the Outstanding Amounts held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders.

“Resignation Effective Date” has the meaning specified in Section 9.08(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to any Person, the chief executive officer, controller, president, any executive vice president, chief financial officer, treasurer or assistant treasurer, other similar officer, legal representative or signatory of such Person (or, in the case of a partnership, limited liability company or other similar entity, of such Person’s member or manager, as applicable) and, solely for purposes of the delivery of secretary and incumbency certificates pursuant to Section 4.01 or any other provision of any Loan Document, the secretary or any assistant secretary of such Person (or, in the case of a partnership, limited liability company or other similar entity, of such Person’s member or manager, as applicable), and, solely for purposes of notices given pursuant to Article 2, any other officer or employee of such Person (or, in the case of a partnership, limited liability company or other similar entity, of such Person’s member or manager, as applicable) so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of such Person (or, in the case of a partnership, limited liability company or other similar entity, of such Person’s member or manager, as applicable) designated in or pursuant to an agreement between the applicable Person (or, in the case of a partnership, limited liability company or other similar entity, of such Person’s member or manager, as applicable) and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other organizational action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Companies” means Holdings and its Restricted Subsidiaries, and “Restricted Company” means any of the foregoing.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) on account of any Equity Interest of Holdings, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to Holdings’ stockholders, partners or members (or the equivalent Persons thereof); it being agreed that the amount expended in any Restricted Payment, if other than in cash, will be deemed to be the fair market value of the relevant non-cash assets, as determined in good faith by the Borrower.

“Restricted Prepayment” has the meaning specified in Section 7.08.

“Restricted Subsidiary” means any Subsidiary of Holdings other than an Unrestricted Subsidiary; it being agreed that, unless otherwise specified, “Restricted Subsidiary” shall mean any Restricted Subsidiary of Holdings.

“Revaluation Date” means (a) with respect to any Revolving Credit Loan denominated in an Alternate Currency, each of the following: (i) each date of a Borrowing of such Revolving Credit Loan, (ii) each date of a continuation of such Revolving Credit Loan pursuant to the terms of this Agreement and (iii) the date of any voluntary reduction of a Revolving Credit Commitment pursuant to Section 2.06(b); (b) with respect to any Letter of Credit denominated in an Alternate Currency, each of the following: (i) each date of issuance of such a Letter of Credit and (ii) each date of an amendment, extension or renewal of such a Letter of Credit that would have the effect of increasing the face amount thereof; (c) each date of any payment under any Letter of Credit; (d) in the case of all Existing Letters of Credit denominated in Alternate Currencies, the Closing Date and (e) such additional dates as the Administrative Agent (acting at the request of the Required Revolving Credit Lenders) shall require, at any time when (i) an Event of Default has occurred and is continuing or (ii) to the extent that, and for so long as, the aggregate Revolving Outstanding (for such purpose, using the Dollar Equivalent in effect for the most recent Revaluation Date) exceeds 80% of the total outstanding Revolving Credit Commitments.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Class and Type and in the case of Term Benchmark Loans, having the same Interest Period made by each of the Revolving Credit Lenders of such Class.

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its Initial Revolving Credit Commitment and Additional Revolving Credit Commitments.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Initial Revolving Credit Commitments and Additional Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Initial Revolving Credit Lender and any Additional Revolving Credit Lender.

“Revolving Credit Loans” means Initial Revolving Credit Loans and Additional Revolving Credit Loans.

“Revolving Credit Note” means a promissory note of the Borrower payable to any Revolving Credit Lender or its registered permitted assigns, in substantially the form of Exhibit E-1, evidencing the aggregate indebtedness of the Borrower owed to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender.

“Revolving Outstandings” means, with respect to any Revolving Credit Lender at any time, the sum of the aggregate Outstanding Amount of such Lender’s Revolving Credit Loans plus its Pro Rata Share of the Outstanding Amount of the L/C Obligations.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc. and any successor thereto.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which Holdings or any of its Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Same Day Funds” means, with respect to disbursements and payments in Dollars, immediately available funds.

“Sanctions” has the meaning specified in Section 5.08(a).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedging Obligations” means all obligations of any Loan Party in respect of any Hedge Agreement.

“Secured Obligations” has the meaning specified in the Security Agreement.

“Secured Parties” means, collectively, (a) the Administrative Agent, (b) the Lenders, (c) the L/C Issuers, (d) the Hedge Banks, (e) Cash Management Banks, (f) each provider of a Performance Support Instrument the obligations under which constitute Secured Performance Support Obligations and (g) the successors and assigns of each of the foregoing.

“Secured Performance Support Obligations” means the due and punctual payment and performance of any and all obligations of Holdings and each Restricted Subsidiary (whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) arising in respect of each Performance Support Instrument (a) that (i) was outstanding on the Closing Date and issued or provided by a Person that was a Lender, the Administrative Agent, a L/C Issuer or an Arranger or an Affiliate of a Lender, the Administrative Agent, a L/C Issuer or an Arranger as of the Closing Date or (ii) is issued or provided after the Closing Date by a Person that is a Lender, the Administrative Agent, a L/C Issuer or an Arranger or an Affiliate of a Lender, the Administrative Agent, a L/C Issuer or an Arranger at the time such Performance Support Instrument is issued or provided, (b) that has been designated by the Borrower as a Performance Support Instrument pursuant to a written notice to the provider of such Performance Support Instrument specifying the maximum aggregate amount that may become due thereunder and that shall, subject to the next succeeding sentence, be secured hereby; provided that, subject to the following clause (c), the Borrower may update the maximum aggregate amount with respect to any Performance Support Instrument that is a Secured Performance Support Obligation from time to time by written notice to the provider of such Performance Support Instrument (such maximum aggregate amount, as updated from time to time, its “Instrument Exposure”) and (c) which, at the time of such designation or update, as applicable, does not result in that result in the aggregate amount of Instrument Exposures in respect of all Performance Support Instruments then outstanding exceeding $10,000,000. The Borrower shall not less than once in each fiscal quarter provide a summary written statement to the Administrative Agent of the Secured Performance Support Obligations outstanding as of the date of such statement, identifying each Performance Support Instrument, the provider thereof and the Instrument Exposure with respect thereto.

“Securitization Asset” means (a) any accounts receivable, mortgage receivables, loan receivables, receivables or loans relating to the financing of insurance premiums, royalty, patent or other revenue streams and other rights to payment or related assets and the proceeds thereof and (b) all collateral securing such receivable or asset, all contracts and contract rights, guarantees or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted) together with accounts or assets in connection with a securitization, factoring or receivable sale transaction.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees and expenses (including fees and expenses of legal counsel) paid in connection with, any Qualified Securitization Financing and/or Permitted Receivables Financing.

“Securitization Financing” means any of one or more securitization transactions, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which the Borrower or any of the Restricted Subsidiaries sells, transfers, pledges or otherwise conveys any Securitization Assets or any interest therein (whether now existing or arising in the future) to a Securitization Subsidiary or any other Person on a non-recourse basis (other than Securitization Repurchase Obligations) for the purpose of obtaining financing) in an aggregate principal amount for all such receivables subject to such facilities not exceeding the greater of (x) $19,500,000 and (y) 15.0% of Consolidated EBITDA for the most recently ended Test Period at any time outstanding minus the amount of all receivables subject to any then-outstanding Permitted Recourse Receivables Financing transactions.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets or Receivables Assets in a Qualified Securitization Financing and/or Permitted Receivables Financing to repurchase or otherwise make payments with respect to Securitization Assets (or any interest therein) arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means any Subsidiary of the Borrower formed for the purpose of and that solely engages in one or more Qualified Securitization Financings and other activities reasonably related thereto or another Person formed for this purpose.

“Security Agreement” means that certain Security Agreement, dated as of the Closing Date, among the Loan Parties and the Administrative Agent, substantially in the form of Exhibit F.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Senior Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Senior Secured Debt on such date to (b) Consolidated EBITDA as of the last day of the most recently ended Test Period, in each case, of Holdings and its Restricted Subsidiaries on a consolidated basis.

“Similar Business” means (a) any businesses, services or activities engaged in by Holdings and its Subsidiaries on the Closing Date and (b) any businesses, services and activities engaged in by Holdings and its Subsidiaries that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“SOFR” means, with respect to any U.S. Government Securities Business Day, a rate per annum equal to the secured overnight financing rate for such U.S. Government Securities Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding U.S. Government Securities Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the Federal Reserve Bank of New York’s Website, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest at a rate based on Daily Simple SOFR and Term SOFR, other than, in each case, pursuant to clause (c) of the definition of “Base Rate”.

“SOFR Rate Day” has the meaning assigned to such term in the definition of “Daily Simple SOFR”.

“Sold Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA.”

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature (taking into account refinancing alternatives) and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 11.07(i)(i).

“Special Notice Currency” means at any time an Alternate Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Specified Disposition” means any sale, transfer or other disposition, or series of related sales, transfers or other dispositions (other than (x) in the ordinary course of business or (y) among Holdings and its Restricted Subsidiaries), that involves assets comprising all or substantially all of an operating unit of a business or common Equity Interests of any Person, in each case owned by any Restricted Company.

“Specified Event of Default” means an Event of Default resulting from Section 8.01(a), Section 8.01(f) and Section 8.01(g).

“Specified Financial Statements” means, the audited consolidated financial statements of Parent and its consolidated subsidiaries for the fiscal year ending December 31, 2020, and the unaudited interim consolidated financial statements of Parent and its consolidated subsidiaries for the fiscal quarters ending March 31, 2021, June 30, 2021, and September 30, 2021.

“Specified Representations” means the representations and warranties of the Loan Parties set forth in Sections 5.01(a) (solely as it relates to the Loan Parties), 5.01(b)(ii), 5.02(a) (in each case of the foregoing, as it relates to the entering into, guaranteeing under and performance of the applicable Loan Documents and the incurrence of the extensions of credit thereunder and the granting of Liens in the Collateral), 5.02(b) (related to the entering into, guaranteeing under and performance of the applicable Loan Documents and the incurrence of the extensions of credit thereunder), 5.02(c)(i) (limited to the execution delivery and performance by the Loan Parties of the Loan Documents to which it is a party), 5.04, 5.08 (as it relates to OFAC, FCPA, the USA Patriot Act and all other applicable anti-terrorism laws and limited to the use of proceeds of the Loans on the applicable Incremental Effective Date), 5.12, 5.14 and 5.15.

“Specified Responsible Officer” means the chief executive officer, president, chief operating officer, chief financial officer, treasurer, chief accounting officer or general counsel.

“Specified Transaction” means, any Investment, Restricted Payment, Restricted Prepayment, operating improvement, restructuring, cost savings initiative, any similar initiative and/or specified transaction, designation of an Unrestricted Subsidiary or incurrence of Indebtedness in respect of which compliance with the financial covenants set forth in Section 7.11 or a specified level of the First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio, the Total Net Leverage Ratio and/or other financial ratio or metric, is by the terms of this Agreement required to be calculated on a Pro Forma Basis, or any Specified Disposition; provided that, at the Borrower’s election, any such Specified Transaction (other than (x) a Restricted Payment or (y) a Disposition pursuant to Section 7.05(a)) having an aggregate value of less than $25,000,000 shall not be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect” thereto.

“Sponsor” means Pamplona Capital Management LLP and Wynnchurch LLP (in each case, together with its respective Affiliates and funds managed or advised by it or its Affiliates or any of their respective controlled Affiliates).

“Spot Rate” means, for a currency, the rate determined by the Administrative Agent or the applicable L/C Issuer, as applicable, to be the rate as published on the applicable Bloomberg screen page at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the applicable L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the applicable L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the relevant L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternate Currency.

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of April 27, 2021, among the Parent and the shareholders of the Parent party thereto.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.

“Subsidiary Guarantor” means (a) on the Closing Date, each Subsidiary listed on Part C of Schedule 1.01A and (b) thereafter, each other Subsidiary that is or becomes a party to Article 10 pursuant to Section 6.12 and 10.09, in each case, until such time as the respective Subsidiary is released from its obligations under Article 10 in accordance with the terms and provisions hereof, but in each case of clauses (a) and (b), excluding the Borrower.

“Successor Borrower” has the meaning specified in Section 7.04(a)(i).

“Survey” means a survey of any Material Real Property subject to a Mortgage (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Material Real Property is located, (ii) dated (or redated) as of a date reasonably acceptable to the Administrative Agent; provided that if the title company shall provide survey coverage, such date shall be deemed acceptable, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent and the title company, (iv) complying with the detail requirements of the American Land Title Association reasonably required by the Administrative Agent and customary in similar transactions, and (v) sufficient for the title company to provide survey coverage in any Title Policy required herein (together with any affidavits of “no-change” as may be required), (b) otherwise reasonably acceptable to the Administrative Agent and/or (c) a survey existing as of the later of the Closing Date and the date of the acquisition of the applicable Material Real Property together with an “affidavit of no change” satisfactory to the title company is delivered to the Administrative Agent and the title company.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward contracts, futures contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, repurchase agreements, reverse repurchase agreements, sell buy backs and buy sell back agreements, and securities lending and borrowing agreements or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement or related schedules, including any such obligations or liabilities arising therefrom.

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Target Person” has the meaning specified in Section 7.02.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to Term SOFR, the EURIBOR Rate, the CDO Rate or the AUD Rate.

“Term Benchmark Loan” means a Loan that bears interest at a rate based on a Term Benchmark.

“Term Borrowing” means a Borrowing consisting of simultaneous Term Loans of the same Class and Type and in the case of Term Benchmark Loans, having the same Interest Period made by each of the Term Lenders of such Class.

“Term Commitment” as to each Term Lender, its Initial Term Commitment and Additional Term Commitments.

“Term Facility” means, collectively, the Initial Term Facility and each Additional Term Facility.

“Termination Date” has the meaning specified in Article 6.

“Term Lenders” means, at any time, any Initial Term Lender or Additional Term Lender.

“Term Loans” means the Initial Term Loans and Additional Term Loans.

“Term Note” means a promissory note of the Borrower payable to any Term Lender or its registered permitted assigns, in substantially the form of Exhibit E-2, evidencing the aggregate indebtedness of the Borrower owed to such Term Lender resulting from the Term Loans made by such Term Lender.

“Term SOFR” means, (a)      for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator, plus the Applicable SOFR Adjustment; provided, however, that if as of 5:00 p.m. on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)            for any calculation with respect to an Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator, plus the Applicable SOFR Adjustment; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Base Rate SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR.

“Term SOFR Reference Rate” means the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.

“Test Period” means, as of any date, the period of four consecutive fiscal quarters then most recently ended for which financial statements under Section 6.01(a) or 6.01(b), as applicable, have been delivered (or are required to have been delivered); it being understood and agreed that prior to the first delivery of financial statements pursuant to Section 6.01(a) or Section 6.01(b), “Test Period” means the period of four consecutive fiscal quarters in respect to which the financial statements of Holdings are available.

“Threshold Amount” means $25,000,000.

“Title Policy” means a policy of title insurance (or marked-up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of a Mortgage as a valid mortgage Lien (subject only to Liens permitted under this Agreement (other than Section 7.01(g)(ii)) and other Liens reasonably acceptable to the Administrative Agent) on the mortgaged property and fixtures described therein in the amount equal to no more than the fair market value of such mortgaged property and fixtures, issued by a title company reasonably acceptable to the Administrative Agent which shall (a) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Administrative Agent; (b) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount); (c) have been supplemented by such endorsements as shall be reasonably requested by the Administrative Agent (provided that in lieu of a zoning endorsement, a zoning opinion, report or other letter in form and substance reasonably satisfactory to the Administrative Agent may be provided); and (d) affirmatively insure against loss arising out of or contain no exceptions to title other than Liens permitted hereunder.

“Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt on such date to (b) Consolidated EBITDA as of the last day of the most recently ended Test Period, in each case, of Holdings and its Restricted Subsidiaries on a consolidated basis.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans and all L/C Obligations.

“Transactions” means, collectively (a) the Refinancing, (b) the funding of the Loans and the execution and delivery of the Loan Documents, (c) any other transactions required in connection with the foregoing clauses and (d) the payment of fees, costs and expenses related to the foregoing clauses.

“Transformative Transaction” means any acquisition, Investment or Disposition by Holdings, the Borrower or any Restricted Subsidiary that either (a) is not permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or Investment or (b) if permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or Investment, would not provide the Borrower and its Restricted Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith.

“Type” means with respect to a Loan, its character as a Base Rate Loan, a Canadian Prime Rate Loan or a Term Benchmark Loan.

“U.S.” and “United States” mean the United States of America.

“U.S. Special Resolution Regimes” has the meaning specified in Section 11.27.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Cash Amount” means, as to any Person on any date of determination, the amount of (a) unrestricted cash and Cash Equivalents of such Person whether or not held in an account pledged to the Administrative Agent and (b) cash and Cash Equivalents of such Person restricted in favor of the Facilities (which may also include cash and Cash Equivalents securing other Indebtedness secured by a Lien on the Collateral on a pari passu or junior basis to the Liens securing the Secured Obligations), in each case, as determined in accordance with GAAP; it being understood and agreed that proceeds subject to Escrow shall not be included in the Unrestricted Cash Amount.

“Unrestricted Subsidiary” means (a) each Subsidiary of Holdings listed on Schedule 1.01B and (b) any Subsidiary of Holdings designated by a Responsible Officer of the Borrower or Holdings as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the Closing Date (and continuing until such time that such designation may be thereafter revoked by the Borrower or Holdings).

“USA Patriot Act” has the meaning specified in Section 11.20

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Subsidiary” means any Restricted Subsidiary of the Borrower that is organized under the laws of the United States, any state thereof or the District of Columbia.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares or other nominal issuance in order to comply with local laws) is at the time owned by such person and/or one or more Wholly-Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly-Owned Subsidiaries of such person, directly or indirectly, have a 100% equity interest at such time.

“Working Capital” means, at any date, the excess of current assets of Holdings and its Restricted Subsidiaries on such date (excluding cash and Cash Equivalents) over current liabilities of Holdings and its Restricted Subsidiaries on such date (excluding current liabilities in respect to Indebtedness), all determined on a consolidated basis in accordance with GAAP.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02.       Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c)           Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d)           The term “including” is by way of example and not limitation.

(e)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(f)            Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(g)           Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

(h)           For purposes of determining compliance at any time with Sections 7.01, 7.02, 7.03, 7.06 or 7.08 in the event that any Indebtedness, Lien, Investment, Restricted Payment or Restricted Prepayment, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 7.01 (other than Sections 7.01(a) and 7.01(b)), 7.02 (other than Section 7.02(x)), 7.03 (other than Sections 7.03(a) and 7.03(b)), 7.06 or 7.08, as applicable, the Borrower, in its sole discretion, may, from time to time, classify or reclassify such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any one category; provided that all Indebtedness outstanding hereunder and under the other Loan Documents shall be deemed to be so outstanding in reliance on Section 7.03(a). Notwithstanding anything to the contrary, (a) unless specifically stated otherwise herein, any dollar, number, percentage or other amount available under any carve-out, basket, exclusion or exception to any affirmative, negative or other covenant in this Agreement or the other Loan Documents may be accumulated, added, combined, aggregated or used together by any Loan Party and its Restricted Subsidiaries without limitation for any purpose not prohibited hereby, and (b) any action or event permitted by this Agreement or the other Loan Documents need not be permitted solely by reference to one provision permitting such action or event but may be permitted in part by one such provision and in part by one or more other provisions of this Agreement and the other Loan Documents.

Section 1.03.       Accounting Terms.

(a)            Subject to Section 1.03(d), all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including the First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio, the Total Net Leverage Ratio, any other financial ratios, Consolidated EBITDA, Consolidated Total Assets and other financial calculations pursuant to Section 7.11) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time.

(b)           If at any time any change in GAAP would affect the computation of any financial ratio set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio to preserve the original intent thereof in light of such change in GAAP (which amendment shall become effective on the earlier of (x) the acceptance of such change by the Required Lenders and (y) five (5) Business Days after notice of such change is posted to the Platform; provided that, until so amended, (i) such ratio shall continue to be computed in accordance with GAAP prior to such change therein (and no Default or Event of Default shall exist or be deemed to exist resulting solely from such change in GAAP) and (ii) the Borrower shall provide to the Administrative Agent a written reconciliation between calculations of such ratio made before and after giving effect to such change in GAAP.

(c)           Notwithstanding anything to the contrary contained herein, financial ratios and other financial calculations pursuant to this Agreement (including the First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio, the Total Net Leverage Ratio, any other financial ratios, Consolidated EBITDA, Consolidated Total Assets and other financial calculations pursuant to Section 7.11) shall, following any Specified Transaction, be calculated on a Pro Forma Basis until the completion of four full fiscal quarters following such Specified Transaction.

(d)           Notwithstanding anything to the contrary, for all purposes under this Agreement and the other Loan Documents, including negative covenants, financials covenants and component definitions, GAAP will be deemed to treat operating leases and Capitalized Leases in a manner consistent with their treatment under GAAP as in effect on December 31, 2017, notwithstanding any modifications or interpretive changes thereto that may occur thereafter (and ASU No. 2016-02 Leases (Topic 842) (or any other applicable financial accounting standard having a similar result or effect) shall be deemed a change in GAAP after the Closing Date, regardless of the date enacted, adopted or issued and regardless of any delayed implementation thereof). Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Holdings or any of its Subsidiaries at “fair value,” as defined therein.

Section 1.04.      Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05.      References to Agreements and Laws. Unless otherwise expressly provided herein,

(a)            references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and

(b)           references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06.      Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time in New York, New York (daylight or standard, as applicable).

Section 1.07.      Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, with respect to any payment of interest on or principal of Term Benchmark Loans, if such extension would cause any such payment to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

Section 1.08.      Certain Calculations and Tests.

(a)            For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including, without limitation, the First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio, the Total Net Leverage Ratio, any other financial ratios, Consolidated EBITDA, Consolidated Total Assets and other financial calculations pursuant to Section 7.11), such financial ratio or test shall be calculated on a Pro Forma Basis at the time such action is taken (subject to Section 1.12), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(b)            Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, Section 7.11 hereof, any First Lien Net Leverage Ratio test, any Senior Secured Net Leverage Ratio test and/or any Total Net Leverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement within the same covenant (including for purposes of Section 7.03, any Incremental Facility and/or Incremental Equivalent Debt incurred in reliance on the Incremental Cap and any Ratio Debt incurred in reliance on clause (a)(i) of the definition thereof) that requires compliance with a financial ratio or test (including, without limitation, Section 7.11 hereof, any First Lien Net Leverage Ratio test, any Senior Secured Net Leverage Ratio test and/or any Total Net Leverage Ratio test) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts.

Section 1.09.      Exchange Rates; Currencies Generally.

(a)           The Administrative Agent or the applicable L/C Issuer, as applicable, shall determine the Dollar Equivalent amounts of Credit Extensions denominated in Alternate Currencies as of each Revaluation Date. So long as the Administrative Agent has provided written notice to the Borrower and the L/C Issuer (or the applicable L/C Issuer has provided written notice to the Borrower and the Administrative Agent, as applicable) of the Dollar Equivalent for each Alternate Currency, such Dollar Equivalents shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such applicable amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants and ratio hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be the applicable Dollar Equivalent amount as so determined by the Administrative Agent or the applicable L/C Issuer, as applicable, on the most recent Revaluation Date or, in the case of financial statements and financial covenant compliance, on the most recent Revaluation Date to occur in the fiscal quarter or year, as applicable, with respect to which such financial statement and financial covenant compliance apply.

(b)           Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in an Alternate Currency, such amount shall be the Alternate Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternate Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable L/C Issuer, as applicable.

(c)           For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar Equivalent principal amount of Indebtedness denominated in a currency other than Dollars shall be calculated (i) in the case of Indebtedness other than revolving Indebtedness, based on the relevant Dollar Equivalent in effect on the date such Indebtedness was incurred and (ii) in the case of revolving Indebtedness, on the date when the commitments thereunder are first available or otherwise effective; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a currency other than Dollars, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant Dollar Equivalent in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased except by an amount no greater than accrued and unpaid interest thereon and any existing unutilized commitments thereunder and any reasonable fees, premiums and expenses related thereto and to such new Indebtedness. The principal amount in Dollars of any Indebtedness incurred to extend, replace, refund, refinance, renew or defease other Indebtedness, if incurred in a different foreign currency from the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, shall be calculated by the Administrative Agent based on the Dollar Equivalent applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance.

Section 1.10.      Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Additional Loans, Refinancing Term Loans, Loans in connection with any Refinancing Revolving Credit Facility, Extended Term Loans, Extended Revolving Credit Loans or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected with such Lender’s consent by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars” or the relevant Alternate Currency, “in immediately available funds”, “in cash” or any other similar requirement.

Section 1.11.       Additional Alternate Currencies.

(a)           The Borrower may from time to time request that Revolving Credit Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternate Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Revolving Credit Loans, such request shall be subject to the approval of the Administrative Agent and each of the Revolving Credit Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable L/C Issuer.

(b)           Any such request shall be made in writing to the Administrative Agent not later than 11:00 a.m., fifteen (15) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the relevant L/C Issuer in its reasonable discretion). In the case of any such request pertaining to Revolving Credit Loans, the Administrative Agent shall promptly notify each Revolving Credit Lender of the applicable Class thereof, and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the relevant L/C Issuer thereof. Each such Revolving Credit Lender (in the case of any such request pertaining to Revolving Credit Loans) and the relevant L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., five (5) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Revolving Credit Loans or the issuance of Letters of Credit, in such requested currency.

(c)           Any failure by a Revolving Credit Lender or the relevant L/C Issuer to respond to such request within the time period specified in Section 1.11(b) shall be deemed to be a refusal by such Revolving Credit Lender or L/C Issuer, as the case may be, to permit Revolving Credit Loans to be made or Letters of Credit, as applicable, to be issued in such requested currency. If the Administrative Agent and all the Revolving Credit Lenders that would be obligated to make Credit Extensions denominated in such requested currency consent to making Revolving Credit Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternate Currency hereunder for purposes of any Borrowings of Revolving Credit Loans; and if the Administrative Agent and the relevant L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternate Currency hereunder for purposes of any Letter of Credit. If the Administrative Agent shall fail to obtain the requisite consent to any request for an additional currency under this Section 1.11, the Administrative Agent shall promptly so notify the Borrower.

(d)           If Alternate Currencies are agreed to by the Administrative Agent pursuant to the definition thereof or this Section 1.11, upon request by the Borrower, this Agreement may be amended with the consent of the Administrative Agent, the Borrower and, to the extent relating to Letters of Credit, each L/C Issuer (and without the consent of any Lender) to incorporate the Administrative Agent’s customary operational and agency provisions with respect to such Loans (and any corresponding provisions with respect to Letters of Credit) requested to be denominated in such currencies.

Section 1.12.       Limited Condition Transactions.

(a)           In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of (i) determining compliance with any provision of this Agreement which requires the calculation of the First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio, the Total Net Leverage Ratio and/or any other financial ratio; or (ii) testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated Total Assets or Consolidated EBITDA, if any), in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such transaction is permitted hereunder shall be deemed to be the date the definitive agreement for such Limited Condition Transaction is entered into (or, in respect of any transaction described in clauses (b) or (c) of the definition of a Limited Condition Transaction, delivery of irrevocable notice or similar event) (such date, the “LCT Test Date”), and not at the time of consummation of such Limited Condition Transaction and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent test period ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with.

(b)           If the Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated Total Assets or Consolidated EBITDA of Holdings and its Restricted Subsidiaries or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken; provided that if such ratios or baskets improve as a result of such fluctuations, such improved ratios and/or baskets may be utilized. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to the incurrence of Indebtedness or Liens, or the making of Restricted Payments, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of Holdings or the Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary on or following the relevant LCT Test Date and prior to the earlier of (x) the date on which such Limited Condition Transaction is consummated or the (y) definitive agreement for such Limited Condition Transaction is terminated or expires (or, if applicable, the irrevocable notice is terminated or expires) without consummation of such Limited Condition Transaction, any such ratio or basket shall be tested by calculating the availability under such ratio or basket on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith have been consummated (including any incurrence of Indebtedness and any associated Lien and the use of proceeds thereof).

(c)            In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement which requires that no Default, Event of Default or Specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as no Default, Event of Default or Specified Event of Default, as applicable, exists on the LCT Test Date. If the Borrower has exercised its option under this Section 1.12, and any Default, Event of Default or Specified Event of Default occurs following the LCT Test Date and prior to the consummation of such Limited Condition Transaction, any such Default, Event of Default or Specified Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

Section 1.13.      Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time

Section 1.14.      Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, Canadian Prime Rate, any Term Benchmark or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, Canadian Prime Rate, any Term Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. Barclays and its affiliates or other related entities may, in their ordinary course of business, separate from their roles as the Administrative Agent, a Lender or other agent or arranger under the Loan Documents, engage in transactions that affect the calculation of Base Rate, Canadian Prime Rate, any Term Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner that, while undertaken in good faith, may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, Canadian Prime Rate, any Term Benchmark or any other Benchmark, in each case, pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE 2
The Commitments And Credit Extensions

Section 2.01.      The Initial Borrowings. (a) The Initial Term Borrowings. Subject to the terms and conditions set forth herein, each Initial Term Lender has severally agreed to make, on the Closing Date, Initial Term Loans to the Borrower in Dollars in an aggregate principal amount equal to its Initial Term Commitment. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Initial Term Loans may be Base Rate Loans or Term Benchmark Loans, as further provided herein.

(b)           The Initial Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Initial Revolving Credit Lender severally agrees to make Revolving Credit Loans to the Borrower in Dollars or an Alternate Currency from time to time, on any Business Day until the Initial Revolver Maturity Date, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Initial Revolving Credit Commitment; provided that after giving effect to any Initial Revolving Credit Borrowing, (x) the Revolving Outstandings of any Lender under the Initial Revolving Credit Facility shall not exceed such Lender’s Initial Revolving Credit Commitment, and (y) the Total Revolving Outstandings with respect to the Initial Revolving Credit Facility shall not exceed the aggregate Initial Revolving Credit Commitments (in each case, taking the Dollar Equivalent of all amounts in an Alternate Currency). Within the foregoing limits and subject to the terms, conditions and limitations set forth herein, (x) Revolving Credit Loans denominated in Dollars may consist of Base Rate Loans, Term Benchmark Loans or a combination thereof, and may be borrowed, paid, repaid and reborrowed and (y) Revolving Credit Loans denominated in an Alternate Currency may consist of Canadian Prime Rate Loans, Term Benchmark Loans or a combination thereof, and may be borrowed, paid, repaid and reborrowed. All Initial Revolving Credit Loans will be made by all Initial Revolving Credit Lenders in accordance with their Pro Rata Share of the Initial Revolving Credit Facility until the Initial Revolver Maturity Date.

Section 2.02.      Borrowings, Conversions and Continuations of Loans. (a) Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Term Benchmark Loans shall be made upon the Borrower’s delivery of a Loan Notice to the Administrative Agent by (i) 12:00 p.m. New York City time, three (3) Business Days (or such later time or date as agreed to by the Administrative Agent in its reasonable discretion) prior to the requested date of any Borrowing of Term Benchmark Revolving Credit Loans, continuation of Term Benchmark Revolving Credit Loans or any conversion of Base Rate Revolving Credit Loans or Canadian Prime Rate Revolving Credit Loans, as applicable, to Term Benchmark Revolving Credit Loans denominated in Dollars (or Canadian Dollars as the case may be), (ii) 12:00 p.m., New York City time, three (3) Business Days (or such later time or date as agreed to by the Administrative Agent in its reasonable discretion) prior to the requested date of any Borrowing of Term Benchmark Term Loans, continuation of Term Benchmark Term Loans or any conversion of Base Rate Term Loans to Term Benchmark Term Loans denominated in Dollars (provided that, if such Borrowing is an initial Credit Extension to be made on the Closing Date, notice must be received by the Administrative Agent not later than, in the case of Initial Term Loans, 1:00 p.m., New York City time, one (1) Business Day prior to the Closing Date), (iii) 12:00 p.m., New York city time, four (4) Business Days (or five (5) Business Days in the case of a Special Notice Currency) (or such later time or date as agreed to by the Administrative Agent in its reasonable discretion) prior to the requested date of any Borrowing of Term Benchmark Loans or continuation of Term Benchmark Loans denominated in an Alternate Currency, and (iv) 11:00 a.m., New York City time, on the requested date of any Borrowing of Base Rate Loans or Canadian Prime Rate Loans, as applicable. Each Borrowing of, conversion to or continuation of Term Benchmark Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof (in each case, or the Alternate Currency Equivalent thereof in the case of any Borrowing denominated in any other Alternate Currency). Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans or Canadian Prime Rate Loans, as applicable, shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (in each case, or the Alternate Currency Equivalent thereof in the case of any Borrowing denominated in any other Alternate Currency). Each Loan Notice shall specify (i) whether the Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Term Benchmark Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or which existing Term Loans or Revolving Credit Loans are to be converted, (v) whether such Borrowing will be made in Dollars or an Alternate Currency, (vi) with respect to Term Benchmark Loans, the duration of the Interest Period with respect thereto and (vii) the Borrower’s wire instructions. If the Borrower fails to specify a Type of Loan in a Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Term Benchmark Loans with an Interest Period of one (1) month’s duration. Any such automatic conversion to Term Benchmark Loans with an Interest Period of one (1) month’s duration shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term Benchmark Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Term Benchmark Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. Notwithstanding the foregoing each Revolving Credit Loan denominated in an Alternate Currency shall be a Term Benchmark Loan or a Canadian Prime Rate Loan, as applicable.

(b)           Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Term Benchmark Loans with an Interest Period of one (1) month’s duration as described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 2:00 p.m., New York City time, on the Business Day specified in the applicable Loan Notice. Upon receipt of all funds, and satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds, in each case, in accordance with instructions provided to the Administrative Agent by the Borrower; provided that if, on the date the Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, to the Borrower as provided above.

(c)            Except as otherwise provided herein, a Term Benchmark Loan may be continued or converted only on the last day of an Interest Period for such Term Benchmark Loan unless the Borrower pays the amount due, if any, under Section 3.07 in connection therewith. During the existence of an Event of Default, the Administrative Agent and the Required Lenders may require that no Loans may be requested as, converted to or continued as Term Benchmark Loans without the consent of the Required Lenders.

(d)           The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term Benchmark Loans upon determination of such interest rate. The determination of the Term Benchmark by the Administrative Agent shall be conclusive in the absence of manifest error.

(e)           After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans as the same Type, there shall not be more than twelve (12) Interest Periods in effect with respect to the Loans, unless otherwise agreed by the Administrative Agent.

(f)            The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

Section 2.03.      Letters of Credit.

(a)           The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Initial Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or an Alternate Currency for the account of the Borrower and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drafts under the Letters of Credit; and (B) the Initial Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower; provided that no L/C Issuer shall be obligated to issue any commercial Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension or after giving effect thereto, (w) the Total Revolving Outstandings with respect to the Initial Revolving Credit Facility would exceed the aggregate Initial Revolving Credit Commitments, (x) the Revolving Outstandings of any Lender under the Initial Revolving Credit Facility would exceed such Lender’s Initial Revolving Credit Commitment, (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit or (z) the Outstanding Amount of the L/C Obligations with respect to Letters of Credit issued by such L/C Issuer would exceed such L/C Issuer’s L/C Commitment (in each case, taking the Dollar Equivalent of all amounts in an Alternate Currency). All Existing Letters of Credit shall be deemed to have been issued pursuant hereto as of the Closing Date, and from and after the Closing Date shall be subject to and governed by the terms and conditions set forth herein. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(i)                    An L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A)            any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which, in each case, such L/C Issuer in good faith deems material to it;

(B)            subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last renewal, unless all Initial Revolving Credit Lenders (other than any Initial Revolving Credit Lender that is a Defaulting Lender) have approved such expiry date;

(C)            the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all Initial Revolving Credit Lenders (other than any Initial Revolving Credit Lender that is a Defaulting Lender) have approved such expiry date; or

(D)            the issuance of such Letter of Credit would violate any Laws or one or more policies of such L/C Issuer.

(ii)                   An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b)           Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable L/C Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 1:00 p.m. at least five (5) Business Days prior to the proposed issuance date or date of amendment, as the case may be, or such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the relevant L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request. No Letter of Credit, Letter of Credit Application or other document entered into by the Borrower with any L/C Issuer relating to any Letter of Credit shall contain any representations or warranties, covenants or events of default not set forth in this Agreement (and to the extent inconsistent herewith shall be rendered null and void (or reformed automatically without further action by any Person to conform to the terms of this Agreement), and if any Letter of Credit Application includes representations and warranties, covenants and/or events of default that do not contain the materiality qualifiers, exceptions or thresholds that are applicable to the analogous provisions of this Agreement or other Loan Documents, or are otherwise more restrictive, the relevant qualifiers, exceptions and thresholds contained herein shall be incorporated therein or, to the extent more restrictive, shall be deemed for purposes of such Letter of Credit Application to be the same as the analogous provisions herein.

(i)                     Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent in writing that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the relevant L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the relevant L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof (such confirmation to be promptly provided by the Administrative Agent), then, subject to the terms and conditions hereof, the relevant L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Initial Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(ii)                    If the Borrower so requests in any applicable Letter of Credit Application, the relevant L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the relevant L/C Issuer to prevent any such renewal at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve (12) month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the relevant L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such renewal. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that the relevant L/C Issuer shall not permit any such renewal if (A) such L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) to the extent the face amount of the applicable Letter of Credit is increasing, it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date from the Administrative Agent, any Initial Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iii)                   Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify the Borrower (through the Administrative Agent) and the Administrative Agent thereof. Not later than 3:00 p.m. on the date of any payment by the relevant L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in Dollars (taking the Dollar Equivalent of any amounts in an Alternate Currency, as applicable); provided that if notice of such drawing is not provided to the Borrower prior to 12:00 noon on the Honor Date, then the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in Dollars (taking the Dollar Equivalent of any amounts in an Alternate Currency, as applicable) on the next succeeding Business Day and such extension of time shall be reflected in computing fees in respect of any such Letter of Credit. If the Borrower fails to so reimburse the relevant L/C Issuer by such time, the Administrative Agent shall promptly notify each Initial Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Initial Revolving Credit Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested an Initial Revolving Credit Borrowing of (x) in the case of a Letter of Credit denominated in Dollars, a Base Rate Loan denominated in Dollars in an equivalent amount, (y) in the case of a Letter of Credit denominated in Canadian Dollars, a Canadian Prime Rate Loan denominated in Canadian Dollars in an equivalent amount and (z) in the case of a Letter of Credit denominated in an Alternate Currency (other than Canadian Dollars), a Term Benchmark Loan denominated in such Alternate Currency to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02(a) for the principal amount of Base Rate Loans and Canadian Prime Rate Loans, as applicable, but subject to the amount of the unutilized portion of the Initial Revolving Credit Commitments and the conditions set forth in Section 4.02.

(ii)                    Each Initial Revolving Credit Lender (including the Lender acting as the relevant L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent (if such notice is provided to the Initial Revolving Credit Lenders prior to 11:00 a.m. on such date, and otherwise, by no later than two hours after receipt of such notice), whereupon, subject to the provisions of Section 2.03(c)(iii), each Initial Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the relevant L/C Issuer in Dollars.

(iii)                  With respect to any Unreimbursed Amount that is not fully refinanced by an Initial Revolving Credit Borrowing of Base Rate Loans, the Borrower shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Initial Revolving Credit Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)                  Until each Initial Revolving Credit Lender funds its Initial Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of such L/C Issuer.

(v)                   Each Initial Revolving Credit Lender’s obligation to make Initial Revolving Credit Loans or L/C Advances to reimburse the relevant L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Initial Revolving Credit Lender’s obligation to make Initial Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Loan Notice or the occurrence of a Default). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)                  If any Initial Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect. If such Lender pays such amount (with interest as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the relevant L/C Issuer submitted to any Initial Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations. (i) If, at any time after the relevant L/C Issuer has made a payment under any Letter of Credit and has received from any Initial Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof in Dollars or Alternate Currency and in the same funds as those received by the Administrative Agent.

(i)                    If any payment received by the Administrative Agent for the account of relevant L/C Issuer pursuant to Section 2.03(c)(ii) is required to be returned under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Initial Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

(e)            Obligations Absolute. The obligation of the Borrower to reimburse any L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)                     any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document, or any term or provision therein;

(ii)                    the existence of any claim, counterclaim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                   any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)           any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of the Borrower in respect of such Letter of Credit; or

(vi)          any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder;

Neither the Administrative Agent, the Lenders nor the L/C Issuer, nor any of their Agent-Related Persons, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the relevant L/C Issuer; provided that the foregoing shall not excuse any L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages) suffered by the Borrower that are caused by such L/C Issuer’s gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction). The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the relevant L/C Issuer.

(f)           Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of any L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of such L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at Law or under this Agreement or any other agreement. None of any L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of such L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against any L/C Issuer, and any L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to special, indirect, consequential or punitive damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit (as finally determined by a court of competent jurisdiction). In furtherance and not in limitation of the foregoing, the relevant L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the relevant L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)          Cash Collateral. Upon the request of the Administrative Agent or the relevant L/C Issuer, (i) if the relevant L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall, within three (3) Business Days, Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to 103% of such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be) or, in the case of clause (ii), provide a back-to-back letter of credit in a face amount at least equal to 103% of the then undrawn amount of such Letter of Credit from an issuer and in form and substance reasonably satisfactory to the relevant L/C Issuer. For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, or its designee, for the benefit of the relevant L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. Cash Collateral shall be maintained in a Cash Collateral Account. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than rights or claims of the Administrative Agent arising by operation of law or that the total amount of such funds is less than 103% of the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional 103% of funds to be deposited and held in the Cash Collateral Account, an amount equal to the excess of (A) such aggregate Outstanding Amount over (B) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent the amount of any Cash Collateral exceeds 103% of the aggregate Outstanding Amount of all L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower.

(h)          Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the relevant L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit and on an exception basis only, shall apply to certain standby Letters of Credit as may be required by local law or statute.

(i)            Letter of Credit Fees. The Borrower shall pay to the Administrative Agent, for the account of each Initial Revolving Credit Lender in accordance with its Pro Rata Share, a Letter of Credit fee (each an “L/C Fee”) for each Letter of Credit issued for the account of the Borrower equal to the Applicable Margin for Term Benchmark Loans times the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit). Such L/C Fee shall be computed on a quarterly basis in arrears and shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Margin during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.

(j)           Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to each L/C Issuer for its own account, in Dollars, a fronting fee (the “Fronting Fee”) with respect to each Letter of Credit issued by such L/C Issuer for the account of the Borrower in an amount equal to 0.125% per annum of the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit). Such Fronting Fee shall be computed on a quarterly basis in arrears and shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Borrower shall pay directly to each L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within five (5) Business Days of invoice and are nonrefundable.

(k)          Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(l)           Defaulting Lenders. This Section 2.03 shall be subject to the applicable provisions of Section 2.14 in the event any Initial Revolving Credit Lender becomes a Defaulting Lender.

(m)         Provisions Related to Extended Revolving Credit Commitments. If the maturity date in respect of any tranche of Initial Revolving Credit Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Revolving Credit Commitments in respect of which the maturity date shall not have occurred are then in effect and which the Revolving Credit Lenders thereunder have agreed to participate in the L/C Obligations, (x) the outstanding Initial Revolving Credit Loans shall be repaid pursuant to Section 2.04 on such maturity date to the extent and in an amount sufficient to permit the reallocation of the Outstanding Amount of L/C Obligations relating to the outstanding Letters of Credit contemplated by clause (y) below and (y) such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make payments in respect thereof pursuant to Section 2.03(c)) under (and ratably participated in by the applicable Revolving Credit Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the Revolving Credit Commitments in respect of such nonterminating tranches at such time (it being understood that (1) the participations therein of Initial Revolving Credit Lenders under the maturing tranche shall be correspondingly released and (2) no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), but without limiting the obligations with respect thereto, the Borrower shall provide a backstop letter of credit or Cash Collateral with respect to any such Letter of Credit in a manner reasonably satisfactory to the applicable L/C Issuer. If, for any reason, such backstop letter of credit or Cash Collateral is not provided, or the reallocation does not occur, the Initial Revolving Credit Lenders under the maturing tranche shall continue to be responsible for their participating interests in the Letters of Credit; provided that, notwithstanding anything to the contrary contained herein, upon any subsequent repayment of the Initial Revolving Credit Loans, the reallocation set forth in clause (i) shall automatically and concurrently occur to the extent of such repayment (it being understood that no partial face amount of any Letter of Credit may be so reallocated). Except to the extent of reallocations of participations pursuant to clause (i) of this Section 2.03(m), the occurrence of a maturity date with respect to the Initial Revolving Credit Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Initial Revolving Credit Lenders in any Letter of Credit issued before such maturity date. Commencing with the maturity date of the Initial Revolving Credit Commitments, the Letter of Credit Sublimit under any tranche of Revolving Credit Commitments that has not so then matured shall be as agreed by the Borrower with such Revolving Credit Lenders; provided that in no event shall such sublimit be less than the sum of (x) the Outstanding Amount of L/C Obligations with respect to the Revolving Credit Lenders under such extended tranche immediately prior to such maturity date and (y) the face amount of the Letters of Credit reallocated to such tranche of Revolving Credit Commitments pursuant to clause (i) of this Section 2.03(m) (assuming Initial Revolving Credit Loans are repaid in accordance with clause (i)(x)).

(n)          L/C Issuer Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each L/C Issuer shall, in addition to its notification obligations set forth elsewhere in this Section 2.03, provide the Administrative Agent a Letter of Credit Report, as follows: (i) reasonably prior to the time that such L/C Issuer issues, amends, renews, increases or extends a Letter of Credit, the date of such issuance, amendment, renewal, increase or extension and the stated amount of the Letters of Credit issued by such L/C Issuer after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed); (ii) on each Business Day on which such L/C Issuer makes a payment pursuant to a Letter of Credit, the date and amount of such payment; (iii) on any Business Day on which the Borrower fails to reimburse a payment made pursuant to a Letter of Credit required to be reimbursed to such L/C Issuer on such day, the date of such failure and the amount of such payment; (iv) on any Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such L/C Issuer; and (v) for so long as any Letter of Credit issued by such L/C Issuer is outstanding, such L/C Issuer shall deliver to the Administrative Agent (A) on the last Business Day of each calendar month, (B) at all other times a Letter of Credit Report is required to be delivered pursuant to this Agreement, and (C) on each date that (1) a L/C Credit Extension occurs, or (2) there is any expiration, cancellation and/or disbursement, in each case, with respect to any such Letter of Credit, a Letter of Credit Report appropriately completed with the information for every outstanding Letter of Credit issued by such L/C Issuer.

Section 2.04.         Prepayments.

(a)          Optional Prepayments.

(i)             The Borrower may, upon written notice from the Borrower to the Administrative Agent, at any time or from time to time, voluntarily prepay the Term Loans of any Class or Class and/or Revolving Credit Loans of any Class or Class in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 12:00 p.m. (w) three (3) Business Days prior to any date of prepayment of Term Benchmark Revolving Credit Loans denominated in Dollars, (x) three (3) Business Days prior to any date of prepayment of Term Benchmark Term Loans, denominated in Dollars, (y) four (4) Business Days (or five (5) Business Days in the case of a Special Notice Currency) prior to any date of prepayment of Term Benchmark Loans denominated in an Alternate Currency and (z) one (1) Business Day prior to the date of prepayment of Base Rate Loans or Canadian Prime Rate Loans, as applicable (in each case with respect to clauses (x) through (z), or such shorter period or later time as agreed to by the Administrative Agent in its reasonable discretion); (B) any prepayment of Term Benchmark Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or, the same numerical number with respect to the applicable Alternate Currency in the case of any prepayment of Loans denominated in an Alternate Currency); and (C) any prepayment of Base Rate Loans or Canadian Prime Rate Loans, as applicable, shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, the same numerical number with respect to the applicable Alternate Currency in the case of any prepayment of Loans denominated in an Alternate Currency) or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Term Benchmark Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.07. Each prepayment of the Loans pursuant to this Section 2.04(a) shall be applied among the Facilities, Classes and/or Class in such amounts as the Borrower may direct in its sole discretion and in the absence of such direction, any such prepayment shall be applied in direct order of maturity. Each prepayment in respect of a particular Facility shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares.

(ii)            Notwithstanding anything to the contrary contained in this Agreement, any notice of prepayment under Section 2.04(a)(i) may be conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(iii)           In the event that, on or prior to the date that is six (6) months after the Closing Date, the Borrower (x) prepays, repays, refinances, substitutes or replaces any Initial Term Loans in connection with a Repricing Event or (y) effects any amendment, modification or waiver of, or consent under, this Agreement resulting in a Repricing Event, the Borrower shall pay to the Administrative Agent for the ratable account of each of the applicable Lenders, (I) in the case of clause (x), a premium of 1.00% of the aggregate principal amount of the Initial Term Loans so prepaid, repaid, refinanced, substituted or replaced and (II) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the Initial Term Loans that are the subject of such Repricing Event outstanding immediately prior to such amendment. Such amounts shall be due and payable on the date of effectiveness of such Repricing Event; provided, however, that in the case of the exercise by the Borrower of its rights under Section 11.01(f) in connection with a Repricing Event effected through an amendment, the prepayment premium described in the immediately preceding clause (I) shall be payable to any Lender replaced or repaid pursuant to Section 11.01(f) (and not any Person who replaces such Lender) in respect of the Initial Term Loans assigned pursuant to Section 11.01(f) immediately prior to such Repricing Event.

(b)          Mandatory.

(i)             (A) If (1) any Prepayment Asset Sale occurs or (2) any Casualty Event occurs, which in the aggregate results in the realization or receipt by any Restricted Company of Net Cash Proceeds in an amount in excess of the Excess Asset Sale Threshold, the Borrower shall cause to be prepaid on or prior to the date which is ten (10) Business Days after the date of the realization or receipt of such excess Net Cash Proceeds an aggregate principal amount of Initial Term Loans in an amount equal to the Asset Sale Prepayment Percentage of such excess Net Cash Proceeds (the “Applicable Asset Sale Proceeds”); provided that (x) no such prepayment shall be required pursuant to this Section 2.04(b)(i)(A) if the Borrower shall intend to reinvest all or a portion of such Net Cash Proceeds in accordance with Section 2.04(b)(i)(B), (y) such Applicable Asset Sale Proceeds shall only be required to be prepaid under this Section 2.04(b)(i) if (and only to the extent) in excess of the Excess Asset Sale Threshold and (y) if at the time that any such prepayment would be required, the Borrower is required to offer to repurchase any Indebtedness outstanding at such time that is secured by a Lien on the Collateral ranking pari passu with the Lien securing the Initial Term Loans pursuant to the terms of the documentation governing such Indebtedness with the Net Cash Proceeds of such Disposition or Casualty Event (such Indebtedness required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the Borrower, at its election, may apply the Applicable Asset Sale Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time) and the remaining Net Cash Proceeds so received to the prepayment of such Other Applicable Indebtedness; provided, further, that (x) the portion of the Applicable Asset Sale Proceeds (but not the other Net Cash Proceeds received) allocated to the Other Applicable Indebtedness shall not exceed the amount of Applicable Asset Sale Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Cash Proceeds shall be allocated to the Initial Term Loans in accordance with the terms hereof to the prepayment of the Initial Term Loans and the amount of prepayment of the Initial Term Loans that would have otherwise been required pursuant to this Section 2.04(b)(i) shall be reduced accordingly and (y) to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof;

(B)             With respect to any Net Cash Proceeds realized or received with respect to any Prepayment Asset Sale or any Casualty Event required to be applied in accordance with Section 2.04(b)(i)(A), at the option of the Borrower, the Borrower may reinvest all or any portion of such Net Cash Proceeds in the acquisition, improvement or maintenance of assets useful in the operations of the Restricted Companies and/or to fund Permitted Acquisitions or permitted Investments within (x) eighteen (18) months following receipt of such Net Cash Proceeds or (y) if the Borrower enters into a contract to reinvest such Net Cash Proceeds within such eighteen (18) month period following receipt thereof, twenty-four (24) months following receipt of such Net Cash Proceeds; provided that if any Net Cash Proceeds are no longer intended to be so reinvested or are not so reinvested during such eighteen (18) month period or twenty-four (24) month period, as applicable, an amount equal to any such Net Cash Proceeds shall within ten (10) Business Days be applied to the prepayment of the Initial Term Loans as set forth in this Section 2.04.

(ii)            If any Restricted Company incurs or issues any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03 (other than Refinancing Indebtedness which shall be treated in accordance with Section 2.16), the Borrower shall cause to be prepaid an aggregate principal amount of Initial Term Loans in an amount equal to 100.0% of all Net Cash Proceeds received therefrom on or prior to the Business Day after the receipt of such Net Cash Proceeds.

(iii)           Within fifteen (15) Business Days after financial statements have been or are required to be delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been or is required to be delivered pursuant to Section 6.02(a) for the relevant Excess Cash Flow Period, the Borrower shall cause to be prepaid an aggregate principal amount of the Initial Term Loans and any other Term Loans then subject to ratable prepayment requirements in accordance with Section 2.04(b)(iv) in an amount equal to the Excess Cash Flow Percentage of Excess Cash Flow, if any, for the Excess Cash Flow Period covered by such financial statements minus the sum of (A) the amount of any voluntary prepayments of the Term Loans and any other prepayments of Incremental Equivalent Debt and/or other Indebtedness secured by Liens on the Collateral on a pari passu or senior basis with the Liens on the Collateral securing the Initial Term Loans during the Excess Cash Flow Period covered by such financial statements and after the end of such Excess Cash Flow Period and prior to the fifteenth Business Day after the financial statements are required to be delivered pursuant to Section 6.01(a) (including in connection with debt buybacks made by the Borrower in an amount equal to the discounted amount actually paid in respect thereof pursuant to Section 2.04(d), Section 10.07 and/or otherwise, and/or the application of yank-a-bank provisions that result in a reduction of such Loans), (B) solely to the extent the Revolving Credit Commitments (or revolving commitments, as applicable) are reduced in connection therewith (and solely to the extent of the amount of such reduction), the amount of any prepayments of the Revolving Credit Loans and/or other revolving indebtedness secured by Liens on the Collateral on a pari passu or senior basis to the Liens on the Collateral securing the Initial Term Loans during the Excess Cash Flow Period covered by such financial statements and after the end of such Excess Cash Flow Period and prior to the fifteenth Business Day after the financial statements are required to be delivered pursuant to Section 6.01(a), except, in the case of each of clause (A) and (B), to the extent such prepayments were financed with the proceeds of long-term Indebtedness (other than revolving debt) (the amount of Excess Cash Flow required to be prepaid hereunder, the “Applicable ECF Proceeds”); provided, that any amounts that can reduce Excess Cash Flow pursuant to foregoing clauses (A) and (B) may, at the option of the Borrower, be carried forward to any subsequent fiscal year to the extent the amount of such prepayments exceed the amount of prepayments required to be made from Excess Cash Flow for such year, when taken together with any other payments required for such year; provided, further, that, (x) if at the time that any such prepayment would be required, the Borrower is required to offer to repurchase any Other Applicable Indebtedness, then the Borrower, at its election, may apply the Applicable ECF Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time) and the remaining Excess Cash Flow so received to the prepayment of such Other Applicable Indebtedness and (y) such Applicable ECF Proceeds (calculated without giving effect to clause (x) above) shall only be required to be prepaid under this Section 2.04(b)(iii) if (and only to the extent) in excess of the Excess Cash Flow Threshold.

(iv)          Except as otherwise provided in any Incremental Joinder, Refinancing Amendment or Extension Amendment, in each case with respect to the Class or Classes of Term Loans covered thereby, each prepayment of Term Loans pursuant to this Section 2.04(b) shall be applied in a manner as directed by the Borrower among any Class or Classes of Term Loans, and without any such direction, ratably to each Class of the Term Loans (based on the amount of outstanding principal) and in direct order of maturities to the principal repayment installments of the Term Loans that are due after the date of such prepayment; provided that, the Borrower may not direct any mandatory prepayments under one Class or Class of Term Loans to a later maturing Class or Classes of Term Loans. Each such prepayment shall be paid to the Term Lenders in accordance with their respective Pro Rata Shares.

(v)           The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Initial Term Loans required to be made pursuant to this Section 2.04(b) by 2:00 p.m. at least (A) in the case of the prepayment of Initial Term Loans which are Base Rate Loans, five (5) Business Days and (B) in the case of prepayments of Initial Term Loans which are Term Benchmark Loans, five (5) Business Days, in each case, prior to the date of such prepayment. Each such notice shall be in the form of Exhibit M hereto and, in any case, shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment.

(vi)          In the event that on any Revaluation Date (after giving effect to the determination of the Total Revolving Outstandings with respect to the applicable Revolving Credit Facility) the Total Revolving Outstandings with respect to such Revolving Credit Facility exceeds an amount equal to 103% of the total Revolving Credit Commitments under such Revolving Credit Facility, the Borrower shall, within two (2) Business Days of receipt of notice from the Administrative Agent, prepay the Revolving Credit Loans and/or reduce L/C Obligations (in each case, taking the Dollar Equivalent of any amounts in an Alternate Currency), in an aggregate amount sufficient to reduce such Total Revolving Outstandings as of the date of such payment to an amount not to exceed 100.0% of the total Revolving Credit Commitment then in effect with respect to such Revolving Credit Facility by taking any of the following actions as it shall determine at its sole discretion: (I) prepayment of Revolving Credit Loans in accordance with Section 2.04, (II) with respect to such excess L/C Obligations, deposit of Cash in a Cash Collateral Account or “backstopping” or replacement of such Letters of Credit, in each case, in an amount equal to 103% of such excess L/C Obligations (minus the amount then on deposit in the Cash Collateral Account).

(vii)         Notwithstanding any other provisions of Section 2.04(b), to the extent any or all of the Net Cash Proceeds of any Disposition of property or assets by a Non-U.S. Subsidiary (a “Foreign Asset Sale”), the Net Cash Proceeds of any Casualty Event received by a Non-U.S. Subsidiary (a “Foreign Recovery Event”), or Excess Cash Flow attributable to Non-U.S. Subsidiaries are prohibited or delayed by any applicable Law (including, without limitation, capital maintenance, financial assistance, corporate benefit or other restrictions (including as to lack of distributable reserves) on up streaming of cash intragroup and the fiduciary and statutory duties of the management of the relevant members of the relevant Non-U.S. Subsidiary giving rise to any risk of personal liability, including any civil or criminal liability) from being repatriated to or passed on to or used for the benefit of the Borrower, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to prepay the Initial Term Loans at the times provided in Section 2.04(b) but may be retained by the applicable Non-U.S. Subsidiary so long, but only so long, as the applicable Law will not permit repatriation or the passing on to or otherwise using for the benefit of the Borrower (the Borrower hereby agreeing to use (or cause the applicable Non-U.S. Subsidiary to use) all commercially reasonable efforts to promptly overcome or eliminate any such restrictions on repatriation, passing on or other use for the benefit of the Borrower and/or use the other cash sources of the Borrower and the Restricted Subsidiaries to make the relevant prepayment) and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable Law, such repatriation will be promptly effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be applied promptly (and in any event not later than two (2) Business Days after such repatriation) (net of additional Taxes payable or reserved against as a result thereof) to the prepayment of the Initial Term Loans pursuant to Section 2.04(b). In addition, notwithstanding any other provision of Section 2.04(b), no prepayment relating to (i) any Net Cash Proceeds of any Foreign Asset Sale, Net Cash Proceeds of any Foreign Recovery Event and (iii) Excess Cash Flow attributable to Non-U.S. Subsidiaries shall be required to be made by the Borrower and the Restricted Subsidiaries to the extent there are, or could reasonably be expected to be, material adverse tax consequences (taking into account any applicable foreign tax credit or other similar tax benefit actually received in connection with such prepayment) to Holdings (or such other direct or indirect parent entity of Holdings) or its subsidiaries as reasonably determined by the Borrower.

(viii)        Notwithstanding the foregoing, each Term Lender shall have the right to reject in whole (but not in part) its applicable percentage of any mandatory prepayment of the Term Loans pursuant to Section 2.04(b)(i) or 2.04(b)(iii) (each such Lender, a “Rejecting Lender”) by providing written notice of such to the Administrative Agent no later than 2:00 p.m. one (1) Business Day after the date such Term Lender receives notice from the Administrative Agent of such mandatory prepayment (if any Term Lender fails to provide such notice, they shall be deemed to have accepted their applicable percentage of such mandatory repayment), in which case the amounts so rejected may be retained by the Borrower (the aggregate amount of such proceeds so rejected as of any date of determination, the “Declined Proceeds”).

(c)          Funding Losses, Etc. All prepayments under this Section 2.04 shall be made together with, in the case of any such prepayment of a Term Benchmark Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Term Benchmark Loan pursuant to Section 3.07. Notwithstanding any of the provisions of Section 2.04(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Term Benchmark Loans is required to be made under Section 2.04(b), other than on the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with Section 2.04(b). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with Section 2.04(b).

(d)          Discounted Voluntary Prepayments.

(i)            Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, the Borrower shall have the right at any time and from time to time to prepay one or more Classes of Term Loans to the Lenders at a discount to the par value of such Loans and on a non pro rata basis (each, a “Discounted Voluntary Prepayment”) pursuant to the procedures described in this Section 2.04(d); provided that (A) no proceeds from Revolving Credit Loans shall be used to consummate any such Discounted Voluntary Prepayment, (B) any Discounted Voluntary Prepayment shall be offered to all Term Lenders of such Class on a pro rata basis and (C) the Borrower shall deliver to the Administrative Agent, together with each Discounted Prepayment Option Notice, a certificate of a Responsible Officer of the Borrower (1) stating that no Specified Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment, (2) stating that each of the conditions to such Discounted Voluntary Prepayment contained in this Section 2.04(d) has been satisfied and (3) specifying the aggregate principal amount of Term Loans of any Class offered to be prepaid pursuant to such Discounted Voluntary Prepayment.

(ii)            To the extent the Borrower seeks to make a Discounted Voluntary Prepayment, the Borrower will provide written notice to the Administrative Agent substantially in the form of Exhibit I-1 hereto (each, a “Discounted Prepayment Option Notice”) that the Borrower desires to prepay Term Loans of one or more specified Classes in an aggregate principal amount specified therein by the Borrower (each, a “Proposed Discounted Prepayment Amount”), in each case, at a discount to the par value of such Loans as specified below. The Proposed Discounted Prepayment Amount of any Loans shall not be less than $2,500,000 (or, the same numerical number with respect to the applicable Alternate Currency in the case any Loans denominated in an Alternate Currency). The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment (A) the Proposed Discounted Prepayment Amount for Loans to be prepaid, (B) a discount range (which may be a single percentage) selected by the Borrower with respect to such proposed Discounted Voluntary Prepayment equal to a percentage of par of the principal amount of the Loans to be prepaid (the “Discount Range”), and (C) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment, which shall be at least three (3) Business Days from and including the date of the Discounted Prepayment Option Notice (the “Acceptance Date”).

(iii)           Upon receipt of a Discounted Prepayment Option Notice, the Administrative Agent shall promptly notify each applicable Lender thereof. On or prior to the Acceptance Date, each such Lender may specify by written notice substantially in the form of Exhibit I-2 hereto (each, a “Lender Participation Notice”) to the Administrative Agent (A) a maximum discount to par (the “Acceptable Discount”) within the Discount Range (for example, a Lender specifying a discount to par of 20% would accept a purchase price of 80% of the par value of the Loans to be prepaid) and (B) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of the Term Loans to be prepaid held by such Lender with respect to which such Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Discount (“Offered Loans”). Based on the Acceptable Discounts and principal amounts of the Term Loans to be prepaid specified by the Lenders in the applicable Lender Participation Notice, the Administrative Agent, in consultation with the Borrower, shall determine the applicable discount for such Term Loans to be prepaid (the “Applicable Discount”), which Applicable Discount shall be (A) the percentage specified by the Borrower if the Borrower has selected a single percentage pursuant to Section 2.04(d)(ii)) for the Discounted Voluntary Prepayment or (B) otherwise, the highest Acceptable Discount at which the Borrower can pay the Proposed Discounted Prepayment Amount in full (determined by adding the Outstanding Amount of Offered Loans commencing with the Offered Loans with the highest Acceptable Discount); provided, however, that in the event that such Proposed Discounted Prepayment Amount cannot be repaid in full at any Acceptable Discount, the Applicable Discount shall be the lowest Acceptable Discount specified by the Lenders that is within the Discount Range. The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Discounted Voluntary Prepayment and have Qualifying Loans. Any Lender with outstanding Term Loans to be prepaid whose Lender Participation Notice is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of any of its Loans at any discount to their par value within the Applicable Discount.

(iv)          The Borrower shall make a Discounted Voluntary Prepayment by prepaying those Term Loans to be prepaid (or the respective portions thereof) offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Discount that is equal to or greater than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount; provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts, in each case, calculated by applying the Applicable Discount, the Borrower shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent). If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts, in each case, calculated by applying the Applicable Discount, the Borrower shall prepay all Qualifying Loans.

(v)           Each Discounted Voluntary Prepayment shall be made within five (5) Business Days of the Acceptance Date (or such later date as the Administrative Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans), without premium or penalty (but subject to Section 3.04), upon irrevocable written notice substantially in the form of Exhibit I-3 hereto (each a “Discounted Voluntary Prepayment Notice”), delivered to the Administrative Agent no later than 1:00 p.m., New York City time, three (3) Business Days prior to the date of such Discounted Voluntary Prepayment, which notice shall specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Administrative Agent. Upon receipt of any Discounted Voluntary Prepayment Notice, the Administrative Agent shall promptly notify each relevant Lender thereof. If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Discount on the applicable Loans, on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid. The par principal amount of each Discounted Voluntary Prepayment of a Term Loan shall be applied ratably to reduce the remaining installments of such Class of Term Loans (as applicable).

(vi)          To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to procedures (including as to timing, rounding, minimum amounts, Type and Interest Periods and calculation of Applicable Discount in accordance with Section 2.04(d)(ii) above) established by the Administrative Agent and the Borrower, each acting reasonably.

(vii)         Prior to the delivery of a Discounted Voluntary Prepayment Notice, (A) upon written notice to the Administrative Agent, the Borrower may withdraw or modify its offer to make a Discounted Voluntary Prepayment pursuant to any Discounted Prepayment Option Notice and (B) no Lender may withdraw its offer to participate in a Discounted Voluntary Prepayment pursuant to any Lender Participation Notice unless the terms of such proposed Discounted Voluntary Prepayment have been modified by the Borrower after the date of such Lender Participation Notice.

(viii)        Nothing in this Section 2.04(d) shall require the Borrower to undertake any Discounted Voluntary Prepayment.

(ix)           Notwithstanding anything herein to the contrary, the Administrative Agent shall be under no obligation to act as manager for any Discounted Voluntary Prepayment.

Section 2.05.         Termination or Reduction of Commitments. (a) Optional. The Borrower may, upon written notice to the Administrative Agent, terminate the aggregate Revolving Credit Commitments, or from time to time permanently reduce the Aggregate Revolving Credit Commitments of any Class; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount (A) of $500,000 or any whole multiple of $100,000 in excess thereof or (B) equal to the Aggregate Revolving Credit Commitments, at such time, (iii) if, after giving effect to any reduction of the Aggregate Revolving Credit Commitments or the Letter of Credit Sublimit exceeds the amount of the Aggregate Revolving Credit Commitments, such sublimit shall be automatically reduced by the amount of such excess and (iv) the Borrower may not reduce Revolving Credit Commitments under one Class prior to any reduction under an earlier maturing Class of Revolving Credit Commitments. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of reduction or termination of the Aggregate Revolving Credit Commitments if such reduction or termination would have resulted from a refinancing of all or any part of the Facilities, which refinancing shall not be consummated or otherwise shall be delayed.

(b)          Mandatory. The Initial Term Commitment of each Initial Term Lender shall be automatically and permanently reduced to $0 on the Closing Date upon the making of the Initial Term Loans in accordance with Section 2.01. The Revolving Credit Commitments shall be automatically and permanently reduced to $0 on the Initial Revolver Maturity Date applicable to such Class.

(c)           Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit or the unused Commitments of any Class or Class under this Section 2.05. Upon any reduction of unused Commitments of any Class or Class, the Commitment of each Lender of such Class or Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.09). All Commitment Fees accrued until the effective date of any termination of the Revolving Credit Commitments shall be paid on the effective date of such termination.

Section 2.06.         Repayment of Loans.

(a)           Initial Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Initial Term Lenders: (A) commencing on the last Business Day of the first full fiscal quarter ending after the Closing Date, on or prior to the last Business Day of each March, June, September and December that occurs prior to the Initial Term Loan Maturity Date, an aggregate amount equal to 0.25% of the initial aggregate principal amount of all Initial Term Loans made on the Closing Date and (B) on the Initial Term Loan Maturity Date, an aggregate amount equal to the aggregate principal amount of all Initial Term Loans outstanding on such date.

(b)          Revolving Credit Loans. The Borrower shall repay to the Administrative Agent, for the ratable account of the applicable Revolving Credit Lenders on the Initial Revolver Maturity Date, the aggregate principal amount of all of its Revolving Credit Loans outstanding on such date.

Section 2.07.         Interest. (a) Subject to the provisions of Section 2.07(b), (i) each Term Benchmark Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Term Benchmark for such Loan plus the Applicable Margin, (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin and (iii) each Canadian Prime Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Canadian Prime Rate plus the Applicable Margin.

(b)          While any Specified Event of Default exists, the Borrower shall pay interest on all overdue Obligations hereunder (regarding which all applicable grace periods set forth in Section 8.01 have expired) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)          Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.08.         Fees. In addition to certain fees described in Section 2.03(i) and 2.03(j):

(a)          Commitment Fee for Initial Revolving Credit Commitments. The Borrower shall pay to the Administrative Agent a commitment fee (the “Commitment Fee”) for the account of each Initial Revolving Credit Lender (other than any Defaulting Lender) in accordance with its Pro Rata Share of the Initial Revolving Credit Facility, in Dollars equal to the Applicable Commitment Fee Rate times the actual daily amount by which the aggregate Initial Revolving Credit Commitments exceed the sum of (A) the Outstanding Amount of Initial Revolving Credit Loans, and (B) the Outstanding Amount of L/C Obligations. The Commitment Fee shall accrue at all times from the Closing Date until the date on which the aggregate Initial Revolving Credit Commitments have terminated, the Outstanding Amounts on all Initial Revolving Credit Loans have been paid and the Outstanding Amounts on all L/C Obligations have been paid or Cash Collateralized (the “Initial Revolving Termination Date”), and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Initial Revolving Termination Date. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Commitment Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Commitment Fee Rate separately for each period during such quarter that such Applicable Commitment Fee Rate was in effect.

(b)          Other Fees. The Borrower shall pay to the Administrative Agent such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

Section 2.09.         Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by the “prime rate” and Canadian Prime Rate Loans, as applicable, shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.10.         Evidence of Indebtedness. Upon the request of any Lender to the Borrower, the Borrower shall execute and deliver to such Lender a Note payable to such Lender and its registered assigns, which shall evidence such Lender’s Loans to the Borrower. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

Section 2.11.         Payments Generally. (a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars (taking the Dollar Equivalent of any amounts in an Alternate Currency, as applicable; provided that Revolving Credit Loans denominated in an Alternate Currency shall be repaid in such currency unless otherwise expressly provided for herein) and in Same Day Funds not later than 2:00 p.m. (or, in the case of Section 2.04(a)(iii), 3:00 p.m.) on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. (or, in the case of Section 2.04(a)(iii), 3:00 p.m.) may, in the discretion of the Administrative Agent, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)          Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i)             if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the Overnight Rate; and

(ii)            if any Lender failed to make such payment with respect to any Borrowing, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Overnight Rate. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.11(b) shall be conclusive, absent manifest error.

(c)           If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)          The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(e)          Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)           Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (i) the Outstanding Amount of all Loans outstanding at such time and (ii) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

(g)          If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.03(c), 2.03(d) or 9.07 (or if the Borrower shall have paid any amount or posted any cash collateral in respect of such Lender’s Pro Rata Share of L/C Obligations pursuant to Section 2.14(c)(ii)), then notwithstanding any contrary provision hereof, with respect to any amounts thereafter received by the Administrative Agent for the account of such Lender, the Administrative Agent (i) shall apply such amounts (A) first, for the benefit of the Administrative Agent or the L/C Issuer to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and (B) second, unless an Event of Default has occurred and is continuing, to reimburse the Borrower for any cash collateral posted by the Borrower until the Borrower is fully reimbursed, and (ii) thereafter, may, in its sole discretion, hold any such remaining amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; provided any amounts held pursuant to clause (ii) hereof shall be released to such Lender upon the earlier of (x) the date on which any of the actions described in Section 8.02(a) or 8.02(b) or the proviso to Section 8.02 shall have been taken or occurred and (y) the Initial Revolver Maturity Date.

Section 2.12.         Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately:

(a)           notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff, but subject to Section 11.10) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.12 and will, in each case, notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.12 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Section 2.13.         Increase in Commitments.

(a)          Upon written notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may request: additional Term Commitments and/or additional Revolving Credit Commitments (each, an “Incremental Facility”) denominated in any currency agreed to by the lenders providing such Incremental Facility pursuant to any Incremental Joinder; provided that after giving effect to any such addition, the aggregate amount of all additional Term Commitments and additional Revolving Credit Commitments that have been added pursuant to this Section 2.13(a) shall not exceed the Incremental Cap. Each such addition under this Section 2.13(a) shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof.

(b)          Any loans made in respect of any such additional Term Commitments (the “Incremental Term Loans”) may be made, at the option of the Borrower, either by (i) increasing the Initial Term Loans with the same terms (including pricing) as the existing Initial Term Loans or (ii) creating a new tranche of terms loans (an “Incremental Term Loan Class”); provided that any Incremental Term Loan Class (A)(x) in the case of any Incremental Term Loans that are secured by the Collateral on a pari passu basis with the Initial Term Loans in right of payment and with respect to security, shall not mature prior to the Latest Term Maturity Date; and (y) in the case of any Incremental Term Loans that are secured by a Lien that is junior to the Initial Term Loans in right of payment or with respect to security or that are unsecured, shall not mature prior to the date that is ninety-one (91) days following the Latest Term Maturity Date, (B) the Weighted Average Life to Maturity of any Incremental Term Loan Class shall be no less than the Weighted Average Life to Maturity of such latest maturing Class of Term Loans (calculated without giving effect to prepayments that reduce amortization), (C) any Incremental Term Loans secured by the Collateral on a pari passu basis with the Initial Term Loans in right of payment and with respect to security may share on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) in any mandatory or voluntary prepayments with the then outstanding Term Loans and (D) any Incremental Term Loans that are secured by a Lien that is junior to the Initial Term Loans in right of payment or with respect to security or that are unsecured may not share in any mandatory prepayments with the then outstanding Term Loans (other than (A) mandatory prepayments that are subject to the prior or substantially concurrent repayment in full of the Obligations hereunder (other than contingent obligations not yet due and payable), in connection with change of control offers or events of default applicable to periods before the Latest Term Maturity Date, (B) mandatory prepayments applicable after the Latest Term Maturity Date or (C) customary asset sale, insurance and condemnation prepayment events with any Declined Proceeds).

(c)       Any such additional Revolving Credit Commitments (when borrowed, the “Incremental Revolving Credit Loans”) may be made by (x) establishing one or more additional Classes of revolving credit commitments (an “Incremental Revolving Facility”); provided the (i) final maturity date of any such Incremental Revolving Facility shall be no earlier than the Latest Revolving Termination Date, (ii) such Incremental Revolving Facility shall require no scheduled amortization or mandatory commitment reduction prior to the final maturity date of the Initial Revolving Credit Facility and (iii) any Incremental Revolving Facility may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro basis) in any reduction or termination as compared to earlier maturing Revolving Credit Commitments or (y) increasing any Class of Revolving Credit Commitments (the “Incremental Revolving Credit Commitments”) with the same terms as such existing Class of Revolving Credit Commitments (it being understood that, if required to consummate an Incremental Revolving Facility, the pricing, interest rate margins, rate floors and undrawn fees on the Revolving Credit Facility being increased may be increased for all Revolving Credit Lenders of the Revolving Credit Facility being increased, but additional upfront or similar fees may be payable to the Lenders participating in the Incremental Revolving Credit Commitments without any requirement to pay such amounts to any existing Revolving Credit Lenders).

(d)       The Borrower may invite any Lender or any additional Eligible Assignees to become Term Lenders or Revolving Credit Lenders, as applicable, pursuant to a commitment increase and joinder agreement in form and substance reasonably satisfactory to the Administrative Agent (each, an “Incremental Joinder”). No Lender will be obligated to provide all or any portion of any Incremental Facility and the determination to provide such commitment shall be within the sole and absolute discretion of such Lender. Any failure by a Lender to respond to any such invitation shall not be deemed an acceptance or agreement to provide such Incremental Facility.

(e)       If any Term Commitments or Revolving Credit Commitments are added in accordance with this Section 2.13, the Administrative Agent and the Borrower shall determine the effective date (the “Incremental Effective Date”) and the final allocations of such additional Commitments. The Administrative Agent shall promptly notify the Borrower and the lenders providing such Incremental Facility of the final allocation thereof and the Incremental Effective Date. As a condition precedent to such addition, before and after giving effect to such increase, (i)(A) the representations and warranties contained in Article 5 and the other Loan Documents shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) on and as of the Incremental Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date, and (B) no Event of Default shall exist after giving effect to such addition; provided that notwithstanding anything to the contrary in this Section 2.13 or in any other provisions of any Loan Document, if the proceeds of any Incremental Facility are intended to be applied to finance a Limited Condition Transaction, at the option of the Borrower, (1) the conditions to the Incremental Effective Date shall be subject to the LCT Provisions, (2) the only representations and warranties that will be required to be true and correct in all material respects as of the applicable Incremental Effective Date shall be the Specified Representations and (3) no Specified Event of Default shall exist on the Incremental Effective Date).

(f)       On each Incremental Effective Date, (i) each Lender or Eligible Assignee which is providing an Incremental Term Loan Class (A) shall become a “Term Lender” for all purposes of this Agreement and the other Loan Documents, and (B) shall make an Incremental Term Loan to the Borrower in a principal amount equal to such additional Term Commitment, and such Incremental Term Loan shall be deemed a “Term Loan” for all purposes of this Agreement and the other Loan Documents and (ii) each Lender or Eligible Assignee which is providing an Incremental Revolving Credit Commitment shall become a “Revolving Credit Lender” for all purposes of this Agreement and the other Loan Documents, with a Revolving Credit Commitment of the applicable Class.

(g)       The interest rate applicable to any Incremental Term Loans will be determined by the Borrower and the lenders providing such Incremental Term Loans; provided that in the case of any such Incremental Term Loans secured by the Collateral on a pari passu basis with the Initial Term Loans in right of payment and with respect to security, the MFN Provisions shall apply.

(h)       Any Incremental Facility may be secured only by the Collateral (provided that, in the case of any Incremental Facility that is funded into Escrow pursuant to customary escrow arrangements, such Incremental Facility may be secured by the applicable funds and related assets held in Escrow (and the proceeds thereof) until the time of the release from Escrow of such funds (and may not be secured by any other assets prior to such release)) and rank pari passu or junior with respect to security with the Facilities (and if (A) secured by a Lien on the Collateral that is pari passu to the Lien securing the Secured Obligations, shall be Obligations under this Agreement and the other Loan Documents and (B) secured by a Lien on the Collateral that is junior to the Lien securing the Secured Obligations, shall be (i) set forth in separate documentation reasonably acceptable to the Administrative Agent and (ii) subject to an Acceptable Intercreditor Agreement (which may be effective (or entered into) only immediately after such release from Escrow referred to herein)) or may be unsecured, and will not be guaranteed by an entity which is not a Loan Party (or that will become a Loan Party in connection therewith).

(i)       Except as otherwise specified above (including with respect to margin, pricing, maturity and/or fees), the other terms of any Incremental Facility, shall be on terms and pursuant to documentation to be determined between the Borrower and the lenders providing such Incremental Facility; provided, that to the extent such terms and documentation are materially more favorable (taken as a whole) to the lenders providing such Incremental Facility (except to the extent permitted by clauses (b), (c) and (g) above), such terms shall be reasonably satisfactory to the Administrative Agent (except for covenants or other provisions applicable only to the periods after the Latest Maturity Date) (it being understood that if any financial maintenance covenant or other materially more favorable term is added for the benefit of (A) any Incremental Term Loan Class, such financial maintenance covenant or other materially more favorable term (except to the extent only applicable after the maturity date of the Initial Term Facility) may also be added for the benefit of all of the Facilities or (B) any Incremental Revolving Credit Commitments, such financial maintenance covenant (except to the extent only applicable after the maturity date of the Initial Revolving Credit Facility) may also added for the benefit of the Initial Revolving Credit Facility; it being understood and agreed that in each such case of clauses (A) and (B), no consent of any Lender shall be required in connection with any amendment adding such financial maintenance covenant or other materially more restrictive term and the Administrative Agent hereby agrees to acknowledge such amendment as promptly as possible, and in any case, within three (3) Business Days of written request by the Borrower; it being acknowledged and agreed by each Lender that the Administrative Agent, in its capacity as such shall have no liability with respect to such acknowledgment and each Lender hereby irrevocably waives to the fullest extent permitted by Law any claims with respect to such acknowledgment.

(j)       The proceeds of any Incremental Facility may be used by the Borrower and its Subsidiaries for working capital and other general corporate purposes, including the financing of permitted acquisitions and other Investments and any other use not prohibited by this Agreement.

Section 2.14.     Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Credit Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)       No Defaulting Lender shall be entitled to receive the Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)       Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.10 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.03(g) fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.03(g) sixth, to the payment of any amounts owing to the Lenders or the L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.14(c)(i). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.14(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)       if any L/C Obligations exist at the time any Revolving Credit Lender becomes a Defaulting Lender then:

(i)       all or any part of the L/C Obligations of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders that are Revolving Credit Lenders in accordance with their respective Pro Rata Shares of the L/C Obligations but only to the extent (A) no Event of Default has occurred and is continuing at such time and (B) the sum of all non-Defaulting Lenders’ Revolving Outstandings plus such Defaulting Lender’s Pro Rata Share of all L/C Obligations does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments;

(ii)       if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within three (3) Business Days following notice by the Administrative Agent cash collateralize for the benefit of the L/C Issuer only the Borrower’s obligations corresponding to such Defaulting Lender’s Pro Rata Share of all L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.03(g) for so long as such Defaulting Lender’s Pro Rata Share of all L/C Obligations is outstanding;

(iii)       if the Borrower cash collateralizes any portion of such Defaulting Lender’s Pro Rata Share of all L/C Obligations pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.03(i) with respect to such Defaulting Lender’s Pro Rata Share of all L/C Obligations during the period such Defaulting Lender’s Pro Rata Share of all L/C Obligations is cash collateralized;

(iv)       if such Defaulting Lender’s Pro Rata Share of all L/C Obligations is reallocated to the non-Defaulting Lenders pursuant to clause (i) above, then the fees payable to the non-Defaulting Lenders pursuant to Sections 2.03(i) and 2.08(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Shares; and

(v)       if all or any portion of such Defaulting Lender’s Pro Rata Share of all L/C Obligations is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the L/C Issuer or any other Lender hereunder, all facility fees and the Commitment Fee that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving Credit Commitment that was utilized by such L/C Obligations) and any L/C Fee payable under Section 2.03(i) with respect to such Defaulting Lender’s Pro Rata Share of all L/C Obligations shall be payable to the L/C Issuer until and to the extent that such Defaulting Lender’s Pro Rata Share of all L/C Obligations is reallocated and/or cash collateralized; and

(d)       so long as any Revolving Credit Lender is a Defaulting Lender, the L/C Issuer shall not be required to issue, amend or increase any Letter of Credit, unless they are satisfied (in their reasonable judgment) that the related exposure and the Defaulting Lender’s then outstanding Pro Rata Share of all L/C Obligations will be 100.0% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.14(b), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.14(c)(i) (and such Defaulting Lender shall not participate therein).

(e)       In the event that each of the Administrative Agent, the Borrower and the L/C Issuers agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Revolving Credit Lenders’ Pro Rata Shares of the L/C Obligations shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Revolving Credit Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Credit Loans in accordance with its Pro Rata Share, and such Lender shall cease to be a Defaulting Lender.

Section 2.15.     Extension of Maturity Date.

(a)       Notwithstanding anything to the contrary in this Agreement, pursuant to one (1) or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders holding Term Loans with a like maturity date or Revolving Credit Commitments with a like maturity date, in each case, on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans or Revolving Credit Commitments with a like maturity date, as the case may be) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of all or a portion of each such Lender’s Term Loans and/or all of such Lender’s Revolving Credit Commitments and otherwise modify the terms of such Term Loans and/or Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including by changing the interest rate or fees payable in respect of such Term Loans and/or Revolving Credit Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Term Loans) (each, an “Extension”, and any Extended Term Loans shall constitute a separate Class of Term Loans from the Class of Term Loans from which they were converted and any Extended Revolving Credit Commitments shall constitute a separate Class of Revolving Credit Commitments from the Class of Revolving Credit Commitments from which they were converted), so long as the following terms are satisfied:

(i)       except as to interest rates, fees and final maturity (which shall be determined by the Borrower and set forth in the relevant Extension Offer), the Revolving Credit Commitment of any Lender that agrees to an extension with respect to such Revolving Credit Commitment extended pursuant to an Extension (an “Extended Revolving Credit Commitment”; and the Loans thereunder, “Extended Revolving Credit Loans”), and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with the same terms (or terms not materially less favorable to existing Lenders, taken as a whole) as the original Revolving Credit Commitments (and related outstandings); provided that, (x) subject to the provisions of Section 2.03(m) and Section 2.03(h) to the extent dealing with Letters of Credit which mature or expire after a maturity date when a Class of Revolving Credit Commitments is extended such that there exists an Extended Revolving Credit Commitments with a longer maturity date with respect to such original Class, all Letters of Credit of the original Class shall be participated in on a pro rata basis by all Lenders with Extended Revolving Credit Commitments with respect to such Class in accordance with their Pro Rata Share (and except as provided in Section 2.03(m), without giving effect to changes thereto on an earlier maturity date with respect to Letters of Credit theretofore incurred or issued), (y) all borrowings and repayments (except for (A) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings), (B) repayments required upon the maturity date of the non-Extended Revolving Credit Commitments and (C) repayments made in connection with a permanent repayment and reduction or termination of commitments of any Class of Revolving Credit Commitments) of Extended Revolving Credit Loans after the applicable Extension date shall be made on a pro rata basis with the original Class of Revolving Credit Commitments as to which such Extended Revolving Credit Commitments relate and (z) at no time shall there be Revolving Credit Commitments hereunder that have more than three different maturity dates;

(ii)       except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be determined by the Borrower and set forth in the relevant Extension Offer), the other terms of the Term Loans of any Lender that agrees to an extension with respect to such Term Loans extended pursuant to any Extension (any such Extended Term Loans, “Extended Term Loans”) shall, if not substantially consistent with the terms of the applicable Term Loan Class prior to such Extension, be reasonably satisfactory to the Administrative Agent (except for covenants or other provisions applicable only to the periods after the Latest Maturity Date; it being understood that, to the extent any financial maintenance covenant is added for the benefit of (A) any Class of Extended Term Loans, such financial maintenance covenant (except to the extent only applicable after the maturity date of the Initial Term Facility) may also be added for the benefit of all of the Facilities or (B) any Extended Revolving Credit Commitments, such financial maintenance covenant (except to the extent only applicable after the maturity date of the Initial Revolving Credit Facility) may also added for the benefit of the Initial Revolving Credit Facility; it being understood and agreed that in each such case of clauses (A) and (B), no consent of any Lender shall be required in connection with any amendment adding such financial maintenance covenant and the Administrative Agent hereby agrees to acknowledge such amendment as promptly as possible, and in any case, within three (3) Business Days of written request by the Borrower; it being acknowledged and agreed by each Lender that the Administrative Agent, in its capacity as such shall have no liability with respect to such acknowledgment and each Lender hereby irrevocably waives to the fullest extent permitted by Law any claims with respect to such acknowledgment;

(iii)       the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby (determined without giving effect to prepayments that reduce amortization);

(iv)       any Extended Term Loans (A) secured by the Collateral on a pari passu basis with the Initial Term Loans in right of payment and with respect to security may share on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) in any mandatory or voluntary prepayments with the then outstanding Term Loans and (B) that are secured by a Lien that is junior to the Initial Term Loans in right of payment or with respect to security or that are unsecured may not share in any mandatory prepayments with the then outstanding Term Loans (other than (1) mandatory prepayments that are subject to the prior or substantially concurrent repayment in full of the Obligations hereunder (other than contingent obligations not yet due and payable), in connection with change of control offers or events of default applicable to periods before the Latest Term Maturity Date, (2) mandatory prepayments applicable after the Latest Term Maturity Date or (3) customary asset sale, insurance and condemnation prepayment events with any Declined Proceeds);

(v)       if the aggregate principal amount of the Class of Term Loans (calculated on the face amount thereof) or Revolving Credit Commitments, as the case may be, in respect of which Term Lenders or Revolving Credit Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Credit Commitments of such Class, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Credit Commitments of such Class, as the case may be, of such Term Lenders or Revolving Credit Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders or Revolving Credit Lenders, as the case may be, have accepted such Extension Offer,

(vi)       all documentation in respect of such Extension (including the Extension Amendment) shall be consistent with the foregoing; and

(vii)       any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower and no Lender shall be obligated to extend its Term Loans or Revolving Credit Commitments unless it so agrees.

(b)       With respect to all Extensions consummated by the Borrower pursuant to this Section 2.15, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments or commitment reductions for purposes of Sections 2.04, 2.05 or 2.06, (ii) the amortization schedules (in so far as such schedule affects payments due to Lenders participating in the relevant Facility) set forth in Section 2.06 shall be adjusted to give effect to the Extension of the relevant Facility and (iii) except as set forth in clause (a)(vii) above, no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and which may be waived by the Borrower) of Term Loans or Revolving Credit Commitments (as applicable) of any or all applicable Class to be tendered. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.15 (including payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Sections 2.04, 2.05 or 2.06) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.15.

(c)       No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Credit Commitments (or a portion thereof) and (B) with respect to any Extension of the Revolving Credit Commitments (or a portion thereof), the consent of the L/C Issuer applicable to such Revolving Credit Commitment (if such L/C Issuer is being requested to issue letters of credit with respect to the Class of Extended Revolving Credit Commitments), which consent shall not be unreasonably withheld or delayed. All Extended Term Loans and Extended Revolving Credit Commitments and all obligations in respect thereof (A) secured by a Lien on the Collateral that is pari passu to the Lien securing the Secured Obligations shall be Obligations under this Agreement and the other Loan Documents and (B) secured by a Lien on the Collateral that is junior to the Lien securing the Secured Obligations shall be (i) set forth in separate security documentation reasonably acceptable to the Administrative Agent and (ii) subject to an Acceptable Intercreditor Agreement. The Lenders hereby irrevocably authorize and direct the Administrative Agent to acknowledge amendments to this Agreement and the other Loan Documents, which is entered into among the Borrower and the Lenders providing such Extension, as may be necessary in order to establish new Classes or sub-Classes in respect of Revolving Credit Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Classes or sub-Classes, in each case, on terms consistent with this Section 2.15, which amendment shall be effective to amend this Agreement notwithstanding the provisions of Section 11.01, and the Administrative Agent hereby agrees to (and is directed by each Lender to) acknowledge such amendment as promptly as possible, and in any case, within three (3) Business Days of written request by the Borrower; it being acknowledged and agreed by each Lender that the Administrative Agent, in its capacity as such shall have no liability with respect to such acknowledgment and each Lender hereby irrevocably waives to the fullest extent permitted by Law any claims with respect to such acknowledgment. In addition, if so provided in such amendment and with the consent of the L/C Issuer, participants in Letters of Credit expiring on or after the Latest Revolving Termination Date (but in no event later than the date that is five (5) Business Days prior to the Initial Revolver Maturity Date) in respect of the Revolving Credit Commitments shall be reallocated from Lenders holding non-Extended Revolving Credit Commitments to Lenders holding Extended Revolving Credit Commitments in accordance with the terms of such amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Credit Commitments, be deemed to be participation interests in respect of such Revolving Credit Commitments and the terms of such participation interests shall be adjusted accordingly.

(d)       In connection with any Extension, the Borrower shall provide the Administrative Agent at least three (3) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case, acting reasonably to accomplish the purposes of this Section 2.15; provided that, failure to give such notice shall in no way affect the effectiveness of any amendment entered into to effectuate such Extension in accordance with this Section 2.15 The Loan Parties hereby expressly consent to any such Extension and agree and acknowledge that any security granted or to be granted shall also cover and apply to such Extension.

Section 2.16.     Refinancing Amendments.

(a)       The Borrower may, by written notice to the Administrative Agent from time to time, request Indebtedness in exchange for, or to extend, renew, replace or refinance, in whole or in part, existing Term Loans or existing Revolving Credit Loans (or unused Revolving Credit Commitments), or any then existing Credit Agreement Refinancing Indebtedness (solely for purposes of this Section 2.16, “Refinanced Debt”) in the form of (i) Refinancing Term Loans in respect of all or any portion of any Class of Term Loans then outstanding under this Agreement or (ii) Refinancing Revolving Credit Commitments in respect of all or any portion of any Revolving Credit Loans (and the unused Revolving Credit Commitments with respect to such Revolving Credit Loans) then outstanding under this Agreement, in each case, pursuant to a Refinancing Amendment (such Indebtedness, “Refinancing Indebtedness”). Each written notice to the Administrative Agent requesting a Refinancing Amendment shall set forth (i) the amount of the Refinancing Term Loans or Refinancing Revolving Credit Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000) and (ii) the date on which such Refinancing Term Loans or Refinancing Revolving Credit Commitments are requested to become effective (which shall not be less than three (3) Business Days (or such shorter period as the Administrative Agent may reasonably agree) after the date of such notice); provided that, failure to give such notice shall in no way affect the effectiveness of any amendment entered into to effectuate such Refinancing Indebtedness in accordance with this Section 2.15. The Borrower may seek Refinancing Indebtedness from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) or any Person that is an Eligible Assignee (each such Person that is not an existing Lender and that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with this Section 2.16, an “Additional Refinancing Lender”).

(b)       Notwithstanding the foregoing, the effectiveness of any Refinancing Amendment shall be subject to (i) on the date of effectiveness thereof, no Event of Default shall have occurred and be continuing or shall be caused thereby, (ii) the terms of the applicable Refinancing Indebtedness shall comply with Section 2.16(c), (iii) before and after giving effect to the incurrence of any Refinancing Indebtedness, each of the conditions set forth in Section 4.02 shall be satisfied and (iv) except as otherwise specified in the applicable Refinancing Amendment, the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date under Section 4.01.

(c)       Except as otherwise specified below (including with respect to margin, pricing, maturity and/or fees), the other terms and conditions of any Refinancing Indebtedness (excluding pricing, interest rate margins, rate floors, discounts, fees, premiums and prepayment or redemption terms and provisions which shall be determined by the Borrower and the lenders thereunder) shall be on terms and pursuant to documentation to be determined by the Borrower and the lenders providing such Refinancing Indebtedness; provided that, to the extent not consistent with the terms of the applicable Facility being refinancing, such Refinancing Indebtedness shall either (A) reflect market terms and conditions (taken as a whole) at the time of incurrence, issuance or effectiveness thereof (as determined by the Borrower in good faith) or (B) not be materially more restrictive to Holdings and its Restricted Subsidiaries (when taken as a whole) than the terms and conditions of this Agreement (when taken as a whole) (except, in each case of clauses (A) and (B) above, for covenants and other provisions applicable only to periods after Latest Maturity Date remaining outstanding after giving effect to the incurrence or issuance of such Refinancing Indebtedness (it being understood that, to the extent any more restrictive financial maintenance covenant is added for the benefit of (x) any Refinancing Term Loans, such financial maintenance covenant shall also be added for the benefit of each Facility remaining outstanding after the incurrence of such Refinancing Term Loans and (y) any Refinancing Revolving Credit Commitments, such financial maintenance covenant shall also be added for the benefit of the Initial Revolving Credit Facility to the extent it remains outstanding after the incurrence of such Refinancing Revolving Facility; it being understood and agreed that in each case, no consent of any Lender shall be required in connection with adding such financial maintenance covenant; provided that (i) such Refinancing Indebtedness consisting of Refinancing Term Loans shall have (A) a maturity date no earlier than (x) in the case of any such Refinancing Term Loans that are secured by the Collateral on a pari passu basis with the Initial Term Loans in right of payment and with respect to security, the stated Maturity Date applicable to the latest maturing Class of Term Loans on the date of incurrence of such Refinancing Term Loans and (y) in the case of any such Refinancing Term Loans that are secured by a Lien that is junior to the Initial Term Loans in right of payment or with respect to security or that are unsecured, the date that is ninety-one (91) days following the stated Maturity Date applicable to the latest maturing Class of Term Loans on the date of incurrence of such Refinancing Term Loans and (B) a Weighted Average Life to Maturity equal to or greater than that of the Refinanced Debt (determined without giving effect to prepayments that reduce amortization), (ii) there shall be no scheduled amortization of such Refinancing Indebtedness consisting of Refinancing Revolving Credit Commitments and the scheduled termination date of such Refinancing Revolving Credit Commitments shall not be earlier than the scheduled termination date of the Refinanced Debt, (iii) such Refinancing Indebtedness will rank pari passu or junior in right of payment and of security with the applicable Refinanced Debt (and if (A) secured by a Lien on the Collateral that is pari passu to the Lien securing the Secured Obligations, shall be Obligations under this Agreement and the other Loan Documents and (B) secured by a Lien on the Collateral that is junior to the Lien securing the Secured Obligations, shall be (i) set forth in separate documentation reasonably acceptable to the Administrative Agent and (ii)  subject to an Acceptable Intercreditor Agreement) or be unsecured (and shall not be secured by any assets that are not Collateral (or assets that will become Collateral in connection therewith)), (iv) such Refinancing Indebtedness shall be guaranteed by the Guaranty and shall not be guaranteed by any person that is not a Loan Party (or that will become a Loan Party in connection therewith), (v) the interest rate margin, rate floors, fees, original issue discount and premiums applicable to such Refinancing Indebtedness shall be determined by the Borrower and the lenders providing such Refinancing Indebtedness, (vi) such Refinancing Indebtedness (including, if such Indebtedness includes any Refinancing Revolving Credit Commitments, the unused portion of such Refinancing Revolving Credit Commitments) shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued interest, fees and premiums (if any) thereon and reasonable fees and expenses associated with the refinancing, and the aggregate unused Refinancing Revolving Credit Commitments shall not exceed the unused Revolving Credit Commitments being replaced, (vii) such Refinanced Debt shall be repaid, defeased or satisfied and discharged on a dollar-for-dollar basis, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, substantially concurrently with the incurrence of such Refinancing Indebtedness in accordance with the provisions of Section 2.11; provided, further, that to the extent that such Refinancing Indebtedness consists of Refinancing Revolving Credit Commitments, the Revolving Credit Commitments being refinanced by such Refinancing Indebtedness shall be terminated, and all accrued fees in connection therewith shall be paid, on the date such Refinancing Indebtedness is issued, incurred or obtained and (viii) any such Refinancing Term Loans that are secured by the Collateral on a pari passu basis with the Initial Term Loans in right of payment and with respect to security may share on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) in any mandatory or voluntary prepayments with the then outstanding Term Loans and any such Refinancing Term Loans secured by a Lien that is junior to the Initial Term Loans in right of payment or with respect to security or that are unsecured may not share in any mandatory prepayments with the then outstanding Term Loans (other than (1) mandatory prepayments that are subject to the prior or substantially concurrent repayment in full of the Obligations hereunder (other than contingent obligations not yet due and payable), in connection with change of control offers or events of default applicable to periods before the Latest Term Maturity Date, (2) mandatory prepayments applicable after the Latest Term Maturity Date or (3) customary asset sale, insurance and condemnation prepayment events with any Declined Proceeds).

(d)       In connection with any Refinancing Indebtedness pursuant to this Section 2.16, the Borrower and each applicable Lender or Additional Refinancing Lender shall execute and deliver to the Administrative Agent a Refinancing Amendment as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.16, including any amendments necessary to establish the Refinancing Term Loans and Refinancing Revolving Credit Commitments as new Classes, Class or sub-Class of Term Loans or Revolving Credit Commitments and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection therewith, in each case, on terms not inconsistent with this Section 2.16. The Administrative Agent hereby agrees to (and is directed by each Lender to) acknowledge such amendment as promptly as possible, and in any case, within three (3) Business Days of written request by the Borrower; it being acknowledged and agreed by each Lender that the Administrative Agent, in its capacity as such shall have no liability with respect to such acknowledgment and each Lender hereby irrevocably waives to the fullest extent permitted by Law any claims with respect to such acknowledgment. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment; provided that, failure to give such notice shall in no way affect the effectiveness of any amendment entered into to effectuate such Extension in accordance with this Section 2.16. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent reasonably necessary to reflect the existence and terms of the Refinancing Indebtedness incurred pursuant thereto.

ARTICLE 3
Taxes, Increased Costs And Illegality

Section 3.01.     Taxes. (a)Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)       Any and all payments by or on account of any obligation of the Borrower under any Loan Document or any Letters of Credit shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent or the Borrower) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or the Borrower, then the Administrative Agent or the Borrower shall be entitled to make such deduction or withholding.

(ii)       If the Borrower or the Administrative Agent shall be required by applicable Laws to withhold or deduct any Taxes (including United States Federal backup withholding) from any payment, then (A) the Borrower or the Administrative Agent shall withhold or make such deductions as are determined by it to be required, (B) the Borrower or the Administrative Agent, as applicable, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including withholdings or deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)       Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)       Tax Indemnifications.

(i)       The Borrower shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor accompanied by the certificate described below in this clause (c)(i), for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii)       Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor, the Administrative Agent (x) against any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting or expanding any obligation of the Borrower to do so), (y) against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.07 relating to the maintenance of a Participant Register and (z) against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (c)(ii).

(d)       Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)       Status of Lenders; Tax Documentation.

(i)       Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law or the taxing authorities of a jurisdiction pursuant to such applicable Law reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.

(ii)       Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)       any Recipient that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), copies of executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)       any Foreign Recipient shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)       in the case of a Foreign Recipient claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, copies of executed originals of an applicable IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, an applicable IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;

(2)       copies of executed originals of IRS Form W-8ECI;

(3)       in the case of a Foreign Recipient claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Recipient is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) copies of executed originals of an applicable IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)       to the extent a Foreign Recipient is not the beneficial owner, copies of executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, an applicable IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Recipient is a partnership and one or more direct or indirect partners of such Foreign Recipient are claiming the portfolio interest exemption, such Foreign Recipient may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C)       any Foreign Recipient shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), copies of executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)       such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)       Each Recipient agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)       Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(g)       Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 3.02.     Benchmark Replacement Setting.

(a)       Benchmark Replacement.

(i)       Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event with respect to a then-current Benchmark, then (A) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (B) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders.

(ii)       No Hedge Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 3.02).

(b)       Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document other than written notice thereof to the Borrower.

(c)       Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.02(d). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.02, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.02.

(d)       Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark for Loans dominated in a given currency is a term rate (including any Term Benchmark) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for such Benchmark (including a Benchmark Replacement therefor) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings for Loans dominated in the applicable currency at or after such time to reinstate such previously removed tenor.

(e)       Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Benchmark, the Borrower may revoke any pending request for a Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued in the applicable currency during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to (i) Base Rate Loans, if such Benchmark Unavailability Period relates to Loans denominated in Dollars, (ii) Canadian Prime Rate Loans, if such Benchmark Unavailability Period relates to Loans denominated in Canadian Dollars and (iii) Central Bank Rate Loan, if such Benchmark Unavailability Period relates to Loans denominated in any Alternate Currency (other than Canadian Dollars); provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Canadian Prime Rate or the Central Bank Rate, as applicable, for the applicable Alternate Currency is also subject to a Benchmark Unavailability Period, then, at the Borrower’s election, such Loans shall either (A) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternate Currency) immediately or (B) be prepaid in full promptly following request therefor from the Administrative Agent. With respect to Loans denominated in Dollars, during any Benchmark Unavailability Period or at any time that any tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

Section 3.03.     Inability to Determine Rates; Illegality.

(a)       Subject to Section 3.02, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term Benchmark” for any currency cannot be determined in accordance with the terms of this Agreement on or prior to the first day of any Interest Period, the Administrative Agent will promptly so notify the Borrower and each Lender. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make or continue Term Benchmark Loans or to convert Base Rate Loans (or Canadian Prime Rate Loans, as applicable) to Term Benchmark Loans in the applicable currency shall be suspended (to the extent of the affected Term Benchmark Loans or, in the case of a Term Benchmark Borrowing, the affected Interest Periods) until the Administrative Agent revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Term Benchmark Loans in such currency (to the extent of the affected Term Benchmark Loans or, in the case of a Term Benchmark Borrowing, the affected Interest Periods) or, failing that, in the case of any request for an affected Term Benchmark Borrowing, then such request shall be ineffective, (ii) any outstanding affected Term Benchmark Loans denominated in Dollars will be deemed to have been converted into Base Rate Loans, (iii) any outstanding affected Term Benchmark Loans denominated in Canadian Dollars will be deemed to have been converted into Canadian Prime Rate Loans and (iv) any outstanding affected Term Benchmark Loans denominated in an Alternate Currency (other than Canadian Dollars) will be deemed to have been converted into Loans that bear interest at the Central Bank Rate; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Canadian Prime Rate or the Central Bank Rate, as applicable, for the applicable Alternate Currency cannot be determined, then, at the Borrower’s election, such Loans shall either (A) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternate Currency) immediately or (B) be prepaid in full immediately; provided that if no election is made by the Borrower by the date that is three Business Days after receipt by the Borrower of such notice requesting such election, the Borrower shall be deemed to have elected clause (A) above. Upon any such conversion, the Borrower shall also pay any additional amounts required pursuant to Section 3.07 and Section 3.08. If the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term Benchmark” for Loans denominated in Dollars cannot be determined in accordance with the terms of this Agreement, in each case on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent revokes such determination.

(b)          If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to any Term Benchmark, or to determine or charge interest rates based upon any Term Benchmark, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or continue Term Benchmark Loans or to convert Base Rate Loans to Term Benchmark Loans in the applicable currency shall be suspended, and (b) the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”, in each case, until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term Benchmark Loans of such Lender denominated in the applicable currency to (x) in the case of Loans denominated in Dollars, Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”), on the Interest Payment Date therefor, if such Lender may lawfully continue to maintain such Term Benchmark Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term Benchmark Loans, (y) in the case of Loans denominated in Canadian Dollars, Canadian Prime Rate Loans and (z) in the case of Loans denominated in an Alternate Currency (other than Canadian Dollars), Central Bank Rate; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that such illegality extends to the Canadian Prime Rate Loans or the Central Bank Rate Loans, as applicable, for the applicable Alternate Currency, then, at the Borrower’s election, such Loans shall either (A) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternate Currency) immediately or (B) be prepaid in full immediately, and (ii) in the case of Loan denominated in Dollars, if necessary to avoid such illegality, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon any Term Benchmark. Upon any such prepayment or conversion, the Borrower shall also pay any additional amounts required pursuant to Section 3.07 and Section 3.08.

Section 3.04.          Increased Costs. If any Change in Law shall:

(a)          impose, modify or deem applicable any reserve, special deposit compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(b)          subject any Lender or L/C Issuer to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c)          impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Term Benchmark Loans made by such Lender or any Letter of Credit or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or L/C Issuer hereunder (whether of principal, interest or any other amount but excluding any loss of anticipated or actual profits) then, upon request of such Lender or L/C Issuer, the Borrower will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered; provided that no Lender or L/C Issuer shall make a demand for payment hereunder unless such Lender or such L/C Issuer is also making demand for reimbursement of the relevant amounts from similarly situated borrowers under comparable syndicated credit facilities.

Section 3.05.          Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law other than due to Taxes (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered; provided that no Lender shall make a demand for payment hereunder unless such Lender is also making demand for reimbursement of the relevant amounts from similarly situated borrowers under comparable syndicated credit facilities.

Section 3.06.          [Reserved].

Section 3.07.          Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent), the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any actual loss, cost or expense incurred by it as a result of:

(a)          any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan or a Canadian Prime Rate Loan, as applicable, on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise);

(b)          any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan or a Canadian Prime Rate Loan, as applicable, on the date or in the amount notified by the Borrower; or

(c)          any assignment of a Term Benchmark Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 3.09(a) or Section 11.01; including any actual loss or expense arising from the liquidation or reemployment of funds obtained by such Lender to maintain such Loan, or from fees payable to terminate the deposits from which such funds were obtained.

Section 3.08.          Matters Applicable to All Requests for Compensation. (a) The Administrative Agent or any Lender claiming compensation under this Article 3 shall deliver a certificate to the Borrower contemporaneously with the demand for payment setting forth in reasonable detail a calculation of the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods. The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof. Any additional amounts required to be paid pursuant to Section 3.01 are not subject to the limitations set forth in this Section 3.08(a).

(b)          Except as provided in the following sentence, failure or delay on the part of any Lender to demand compensation pursuant to the provisions of this Article 3 shall not constitute a waiver of such Lender’s right to demand such compensation. With respect to any Lender’s claim for compensation under any of Sections 3.02 through 3.07, the Borrower shall not be required to compensate such Lender for any amount incurred more than one-hundred eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation from the Borrower under any of Sections 3.04 through 3.06, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Term Benchmark Loans, or to convert Base Rate Loans or Canadian Prime Rate Loans, as applicable, into Term Benchmark Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.08(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)          If the obligation of any Lender to make or continue from one Interest Period to another any Term Benchmark Loan (or to convert Base Rate Loans or Canadian Prime Rate Loans, as applicable, into Term Benchmark Loans) shall be suspended pursuant to Section 3.08(b) hereof, such Lender’s Term Benchmark Loans shall be automatically converted into Base Rate Loans or Canadian Prime Rate Loans, as applicable, on the last day(s) of the then current Interest Period(s) for such Term Benchmark Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Sections 3.02 through 3.06 hereof that gave rise to such conversion no longer exist:

(i)          to the extent that such Lender’s Term Benchmark Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Term Benchmark Loans shall be applied instead to its Base Rate Loans or Canadian Prime Rate Loans, as applicable; and

(ii)          all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Term Benchmark Loans shall be made or continued instead as Base Rate Loans or Canadian Prime Rate Loans, and all Base Rate Loans or Canadian Prime Rate Loans, as applicable, of such Lender that would otherwise be converted into Term Benchmark Loans shall remain as Base Rate Loans or Canadian Prime Rate Loans, as applicable.

(d)          If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in any of Sections 3.02 through 3.06 that gave rise to the conversion of such Lender’s Term Benchmark Loans pursuant to this Section 3.08 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Term Benchmark Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans or Canadian Prime Rate Loans, as applicable, shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Term Benchmark Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Term Benchmark Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

(e)          (i) If the Borrower is required to pay any Indemnified Taxes or additional amounts to any Recipient or any Governmental Authority for the account of any Recipient pursuant to Section 3.01, then such Recipient shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Recipient, such designation or assignment (A) would eliminate amounts payable pursuant to Section 3.01 in the future and (B) would not subject such Recipient to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Recipient. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Recipient in connection with any such designation or assignment.

(f)          Each Lender agrees that if any Lender (A) requests compensation under any of Sections 3.04 through 3.06, or (B) notifies the Borrower that it has determined that it is unlawful for its applicable Lending Office to make, maintain or fund Term Benchmark Loans, or to determine or charge interest rates based upon the Term Benchmark and/or the provisions of Section 3.03 apply, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that in each case, such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.08(f) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Sections 3.02 or 3.04 through 3.06.

Section 3.09.          Replacement of Lenders Under Certain Circumstances. (a) If at any time:

(i)          the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or Sections 3.04 through 3.06, as a result of any condition described in such Sections or any Lender ceases to make Term Benchmark Loans as a result of any condition described in Section 3.02, Section 3.03 or Sections 3.04 through 3.06 and, in each case, such Lender has declined or is unable to designate a different Lending Office to eliminate such costs in accordance with Section 3.08(e), or

(ii)          any Lender becomes a Defaulting Lender, then the Borrower may, on three (3) Business Days’ prior written notice to the Administrative Agent and such Lender, and at its sole expense and effort, either:

(A)          replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign 100% of its relevant Commitments and the principal of its relevant outstanding Loans at par plus any accrued and unpaid interest pursuant to Section 11.07(d) (with the assignment fee to be paid by the Borrower unless waived by the Administrative Agent in such instance) all of its relevant rights other than its existing rights to payments under Section 3.01 or Section 3.04 and obligations under this Agreement to one or more Eligible Assignees; provided that in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; provided further that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; or

(B)          notwithstanding anything to the contrary in this Agreement or the other Loan Documents, including any requirement that payments and commitment reductions be made on a pro rata basis, terminate the Commitment of such Lender and repay all obligations of the Borrower owing to such Lender relating to the Loans and participations in L/C Obligations held by such Lender as of such termination date; provided, however, that in the case of a Defaulting Lender only, the Borrower shall have the right to take such action as it may elect (including no action) under the immediately preceding clause (A) and/or this clause (B) independently and at different times with respect to any one or more Class or Classes of Loans (and the related Commitments) of such Defaulting Lender, without being obligated to take the same action with respect to all Classes of Loans and related Commitments of such Defaulting Lender.

(b)          Any Lender being replaced pursuant to Section 3.09(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s applicable Commitment and outstanding Loans and related participations in L/C Obligations, and (ii) deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent; provided that, in the event the assignee Lender has not executed the Assignment and Assumption within one (1) Business Day following request, the Administrative Agent is hereby authorized to execute such Assignment and Assumption on behalf of such Lender, and the failure of such Lender to execute such Assignment and Assumption shall not affect the validity or effectiveness thereof.

(c)          Pursuant to an Assignment and Assumption arising by operation of Section 3.09(b), (i) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations, (ii) all obligations of the Borrower owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with the execution of such Assignment and Assumption and (iii) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to be a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(d)          Notwithstanding anything to the contrary, (i) any Lender that acts as L/C Issuer may not be replaced by operation of this Section 3.09 at any time that it has any Letter of Credit outstanding unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a Cash Collateral Account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit and (ii) any Lender that acts as Administrative Agent may not be replaced by operation of this Section 3.09 except in accordance with the terms of Section 9.09.

(e)          The Borrower shall also be entitled to replace a Non-Consenting Lender in accordance with Section 11.01(f).

Section 3.10.          Survival. All of the Borrower’s obligations under this Article 3 shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE 4
Conditions Precedent To Credit Extensions

Section 4.01.          Conditions of Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction (or waiver) of the following conditions precedent:

(a)          The Administrative Agent’s (or its counsel’s) receipt of the following:

(i)          duly executed counterparts of this Agreement and the Security Agreement from each Loan Party;

(ii)         a Note executed by the Borrower in favor of each Lender requesting a Note to the extent such Lender requests such Note in writing at least three (3) Business Days prior to the Closing Date;

(iii)        a certificate dated the Closing Date and executed by a Responsible Officer of each of the Loan Parties, certifying (A)(x) that attached thereto is a true and complete copy of the articles or certificate of incorporation or other comparable organizational documents of such Loan Party, certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and complete copy of the bylaws, operating agreement or comparable governing document of such Loan Party, if applicable, and (y) that such documents or agreements have not been amended (except as otherwise attached to such certificate and certified therein as being the only amendments thereto as of such date) and (B)(x) that attached thereto is a true and complete copy of resolutions or written consents of its shareholders, board of directors, member or other relevant governing body, as the case may be, authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and that such resolutions or written consents have not been modified, rescinded or amended and are in full force and effect without amendment, modification or rescission, and (y) as to the incumbency and genuineness of the signature of the officers or other authorized signatories of each Loan Party executing this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv)        a certificate as of a recent date of the good standing (or equivalent) of each of the Loan Parties under the laws of its jurisdiction of organization from the relevant authority of its jurisdiction of organization (solely to the extent such concept is applicable for the relevant jurisdiction);

(v)         the legal opinion of Skadden, Arps, Slate, Meagher & Flom LLP, acting as New York and Delaware counsel for the Borrower and each other Loan Party, addressed to the Administrative Agent and each Lender and reasonably satisfactory to the Administrative Agent;

(vi)        a certificate signed by a Responsible Officer of the Borrower, dated as of the Closing Date, as to the matters set forth in Sections 4.01(c), (f) and (g);

(vii)       a Loan Notice or Letter of Credit Application, as applicable, relating to the initial Credit Extension;

(viii)      a solvency certificate from the chief financial officer, chief accounting officer or other Responsible Officer of the Borrower substantially in the form of Exhibit L hereto;

(ix)         (A) each document (including any Uniform Commercial Code (or similar) financing statement or Intellectual Property Security Agreement in proper form for filing with the United States Patent and Trademark Office or the United States Copyright Office, as applicable) required by the applicable Collateral Documents to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral required to be delivered on the Closing Date, prior and superior in right to any other Person (other than with respect to Liens permitted under this Agreement), shall be in proper form for filing, registration or recordation and (B) any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral Documents, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank;

(x)          a completed Perfection Certificate, dated the Closing Date and executed by a Responsible Officer of the Borrower; and

(xi)         certificates representing any certificated Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt endorsed in blank.

(b)          All fees and expenses required to be paid by (or on behalf of) the Borrower to the Administrative Agent, the Arrangers and the Lenders on or before the Closing Date (including fees pursuant to the Fee Letter) shall have been paid in full in cash (which amounts may be offset against the loan proceeds funded on the Closing Date) (and in the case of expenses, to the extent invoiced at least three (3) Business Days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower)).

(c)          Since September 30, 2021, there shall not have occurred and be continuing, a Material Adverse Effect.

(d)          No later than three (3) Business Days prior to the Closing Date, the Administrative Agent shall have received all documentation and other information reasonably requested by the Administrative Agent (on behalf of any Lender) in writing at least ten (10) Business Days in advance of the Closing Date, which documentation or other information is reasonably determined by the Administrative Agent or applicable Lender to be required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act (including, if required under applicable law, a Beneficial Ownership Certification).

(e)          The Refinancing shall have been consummated, or shall be consummated substantially simultaneously with the borrowing of the Initial Term Loans.

(f)          The representations and warranties specified in Article 5 herein and in each other Loan Document shall be true and correct in all material respects as of the Closing Date (except in the case of any such representation and warranty that (a) is made as of a specified date, such representation and warranty shall be true and correct in all material respects as of such specified date and (b) is by its terms qualified by materiality or Material Adverse Effect, such representation and warranty shall be true and correct in all respects).

(g)          No Default or Event of Default shall exist, or would immediately result from consummation of the Transactions on the Closing Date.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.02.          Conditions to Credit Extensions after the Closing Date. The obligation of each Lender to make any Credit Extension after the Closing Date (other than any Credit Extension governed by Section 2.13, but only with respect to the applicable Commitments, and as set forth in the definitions of Incremental Equivalent Debt and Ratio Debt) is, in each case, as qualified by the LCT Provisions, if applicable, subject to satisfaction (or waiver) of the following conditions precedent:

(a)          The representations and warranties of each Loan Party contained in Article  5 or any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(b)          No Default or Event of Default shall exist, or would immediately result from such Credit Extension or from the application of the proceeds therefrom.

(c)          The Administrative Agent and, if applicable, the relevant L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Term Benchmark Loans and/or any Credit Extension governed by Sections 2.13) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 4.02(a) and 4.02(b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE 5
Representations And Warranties

On the dates and solely to the extent required pursuant to Sections 4.01 or 4.02 hereof, as applicable, each of Holdings and each other Loan Party party hereto hereby represents and warrants to the Administrative Agent and the Lenders that:

Section 5.01.          Existence, Qualification and Power; Compliance with Laws.

(a)          Each Loan Party (i) is validly existing and (where applicable) in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to (A) own or lease its assets and carry on its business as now conducted and (B) execute, deliver and perform its obligations under the Loan Documents to which it is a party and (iii) is duly qualified and (where applicable) in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except, in each case referred to in clauses (i) (other than with respect to Holdings and the Borrower) (ii) and (iii), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)          Each Restricted Company (i) is in compliance with all Laws (including, without limitation, Environmental Laws), orders, writs and injunctions, and (ii) has all requisite governmental permits, licenses, authorizations, consents and approvals to operate its business as currently conduced, except, in each case referred to in clauses (i) and (ii), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.02.          Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is a party, and, as of the Closing Date, the consummation of the Transactions, are (a) within such Loan Party’s corporate or other organizational powers, (b) have been duly authorized by all necessary corporate, shareholder or other organizational action, and (c) do not and will not (i) contravene the terms of such Loan Party’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien on the assets of such Loan Party (other than as permitted by Section 7.01) under, (A) any Contractual Obligation to which such Loan Party is a party or (B) any order, injunction, writ or decree, of or with any Governmental Authority or any arbitral award to which such Person or its property is subject, or (iii) violate, in any material respect, any Law, except, in each case with respect to clauses (c)(ii) and (c)(iii), individually or in the aggregate, where it would not reasonably be expected to result in a Material Adverse Effect.

Section 5.03.          Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required to be made or obtained by any Loan Party in connection with (a) the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, in each case, except for (i) the Perfection Requirements, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force, (iii) those approvals, consents, exemptions, authorizations, actions, notices or filings described in the Security Agreement and (iv) those approvals, consents, exemptions, authorizations, actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

Section 5.04.          Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 5.05.          Financial Statements; No Material Adverse Effect.

(a)          The Specified Financial Statements fairly present in all material respects the financial condition of Parent and its Subsidiaries as of the date thereof and their results of operations and cash flows for the period covered thereby in accordance with GAAP throughout the period covered thereby, except as otherwise expressly noted therein (and, with respect to unaudited financial statements, the absence of footnotes and subject to such adjustments as would be made in connection with the audit of financial statements for the relevant period).

(b)          As of the Closing Date, there has been no change, effect, event or, occurrence that has had or would reasonably be expected to have a Material Adverse Effect.

Section 5.06.          Litigation and Environmental Matters. (a) Except as disclosed in Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Holdings or the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings or any of its Restricted Subsidiaries or against any of their properties or revenues that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b)          Other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) none of Holdings nor any of its Subsidiaries is subject to, or has received notice of any claim with respect to, any Environmental Liability and (ii) Holdings and its Subsidiaries have been and are in compliance with all Environmental Laws and have obtained, maintained and complied with all permits, licenses or other approvals required under any Environmental Law.

Section 5.07.          Ownership of Property; Liens. Each of the Restricted Companies has good record title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens, except (i) for minor defects in title that do not materially interfere with its ability to conduct its business (ii) Liens permitted by Section 7.01 and (iii) except where the failure to have such title or the existence of such Lien would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Restricted Companies own, or to the knowledge of the Borrower, possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses, database rights and design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of its business, except where such failure to own or have such right to use would not reasonably be expected to have, individually or in the in the aggregate, a Material Adverse Effect. To the knowledge of Holdings, the conduct of the business of each Restricted Company does not infringe upon any IP Rights held by any other Person, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of Holdings, threatened in writing by or against Holdings or any of its Restricted Subsidiaries that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.08.          Anti-Corruption Laws and Sanctions.

(a)          None of Holdings or any of its Subsidiaries nor, to the knowledge of Holdings or any of the other Loan Parties, directors, officers, employees, agents or Affiliates of Holdings or any of the Loan Parties, is a Person that is, or is owned or controlled by Persons that are (i) the subject or target of any economic, financial or trade sanctions administered or enforced by the U.S. government (including OFAC and the U.S. State Department), the United Nations Security Council, the European Union, the United Kingdom (including the Office of Financial Sanctions Implementation of Her Majesty’s Treasury) or any relevant national or supra-national governmental authority with jurisdiction over any Loan Party (collectively, “Sanctions”) or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (which, as of the Closing Date, consists of the Crimea, Donetsk People’s Republic (DNR), and Luhansk People’s Republic (LNR) regions of Ukraine, and of Cuba, Iran, North Korea and Syria). The Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person to fund any activities or business of or with any Person, or in any country or territory that, at the time of such funding, is, or whose government is, the subject of Sanctions, or in any other manner that would constitute or give rise to a violation of Sanctions by any party hereto.

(b)          None of Holdings or any of its Subsidiaries nor, to the knowledge of Holdings or any of the other Loan Parties, directors, officers employees, agents or Affiliates of Holdings or any of the other Loan Parties, has taken any action, directly or indirectly, that would constitute or give rise to a material violation by such persons of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) or any other applicable anti-corruption law; and Holdings and its Subsidiaries have instituted and maintain policies and procedures designed to promote and achieve continued compliance therewith. The Borrower will not, directly or indirectly, use any part of the proceeds of the Loans for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity in violation of the FCPA or any other applicable anti-corruption law. Holdings and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act and all other applicable anti-money laundering and counter-terrorist financing laws and regulations.

Section 5.09.          Taxes. Holdings and its Subsidiaries have filed all U.S. Federal income and other material tax returns and reports required to be filed, and have paid or made provision for payment of all Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (a) that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP, or (b) with respect to which the failure to make such filing or payment would not reasonably be expected to have a Material Adverse Effect.

Section 5.10.          ERISA Compliance. (a) Each Plan and Pension Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code except to the extent that noncompliance would not reasonably be expected to have a Material Adverse Effect. In the preceding five years, each Loan Party and, to the knowledge of the Borrower and Holdings, each ERISA Affiliate have made all required contributions to each Pension Plan subject to Section 412 of the Code, and in the preceding five years, no application for a waiver of the minimum funding standard or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan or Pension Plan, except to the extent a failure to make such contributions or application, as the case may be, would not reasonably be expected to have a Material Adverse Effect.

(b)          There are no pending or, to the knowledge of any Specified Responsible Officer of Holdings or the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan or Pension Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan or Pension Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c)          (i) No ERISA Event has occurred or is reasonably expected to occur and (ii) neither Holdings, the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.10(c), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(d)          As of the Closing Date, no Loan Party is and no Loan Party will become (i) an “employee benefit plan” as defined in, and subject to Title I of ERISA, (ii) a “plan” as defined in, and subject to Section 4975 of the Code; (iii) an entity deemed to hold Plan Assets of any such plans; or (iv) a “governmental plan” within the meaning of Section 3(32) of ERISA.

Section 5.11.          Subsidiaries; Equity Interests. (a) As of the Closing Date, the Equity Interests of each Restricted Subsidiary that are owned directly or indirectly by Holdings are owned free and clear of all Liens except for any Lien permitted under Section 7.01 and (b) as of the Closing Date, Schedule 5.11 sets forth the name and jurisdiction of organization of each Subsidiary (other than Immaterial Subsidiaries) and sets forth the ownership interest of Holdings and any other Subsidiary in each such Subsidiary, including the percentage of such ownership.

Section 5.12.          Margin Regulations; Investment Company Act. (a) No proceeds of any Borrowings or drawings under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock in violation of Regulation U or Regulation X. Neither Holdings nor any of its Restricted Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” Margin Stock in violation of Regulation U or Regulation X.

(b)          Neither Holdings nor any of its Restricted Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.13.          Disclosure. As of the Closing Date (a) all written information and written data (other than (i) customary financial estimates, forecasts and other projections delivered to the Administrative Agent or any Lender by any Loan Party (such financial estimates, forecasts and projections, the “Projections”) and (ii) information of a general economic or industry nature) that has been furnished to the Administrative Agent, any Arranger or any Lender by the Borrower in connection with the Transactions are complete and correct in all material respects and did not or will not when furnished, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) the Projections have been or will be prepared in good faith based upon assumptions that are believed to be reasonable by such Loan Party at the time such Projections are so furnished based on information provided by any such Loan Party or its representatives; it being understood that the Projections are (i) as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material and (ii) not a guarantee of performance.

Section 5.14.          Solvency. On the Closing Date, after giving effect to the Transactions, the Borrower and its Subsidiaries are, on a consolidated basis, Solvent.

Section 5.15.          Perfection, Etc. The Collateral Documents create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and, upon the satisfaction of the Perfection Requirements, perfected (except to the extent perfection would not be required under Section 6.12(d)) first priority Lien in the Collateral, securing the payment of the Secured Obligations, subject to Liens permitted by Section 7.01. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the Liens created or permitted under the Loan Documents.

Section 5.16.          Use of Proceeds. The Borrower will use the proceeds of the Loans and will request the issuance of Letters of Credit only for the purposes specified in Section 6.10 of this Agreement. The proceeds of the Loans and Letters of Credit will not be used in violation of FCPA or applicable Sanctions.

Section 5.17.          Labor Disputes. As of the Closing Date, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, lockouts or slowdowns against the Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the Borrower or any of its Restricted Subsidiaries, threatened and (b) the hours worked by and payments made to employees of the Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters.

Section 5.18.          Beneficial Ownership. As of the Closing Date, the information included in the Beneficial Ownership Certification provided to any Lender on or prior to the Closing Date in connection with the consummation of the Transactions is true and correct in all respects.

ARTICLE 6
Affirmative Covenants

From the Closing Date to the date all Commitments hereunder have expired or terminated, all Loans and other Loan Obligations (except for contingent reimbursement or indemnification obligations not yet due and payable) which are accrued and payable have been paid and satisfied in full, any Letter of Credit shall have been terminated or otherwise have been provided for in full in a manner reasonably satisfactory to the L/C Issuer (such date, the “Termination Date”), Holdings and the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03, 6.13, Section 6.15 and Section 6.16) cause each Restricted Subsidiary to:

Section 6.01.          Financial Statements. Deliver to the Administrative Agent for further distribution to each Lender:

(a)          as soon as available, but in any event within one-hundred twenty (120) days after the end of each fiscal year of Holdings commencing with the fiscal year ending December 31, 2021, a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal year, setting forth, in each case, in comparative form, the figures for the previous fiscal year, and including a customary management’s discussion and analysis, all in reasonable detail and prepared in accordance with GAAP, and audited and accompanied by a report and opinion of Deloitte Touche Tohmatsu Limited, or any other independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” qualification (other than an emphasis of matter paragraph) (other than with respect to, or resulting from, (x) a debt maturity that is scheduled to occur no later than twelve (12) months following the date of such report, (y) Unrestricted Subsidiaries and/or (z) any potential default or event of default of any financial covenant under this Agreement and/or any other agreement governing debt) or any qualification or exception as to the scope of such audit;

(b)          as soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Holdings beginning with the first fiscal quarter ending after the Closing Date, a consolidated and segmented balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, setting forth, in each case, in comparative form, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year and including a customary management’s discussion and analysis, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c)          if there are any Unrestricted Subsidiaries as of the last day of any fiscal quarter, substantially concurrently with the delivery of a Compliance Certificate referred to in Section 6.02(a) below, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in clauses (a) through (b) of this Section  6.01 may be satisfied by furnishing (A) the applicable financial statements or other information required by such clauses of any direct or indirect parent company of Holdings, including Parent, and/or (B) Holdings’ (or any direct or indirect parent company of Holdings, including Parent), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC or otherwise made available to the Administrative Agent for delivery to the Lenders, in each case, within the time periods specified in such clauses; provided that with respect to each of clauses (A) and (B) hereof, (i) to the extent such financial statements relate to any other direct or indirect parent company of Holdings (including Parent), the Compliance Certificate delivered in connection with such financial statements shall be accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent company, on the one hand, and the information relating to Holdings and its Subsidiaries on a standalone basis, on the other hand, which consolidating information shall be certified by a Responsible Officer of the Borrower as having been fairly presented in all material respects and (ii) to the extent such financial statements are in lieu of statements required to be provided under Section 6.01(a), the Compliance Certificate delivered in connection with such financial statements shall be accompanied by a report of an independent certified public accounting firm of nationally recognized standing, which statements, report and opinion may be subject to the same exceptions and qualifications as contemplated in Section 6.01(a).

Section 6.02.          Certificates; Other Information. Deliver to the Administrative Agent for further distribution to each Lender:

(a)          no later than five (5) Business Days after the delivery of each set of consolidated financial statements referred to in Section 6.01(a) and Section 6.01(b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower; and

(b)          promptly after any request therefor, such additional information regarding the business or financial condition of Holdings and its Restricted Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request; provided that, notwithstanding anything to the contrary in this Section 6.02(b), none of Holdings or any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (x) that constitutes non-financial trade secrets or non-financial proprietary information, (y) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) would be in breach of any confidentiality obligations, fiduciary duty or Law or (z) that is subject to attorney client or similar privilege or constitutes attorney work product; provided that, in the event the Borrower does not provide information in reliance on this sentence, the Borrower shall provide notice to the Administrative Agent that such information is being withheld and the Borrower shall use commercially reasonable efforts to communicate the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege.

Documents required to be delivered pursuant to Section 6.01(a), 6.01(b), 6.02(a) or 6.02(b) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower (or any parent entity thereof) posts such documents, or provides a link thereto on the Borrower’s (or any such parent entity’s) website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on SyndTrak, IntraLinks, DebtDomain or other relevant website, to which each Lender and the Administrative Agent are granted access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify (which may be by facsimile or electronic mail or by an automated electronic alert of a posting) the Administrative Agent of any such posting by the Borrower of any such documents which notice may be included in the certificate delivered pursuant to Section 6.02(a). The Borrower hereby acknowledges that (A) the Administrative Agent will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak, IntraLinks or another similar electronic system (the “Platform”) and (B) certain of the Lenders may be “Public-Side” Lenders (i.e., Lenders that wish to receive only information that (i) is publicly available, (ii) is not material with respect to Holdings, its subsidiaries or their respective securities for purposes of United States federal or state securities laws or (iii) constitutes information of the type that would be publicly available if Holdings, the Borrower or their respective subsidiaries were public reporting companies (collectively, the “Public Side Information”; any information that is not Public Side Information, “Private Side Information”)) (each, a “Public Lender”) .. Each of the Borrower and Holdings hereby agrees that (x) it will identify that portion of the Borrower Materials that are to be made available to Public Lenders (including, by marking such materials “PUBLIC”) and (y) by marking Borrower Materials “PUBLIC,” it shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any Private Side Information (it being understood that none of Holdings or its Restricted Subsidiaries or any parent entity thereof shall be under any obligation to mark the Borrower Materials “PUBLIC”). Each of the Administrative Agent and each Lender agrees that it shall treat any Borrower Materials that are not marked “PUBLIC” as being deemed to contain Private Side Information. Notwithstanding the foregoing, the Borrower agrees that (i) any Loan Documents, (ii) any financial statements delivered pursuant to Sections 6.01(a) and 6.01(b)), (iii) any Compliance Certificates delivered pursuant to Section 6.02(a) and (iv) notices delivered pursuant to Section 6.03(a) will be deemed to be Public Side Information and may be made available to Public Lenders unless the Borrower notifies the Administrative Agent otherwise in writing at the time such information is provided.

Section 6.03.          Notices. Promptly (but in no event later than five (5) Business Days after obtaining knowledge thereof) notify the Administrative Agent after a Specified Responsible Officer obtains knowledge of:

(a)          the occurrence of any Default; and

(b)          any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including any matter arising out of or resulting from (i) breach or nonperformance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary, (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Restricted Subsidiary and any Governmental Authority, (iii) the commencement of, or any material adverse development in, any litigation, investigation or proceeding affecting any Loan Party or any Subsidiary, or (iv) the occurrence of any ERISA Event.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Section 6.03(a) or 6.03(b) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action Holdings has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe, to the extent known, the provisions of this Agreement and any other Loan Document in respect of which such Default exists.

Section 6.04.          Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence except in a transaction permitted by Section 7.04 or Section 7.05 (and, in the case of any Restricted Subsidiary that is not the Borrower, to the extent the failure to do so, would not reasonably be expected to have a Material Adverse Effect) and (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 6.05.          Maintenance of Properties. Except if the failure to do so would not reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, ordinary wear and tear excepted and casualty and condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions to material properties and equipment in accordance with prudent industry practice.

Section 6.06.          Maintenance of Insurance.

(a)          Maintain with financially sound and reputable insurance companies, insurance of such types and in such amounts (after giving effect to any self-insurance) reasonable and customary for similarly situated Persons engaged in the same or similar businesses as Holdings and its Restricted Subsidiaries as are customarily carried under similar circumstances by such other Persons (but not cyber liability insurance or directors and officers insurance, in each case, except to the extent required by Law), except, in the case of Non-U.S. Subsidiaries, to the extent that the failure to maintain such insurance with respect to one or more Non-U.S. Subsidiaries would not reasonably be expected to result in a Material Adverse Effect.

(b)          With respect to any Material Real Property that is subject to a Mortgage (collectively, the “Mortgaged Properties”) and located in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards, obtain flood insurance from such provider, on such terms, and in such total amount as to comply with the National Flood Insurance Program as set forth in the Flood Insurance Laws or as otherwise required by the Required Lenders.

Section 6.07.          Compliance with Laws. Comply with the requirements of all Laws (including, without limitation, Environmental Laws, ERISA, OFAC, FCPA and other applicable anti-corruption law and other laws applicable to sanctioned persons) and, in each case, all orders, writs, injunctions, and decrees applicable to it or to its business or property, except, in each case, if the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect or the necessity of compliance therewith is being contested in good faith by appropriate proceedings; provided that with respect to (i) Sanctions, the Borrower shall, and shall cause each Restricted Subsidiary to, comply in all respects and (ii) the FCPA and other applicable anti-corruption laws, the Borrower shall, and shall cause each Restricted Subsidiary to, comply in all material respects.

Section 6.08.          Books and Records. Maintain proper books of record and account, in a manner to allow financial statements to be prepared in conformity with GAAP shall be made of all material financial transactions and matters involving the assets and business of Holdings or such Restricted Subsidiary, as the case may be.

Section 6.09.          Inspection Rights. With respect to any Loan Party, permit representatives or agents of the Administrative Agent or, subject to the following provisions, any Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors and officers, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, absent the existence of a Specified Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.09 and the Administrative Agent shall not exercise such rights more often than once during any calendar year and such inspections shall be conducted at the sole expense of the Administrative Agent without charge to the Borrower; provided, further, that when a Specified Event of Default exists the Administrative Agent (or any of its representatives or agents, or any Lender if accompanying the Administrative Agent) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. Notwithstanding anything to the contrary in this Section 6.09, none of Holdings or any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non- financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) would be in breach of any confidentiality obligations, fiduciary duty or Law or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product; provided that, in the event the Borrower does not provide information in reliance on this sentence, the Borrower shall provide notice to the Administrative Agent that such information is being withheld and the Borrower shall use commercially reasonable efforts to communicate the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege.

Section 6.10.          Use of Proceeds. Use the proceeds of the Credit Extensions (i) to effectuate the Transactions, including, without limitation, to pay fees and expenses incurred in connection with the Transactions and (ii) to provide ongoing working capital and for other general corporate purposes of Holdings and its Restricted Subsidiaries (including for Permitted Acquisitions and other permitted Investments) and for any other purpose not prohibited by this Agreement.

Section 6.11.          Payment of Taxes. Holdings shall, and shall cause each of its Restricted Subsidiaries to, pay and discharge Taxes, assessments and governmental charges or levies upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims that, if unpaid, would reasonably be expected to become a Lien upon any of its material properties; provided that neither Holdings nor any of its Restricted Subsidiaries shall be required hereunder to pay any such Tax, assessment, charge, levy or claim that is (a) being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of the Borrower) with respect thereto in accordance with GAAP or (b) with respect to which the failure to pay or discharge would not reasonably be expected to have a Material Adverse Effect.

Section 6.12.          Covenant to Guarantee Guaranteed Obligations and Give Security. (a) Except as set forth in Section 6.16, on the Closing Date, cause all Loan Parties to guarantee the Guaranteed Obligations and grant a first priority (subject to Liens permitted by Section 7.01) Lien on the assets (other than Excluded Assets) of such Loan Party.

(b)          Upon (x) the formation or acquisition of any Subsidiaries of Holdings organized under the laws of the United States (or any state thereof) (other than an Excluded Subsidiary) or (y) any Excluded Subsidiary ceasing to constitute an Excluded Subsidiary (each, an “Additional Guarantor”), the Borrower shall within sixty (60) days after such formation, acquisition or cessation occurred (or such longer period as the Administrative Agent may agree in its reasonable discretion), notify the Administrative Agent and:

(i)            cause any Additional Guarantor to duly execute and deliver to the Administrative Agent a guaranty substantially in the form of the Guaranty Supplement or such other form of guaranty or guaranty supplement to guarantee the Guaranteed Obligations in form and substance reasonably satisfactory to the Administrative Agent and the Borrower;

(ii)           cause such Additional Guarantor to duly execute and deliver to the Administrative Agent Mortgages (subject to the time periods and other requirements of Section 6.12(c)), Security Agreement Supplements (including supplements to the Perfection Certificate), Intellectual Property Security Agreements and other security documents, as reasonably requested by the Administrative Agent and consistent with the Collateral Documents in effect on the Closing Date or otherwise in form and substance reasonably satisfactory to the Administrative Agent, granting a Lien in substantially all of the assets that would constitute Collateral (in each case, other than any Excluded Asset) directly held by such Restricted Subsidiary, in each case, to secure the Secured Obligations of such Additional Guarantor;

(iii)          cause such Additional Guarantor to deliver, to the extent required to be pledged hereunder or under the Collateral Documents, any and all certificates representing Equity Interests owned by such Loan Party accompanied by undated stock powers or other appropriate instruments of transfer executed in blank;

(iv)          to the extent required by the Collateral Documents and subject to clause (c) below, take and cause such Additional Guarantor to take whatever action (including the filing of Uniform Commercial Code financing statements, and delivery of stock and membership interest certificates) as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Collateral Documents delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms; and

(c)            With respect to any Material Real Property, within ninety (90) days after the Closing Date or within (90) days after the acquisition of any other Material Real Property (or, in each case, such longer period as the Administrative Agent may agree in its reasonable discretion), the applicable Loan Party shall grant to the Administrative Agent a security interest in and deliver a mortgage, deed of trust or deed to secure debt in a form reasonably satisfactory to the Administrative Agent (a “Mortgage”) as additional security for the Obligations. Any such Mortgage in a mortgage Tax state shall be capped at the fair market value of the applicable property. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by Law to perfect the Liens in favor of the Administrative Agent. All Taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent shall reasonably require, including to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after acquired Material Real Property (including, to the extent so required, a Title Policy, a Survey, a local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent), and to the extent existing and available, environmental assessment reports and (i) a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination, (ii) in the event that such after acquired Material Real Property is located in a special flood hazard area, a notice executed by such Loan Party about such special flood hazard area status in respect of such Mortgage and (iii) if the Loan Party notice described in the immediately preceding clause (ii) is required to be given and, to the extent flood insurance is required by any applicable Flood Insurance Laws, evidence, in form and substance reasonably satisfactory to the Administrative Agent, of a flood insurance policy in compliance in all material respects with the Flood Insurance Laws (including without limitation, in an amount required under the Flood Insurance Laws)). No later than forty-five (45) days prior to the date on which a Mortgage is to be executed by the Administrative Agent, the Administrative Agent shall use commercially reasonable efforts to provide any Lenders notice of entry into such Mortgage (which notice may be delivered electronically and which notice shall be delivered promptly (and, in any event, within five (5) Business Days) after the Administrative Agent has received notice from the Borrower of the intention to enter into such Mortgage (the date of delivery of such notice to the Lenders, the “Mortgage Notification Date”)), together with copies of the deliverables specified in clauses (i), (ii) and (iii) above and upon confirmation from each Lender that the flood insurance due diligence required to be conducted by such Lender has been completed and any other flood insurance requirements applicable to such Lender have been complied with, in each case, under applicable Flood Insurance Laws, the relevant Loan Party may provide such Mortgage. Notwithstanding anything to the contrary contained herein, if due to the Administrative Agent’s failure to deliver the notice to the Lenders set forth in this clause (c), a Mortgage cannot be executed within the time period set forth in clause (b) above, then (i) the Administrative Agent and the Lenders agree that the deadline to execute such Mortgage shall be extended to the date that no earlier than forty-five (45) days after the Mortgage Notification Date and (ii) no Default or Event of Default shall be deemed to have occurred due to the failure of the applicable Loan Party to execute such Mortgage within such original time period.

(d)            Notwithstanding the foregoing, (i) the Loan Parties shall not be required to grant a security interest in any assets to the extent the grant or perfection of a security interest in such asset would be prohibited by applicable Law, (ii) no action outside of the United States shall be required in order to create or perfect any security interest in any asset, and no security or pledge agreements or intellectual property filing, search or schedule shall be required that is not governed by the Laws of the United States, (iii) the following Collateral shall not be required to be perfected (other than to the extent perfected by the filing of a UCC financing statement): (A) assets requiring perfection through control agreements or other control arrangements, including in respect of any deposit, securities or commodities accounts (other than control of pledged capital stock and material intercompany notes, in each case, to the extent otherwise constituting Collateral), (B) commercial tort claims in which the amount claimed is less than $10,000,000 individually, (C) motor vehicles and other assets subject to certificates of title and letter of credit rights with a value of less than $10,000,000 (to the extent not constituting a supporting obligation) (it being understood that no actions shall be required to perfect a security interest in letter of credit rights other than the filing of a Uniform Commercial Code financing statement or the equivalent thereof), (iv) promissory notes to the extent evidencing third-party debt for borrowed money in a principal amount (individually) of less than $5,000,000 shall not be required to be delivered, (v) share certificates of Immaterial Subsidiaries, Unrestricted Subsidiaries, non-Wholly-Owned Subsidiaries and Persons that are not Subsidiaries shall not be required to be delivered, (vi) the Loan Parties shall be under no obligation to deliver any landlord waivers, bailee letters, estoppel, warehouseman waivers or other collateral access, lien waiver or similar letters or agreements and (vii) no action shall be required to be taken with respect to any Excluded Assets.

Section 6.13.           Further Assurances. (a) Subject the terms of the Security Agreement and Section 6.12(d), promptly upon reasonable request by the Administrative Agent, each Loan Party shall (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Loan Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably require from time to time in order to carry out more effectively the purposes of the Collateral Documents.

(b)            Concurrently with the delivery of each Compliance Certificate pursuant to Section 6.02(a), sign and deliver to the Administrative Agent an appropriate Intellectual Property Security Agreement with respect to all after-acquired intellectual property (as defined in the Security Agreement) owned by it as of the last day of the period for which such Compliance Certificate is delivered, to the extent that such after-acquired intellectual property is not covered by any previous Intellectual Property Security Agreement so signed and delivered by it; provided that an Intellectual Property Security Agreement shall not be required to be delivered with respect to after-acquired intellectual property except as provided in the Security Agreement. In each case, the Borrower will, and will cause each of the Subsidiary Guarantors to, promptly cooperate as necessary to enable the Administrative Agent to make any necessary or reasonably desirable recordations with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as appropriate.

Section 6.14.          Unrestricted Subsidiaries. (a) The Borrower may at any time designate any Restricted Subsidiary of Holdings as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i), immediately before and after such designation, no Event of Default shall have occurred and be continuing, (ii) the Borrower shall not be designated as an Unrestricted Subsidiary, (iii) after giving Pro Forma Effect to any such designation of any Restricted Subsidiary as an Unrestricted Subsidiary, the Borrower shall be in compliance with the Financial Covenant (whether or not in effect) on a Pro Forma Basis, (iv) as of the date of designation of any Restricted Subsidiary as an Unrestricted Subsidiary, such Unrestricted Subsidiary shall not own, or hold an exclusive license in, any Material Intellectual Property and (v) with respect to any designation of an Unrestricted Subsidiary as a Restricted Subsidiary, such Subsidiary will be a Wholly-Owned Subsidiary of Holdings thereafter. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the applicable Restricted Companies therein at the date of designation in an amount equal to the net book value (or, in the case of any guarantee or similar Investment, the amount) of the Restricted Companies’ Investments therein. If any Person becomes a Restricted Subsidiary on any date after the Closing Date (including by redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary), the Liens or Indebtedness of such Person outstanding on such date will be deemed to have been incurred by such Person on such date for purposes of Section 7.01 or Section 7.03, as applicable, but will not be considered the sale or issuance of Equity Interests for purposes of Section 7.05.

(b)            Notwithstanding any of the definitions or covenants contained in this Agreement to the contrary, neither the Borrower nor any Restricted Subsidiary shall be permitted to assign, transfer or exclusively license any Material Intellectual Property to an Unrestricted Subsidiary.

Section 6.15.           Ratings. Use commercially reasonable efforts to maintain in effect a public corporate family and/or public corporate credit rating, as applicable, and public ratings in respect of the Initial Term Facility provided pursuant to this Agreement, in each case, from each of S&P and Moody’s; provided that in no event shall the Borrower be required to maintain any specific rating with any such agency.

Section 6.16.           Post-Closing Covenants. Each of Holdings and the Borrower agrees to deliver, or cause to be delivered to the Administrative Agent, the items described on Schedule 6.16 on the dates and by the times specified with respect to such items, or such later time as may be agreed to by the Administrative Agent in its reasonable discretion.

ARTICLE 7
Negative Covenants

From the Closing Date until the Termination Date, each of Holdings and the Borrower shall not, nor shall Holdings or the Borrower permit any of the Restricted Subsidiaries to, directly or indirectly:

Section 7.01.           Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)            Liens pursuant to any Loan Document;

(b)            Liens existing on the Closing Date securing Indebtedness or other obligations in existence on the Closing Date listed on Schedule 7.01 and any modifications, replacements, refinancings, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof and (ii) the modification, replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens (if such obligations constitute Indebtedness) is permitted by Section 7.03;

(c)            Liens for Taxes, assessments or governmental charges (i) not yet due and payable, (ii) the amount or validity of which is being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or (iii) with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;

(d)            statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than sixty (60) days or, if more than sixty (60) days overdue, (i) no action has been taken to enforce such Lien, (ii) such Lien is being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or (iii) with respect to which the failure to make payment as to all such amounts, in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

(e)            (i) Liens incurred in the ordinary course of business in connection with workers’ compensation, pensions, unemployment insurance and other social security legislation and (ii) Liens incurred in the ordinary course of business securing insurance premiums or reimbursement obligations under insurance policies;

(f)             deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds, performance and completion guarantees and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(g)            (i) easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially and adversely interfere with the ordinary conduct of the business of Holdings and its Restricted Subsidiaries and (ii) with respect to any Material Real Property subject to a Mortgage, any exception on the Title Policy related thereto;

(h)            Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)             Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens attach concurrently with or within two hundred seventy (270) days after the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits, and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capitalized Leases; provided that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;

(j)             (i) leases, licenses, subleases or sublicenses granted to other Persons in the ordinary course of business which do not (A) interfere in any material respect with the business of Holdings or any of its material Restricted Subsidiaries or (B) secure any Indebtedness (other than any obligation that is Indebtedness solely as a result of the operation of clause (e) of the definition thereof), (ii) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by Holdings or any Restricted Subsidiary or by a statutory provision to terminate any such lease, license, franchise, grant or permit or to require periodic payments as a condition to the continuance thereof and (iii) any interest or title of a lessor, sublessor, or licensor under any lease or lease agreement to which Holdings or any of its material Restricted Subsidiaries is a party, and interests of any other party granted by such licensor or lessor in such licensor’s or lessor’s fee or other interest;

(k)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l)             Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or similar law on items in the course of collection, (ii) attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, (iii) in favor of a banking or other financial institution or entities and/or electronic payment service providers arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are within the general parameters customary in the banking industry and (iv) arising by the terms of documents of banks or other financial institutions in relation to the maintenance or administration of deposit accounts or, securities accounts;

(m)           Liens (i) (A) on advances of cash or Cash Equivalents or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02 to be applied against the purchase price for such Investment, and (B) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05 and (ii) on cash earnest money deposits made by Holdings or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(n)            Liens on assets that are not Collateral, including on the property of any Non-U.S. Subsidiary of the Borrower (including Equity Interests held by such Non-U.S. Subsidiary) securing Indebtedness of such Non-U.S. Subsidiary to the extent permitted under Section 7.03; provided that, to the extent such Liens are on assets owned by a Loan Party, such Liens shall only secure Indebtedness or other obligations otherwise permitted hereunder and in an aggregate principal amount not to exceed the greater of (x) $26,000,000 and (y) 20.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period;

(o)            Liens in favor of Holdings or any Restricted Subsidiary securing Indebtedness permitted under Section 7.03(d) or other obligations other than Indebtedness owed by Holdings or any Restricted Subsidiary to Holdings or any Restricted Subsidiary;

(p)            Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.14), in each case, after the date hereof; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) any such Lien shall not encumber any other property of Holdings or any of the Restricted Subsidiaries (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the Indebtedness secured thereby is permitted under Section 7.03;

(q)            Liens arising from precautionary UCC financing statement filings (or similar filings under applicable Law) regarding leases entered into by Holdings or any of the Restricted Subsidiaries in the ordinary course of business (and Liens consisting of the interests or title of the respective lessors thereunder);

(r)             Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Holdings or any Restricted Subsidiary in the ordinary course of business not prohibited by this Agreement;

(s)            Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness (other than Indebtedness described in clause (e) of the definition thereof), (ii) relating to pooled deposit or sweep accounts of Holdings or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of such Restricted Company and (iii) relating to purchase orders and other similar agreements entered into in the ordinary course of business;

(t)             Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(u)            any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property;

(v)            Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit and/or bank guarantees issued for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods in the ordinary course of business;

(w)           any pledge of the Equity Interests of an Unrestricted Subsidiary or Non-U.S. Subsidiary (other than any Equity Interests of a Non-U.S. Subsidiary that constitute Collateral) to secure Indebtedness of such Unrestricted Subsidiary or Non-U.S. Subsidiary, as applicable, to the extent such pledge constitutes an Investment permitted under this Agreement;

(x)            other Liens securing Indebtedness or other obligations outstanding in an aggregate principal amount not to exceed the greater of (x) $26,000,000 and (y) 20.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period;

(y)           Liens securing Indebtedness permitted under Sections 7.03(u), (v), (w) and (x), in each case, to the extent such Indebtedness is secured; provided that any such Liens securing Indebtedness that is secured by the Collateral shall be subject to an Acceptable Intercreditor Agreement;

(z)            Liens on the Collateral securing any Credit Agreement Refinancing Indebtedness;

(aa)       Liens on the Collateral securing Secured Hedging Obligations and Cash Management Obligations;

(bb)      Liens on cash or Cash Equivalents deposited with the applicable holder of the applicable Indebtedness or a representative thereof pending application of such cash or Cash Equivalents to the defeasance, discharge or redemption of such Indebtedness;

(cc)       ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;

(dd)      Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(ee)       with respect to any Non-U.S. Subsidiary, other Liens and privileges arising mandatorily by Law;

(ff)        Liens on receivables and related assets arising in connection with a Qualified Securitization Financing and/or Permitted Receivables Financing;

(gg)      Liens incurred in the ordinary course of business with respect to any overdraft and related liabilities arising from treasury, depository and cash management services, credit card services, including purchasing card services, or any automated clearing house transfers of funds;

(hh)       receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(ii)            Liens on cash or Cash Equivalents securing Swap Contracts in the ordinary course of business submitted for clearing in accordance with applicable requirements of Law;

(jj)         the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(kk)       Liens arising in connection with any Permitted Tax Restructuring; and

(ll)         Liens on cash or Cash Equivalents held in Escrow for the purpose of satisfying or discharging Indebtedness pursuant to customary escrow arrangements as described or contemplated in this Agreement.

Section 7.02.        Investments. Make or hold any Investments, except for the following:

(a)            Investments by Holdings or any Restricted Subsidiary in assets that were Cash Equivalents when such Investment was made, and the holding of cash or Cash Equivalents at any time by Holdings or any Restricted Subsidiary;

(b)            loans or advances to officers, directors, managers, partners and employees of Holdings (or any direct or indirect parent thereof) or its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings (or any direct or indirect parent thereof) (provided that, the proceeds of any such loans and advances shall be contributed to Holdings or the Borrower in cash as common equity) and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding not to exceed $10,000,000;

(c)            Investments (i) by any Loan Party in any other Loan Party, (ii) by any Person that is not a Loan Party in any Loan Party, (iii) by any Person that is not a Loan Party in any Restricted Subsidiary of Holdings that is not a Loan Party and (iv) by any Loan Party in any Restricted Subsidiary of Holdings that is not a Loan Party; provided that with respect to Investments made under clause (iv), (A) no Event of Default would result therefrom and (B) such Investments do not exceed the greater of (x) $26,000,000 and (y) 20.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period;

(d)            Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e)            Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted (other than, in each case, by reference to this Section 7.02) under Sections 7.01, 7.03, 7.04, 7.05 and 7.06, respectively;

(f)             Investments existing or contemplated on the Closing Date set forth on Schedule 7.02 and any modification, replacement, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 7.02;

(g)            Investments in Swap Contracts permitted under Section 7.03(f);

(h)            promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 7.05;

(i)             the purchase or other acquisition of (x) all or substantially all of the property and assets or businesses of any Person, (y) assets constituting a business unit, a line of business or division of any Person, or (z) Equity Interests in (i) a Person that becomes a Restricted Subsidiary as a result of such purchase or acquisition (including as a result of a merger or consolidation), subject to the Borrower’s right to designate any such Person as an Unrestricted Subsidiary and/or (ii) a Restricted Subsidiary to increase the percentage of ownership thereof held by Holdings or any Restricted Subsidiary (each, a “Permitted Acquisition”); provided that (i) after giving effect to any such purchase or other acquisition, and subject in all respects to the LCT Provisions (if applicable), no Specified Event of Default shall have occurred and be continuing or would result therefrom and Holdings shall be in compliance with the covenant in Section 7.11 and (ii) to the extent required pursuant to Section 6.12, (A) the property, assets and businesses acquired in such purchase or other acquisition shall become Collateral and (B) any newly created or acquired Restricted Subsidiary (other than an Excluded Subsidiary) shall become Guarantors;

(j)             Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of any Person and in settlement of obligations of, or other disputes with, any Person arising in the ordinary course of business and upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(k)            Investments in Holdings or any of its Restricted Subsidiaries in connection with intercompany cash management arrangements and related activities in the ordinary course of business;

(l)             advances of payroll payments to employees in the ordinary course of business;

(m)           Guarantees by Holdings or any Restricted Subsidiary of leases (other than Capitalized Leases) or other obligations that do not constitute Indebtedness, in each case, entered into in the ordinary course of business;

(n)            Investments in the ordinary course consisting of endorsements for collection or deposit and customary trade arrangements with customers;

(o)            Investments in JV Entities and Unrestricted Subsidiaries after the Closing Date (it being understood and agreed that the book value of the assets of an Unrestricted Subsidiary at the time of its designation as such pursuant to Section 6.14 shall be deemed to be an Investment made in such Unrestricted Subsidiary in an amount equal to such book value, but if such Unrestricted Subsidiary is not a Wholly-Owned Subsidiary of Holdings or any Restricted Subsidiary, only an amount proportional to Holdings or such Restricted Subsidiary’s ownership therein shall be included in this calculation) in an aggregate amount for all such Investments (less an amount equal to the book value of all Unrestricted Subsidiaries that, after the Closing Date, are redesignated by Holdings to be Restricted Subsidiaries, calculated as of the date of such redesignation) not to exceed for all JV Entities and Unrestricted Subsidiaries, at the time such Investment is made and after giving effect to such Investment, the sum of (i) an amount equal to the greater of (x) $19,500,000 and (y) 15.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period plus (ii) the aggregate amount of any cash repayment of or return on such Investments theretofore received by Holdings or any Restricted Subsidiary after the Closing Date;

(p)            Investments made in connection with any Permitted Tax Restructuring;

(q)            loans and advances to any direct or indirect parent of Holdings in lieu of, and not in excess of the amount of (after giving effect to any other such loans or advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to such direct or indirect parent in accordance with Section 7.06; provided that any such loan or advance shall reduce the amount of such applicable Restricted Payment thereafter permitted under Section 7.06 by a corresponding amount (if such applicable provision of Section 7.06 contains a maximum amount);

(r)            other Investments in an aggregate amount, as valued at cost at the time each such Investment is made and including all related commitments for future Investments, not exceeding (i) the greater of (x) $39,000,000 and (y) 30.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period; provided that after giving Pro Forma Effect to such Investment, no Specified Event of Default shall be continuing or would result therefrom; plus (ii) an amount equal to any returns of capital or sale proceeds actually received by Holdings or a Restricted Subsidiary after the Closing Date in cash in respect of any such Investments (which amount shall not exceed the amount of such Investment valued at cost at the time such Investment was made);

(s)            Investments in an amount not to exceed the Available Amount;

(t)             Investments in a Similar Business after the Closing Date in an aggregate amount for all such Investments not to exceed, at the time such Investment is made and after giving effect to such Investment, the sum of (i) an amount equal to the greater of (x) $35,100,000 and (y) 27.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period as of such time plus (ii) the aggregate amount of any cash repayment of or return on such Investments theretofore received by Holdings or any Restricted Subsidiary after the Closing Date;

(u)            other Investments; provided that after giving Pro Forma Effect to such Investment, no Specified Event of Default shall be continuing or would immediately result therefrom and the Senior Secured Net Leverage Ratio does not exceed 3.75:1.00 for the Test Period most recently ended at such time;

(v)            Investments necessary to consummate the Transactions;

(w)           (i) Investments of any Restricted Subsidiary acquired after the Closing Date (other than as a result of a redesignation of any Unrestricted Subsidiary), or of any Person (other than an Unrestricted Subsidiary) acquired by, or merged into or consolidated or amalgamated with, Holdings or any Restricted Subsidiary after the Closing Date, in each case, pursuant to an Investment otherwise permitted by this Section 7.02 to the extent that such Investments of such Person were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) of this Section 7.02(w) so long as any such modification, replacement, renewal or extension thereof does not increase the amount of such Investment;

(x)             Investments with the proceeds of any Revolving Credit Borrowing by the Borrower in any Subsidiary of the Borrower organized or formed in Canada; provided that such Investments shall not exceed $37,500,000;

(y)            any Investment made by any Unrestricted Subsidiary prior to the date on which such Unrestricted Subsidiary is designated as a Restricted Subsidiary so long as the relevant Investment was not made in contemplation of the designation of such Unrestricted Subsidiary as a Restricted Subsidiary;

(z)             Investments (i) in connection with a Qualified Securitization Financing or a Permitted Receivables Financing and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets or Receivables Assets (or any interest therein) in connection with a Qualified Securitization Financing or Permitted Receivables Financing;

(aa)       Investments to the extent that payment for such Investments is made with Qualified Equity Interests (to the extent not otherwise applied under this Agreement and other than any Cure Amount); provided that, any amounts used for such an Investment or other acquisition that are not Qualified Equity Interests shall otherwise be permitted pursuant to this Section 7.02;

(bb)       the forgiveness or conversion to Qualified Equity Interests of any intercompany Indebtedness owed to Holdings or any Restricted Subsidiary or the cancellation or forgiveness of any Indebtedness owed to Holdings (or any parent entity) or a Subsidiary from any members of management of Holdings (or any parent entity) or any Subsidiary, in each case, permitted by Section 7.03; and

(cc)       to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, IP Rights, or other rights, in each case, in the ordinary course of business.

To the extent an Investment is permitted to be made by Holdings or a Restricted Subsidiary in any Restricted Subsidiary or any other Person who is not Holdings or a Subsidiary Guarantor (each such Person, a “Target Person”) under any provision of this Section 7.02, such Investment may be made by advance or, contribution by the Borrower or other Loan Party to a Restricted Subsidiary, which is then substantially concurrently applied by such Restricted Subsidiary for purposes of making the relevant Investment in the Target Person in accordance with this Section 7.02 (other than this sentence) without such initial advance or, contribution constituting an Investment for purposes of this Section 7.02.

Section 7.03.        Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except for the following:

(a)            Indebtedness of the Loan Parties under the Loan Documents (including any Additional Loans or Additional Commitments);

(b)            Indebtedness existing on the Closing Date and set forth in Schedule 7.03 and any Permitted Refinancing in respect thereof;

(c)            (i) Guarantees by Loan Parties in respect of Indebtedness of another Loan Party otherwise permitted hereunder; provided that if the Indebtedness being guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness and (ii) Guarantees by any Restricted Subsidiary that is not a Loan Party in respect of Indebtedness of Holdings or any Restricted Subsidiary otherwise permitted hereunder to the extent that (determined without duplication of the amount of Indebtedness so guaranteed) such Restricted Subsidiary could have directly incurred such Indebtedness;

(d)            Indebtedness of Holdings or any Restricted Subsidiary owing to Holdings or a Restricted Subsidiary that constitutes an Investment permitted by Section 7.02; provided that all such Indebtedness of any Loan Party owed to any Person that is not a Loan Party shall be subject to the subordination terms set forth in the Intercompany Note or such other subordination terms otherwise reasonably satisfactory to the Administrative Agent;

(e)            (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets (provided that such Indebtedness is incurred concurrently with or within two hundred seventy (270) days after the applicable acquisition, construction, repair, replacement or improvement), (ii) Attributable Indebtedness arising out of Permitted Sale Leasebacks and (iii) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clauses (i) and (ii); provided that the aggregate principal amount of Indebtedness (including without limitation Attributable Indebtedness, but excluding Attributable Indebtedness incurred pursuant to clause (ii)) under this Section 7.03(e) does not exceed the greater of (x) $26,000,000 and (y) 20.0% of Consolidated EBITDA for the most recently ended Test Period;

(f)             Indebtedness in respect of Swap Contracts entered into in the ordinary course of business and not for speculative purposes;

(g)            Indebtedness of Holdings or any of its Restricted Subsidiaries arising pursuant to any Permitted Tax Restructuring;

(h)            Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits (including pursuant to any social security laws) or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(i)             Indebtedness consisting of obligations of Holdings (or any direct or indirect parent of Holdings) or any of its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in the ordinary course of business or otherwise in connection with the Transactions and Permitted Acquisitions or any other Investment or Disposition permitted hereunder;

(j)             Indebtedness to future, present or former directors, officers, members of management, employees or consultants of Holdings or any of its Subsidiaries or their respective estates, heirs, family members, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings (or any direct or indirect parent thereof) permitted by Section 7.06;

(k)            Indebtedness incurred by Holdings or any of its Restricted Subsidiaries in connection with a Permitted Acquisition, any other Investment permitted hereunder or any Disposition, in each case, to the extent constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments;

(l)             Indebtedness in connection with intercompany cash management arrangements and related activities in the ordinary course of business;

(m)           Indebtedness in connection with Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, cash pooling arrangements, purchase card and similar arrangements in each case, incurred in the ordinary course;

(n)            Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or- pay obligations of Holdings or any Restricted Subsidiary contained in supply arrangements, in each case, in the ordinary course of business;

(o)            Indebtedness of non-Loan Parties in an aggregate principal amount not to exceed the greater of (x) $19,500,000 and (y) 15.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period;

(p)            obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by Holdings or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business or consistent with past practice;

(q)            to the extent constituting Indebtedness, judgments pending appeal that do not constitute an Event of Default;

(r)             Indebtedness consisting of obligations owing under any customer or supplier incentive, supply, license or similar agreements entered into in the ordinary course of business;

(s)            customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(t)             other Indebtedness in an aggregate principal amount not to exceed the greater of (x) $26,000,000 and (y) 20.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period;

(u)            Indebtedness assumed or incurred in connection with a Permitted Acquisition (“Acquisition Debt”) provided that, (i) if such Acquisition Debt is incurred in connection with a Permitted Acquisition, and is (A) secured on a pari passu basis with the Facilities, the First Lien Net Leverage Ratio shall not exceed 2.50:1.00, (B) secured on a junior basis with the Facilities, the Senior Secured Net Leverage Ratio shall not exceed 4.75:1.00 or (C) unsecured, the Total Net Leverage Ratio shall not exceed 5.00:1.00, (ii) if such Acquisition Debt is incurred in connection with a Permitted Acquisition, no Event of Default exists immediately prior to incurrence of such Acquisition Debt or would result therefrom, (iii) if such Acquisition Debt is assumed debt, Holdings is in compliance with the Financial Covenant on a Pro Forma Basis and (iv) if such Acquisition Debt is incurred by any Restricted Subsidiary that is not a Loan Party, the amount of such Acquisition Debt shall not exceed the greater of $26,000,000 and 20% of Consolidated EBITDA as of the last day of the most recently ended Test Period; and provided further that the parameters set forth in clauses (c) through (h) in the definition of “Ratio Debt” shall apply to any such incurred Acquisition Debt;

(v)            Ratio Debt and any Permitted Refinancing thereof;

(w)            Incremental Equivalent Debt and any Permitted Refinancing thereof;

(x)             Credit Agreement Refinancing Indebtedness;

(y)            Indebtedness with respect to any Permitted Recourse Receivables Financing;

(z)             Indebtedness of any Restricted Subsidiary that is not a Loan Party incurred under working capital lines, lines of credit or overdraft facilities in an individual principal amount at any time outstanding not to exceed the greater of $13,000,000 and 10.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period; and

(aa)       all premiums (if any), interest (including post-petition interest, capitalized interest or interest otherwise payable in kind), fees, expenses, charges and additional or contingent interest on obligations described in the foregoing clauses of this Section 7.03.

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03.

Section 7.04.        Fundamental Changes. Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, liquidate or dissolve, including by an allocation of assets among newly divided limited liability companies pursuant to a “plan of division” under the Delaware Limited Liability Company Act, except that:

(a)            (i) (A) any Person may merge, amalgamate or consolidate with or into the Borrower in a transaction in which the Borrower is the surviving entity or (B) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, which shall not be an operating company, and shall not hold any Equity Interests directly or indirectly in any operating company, the “Successor Borrower”), (v) no Event of Default shall exist or result therefrom, (w) the Successor Borrower shall deliver to the Administrative Agent all information as may be reasonably requested by the Administrative Agent to satisfy any applicable “know your customer” requirements, (x) the Borrower shall be an entity organized or existing under the law of the United States, (y) the Successor Borrower shall expressly assume the Obligations of the Borrower in a manner reasonably satisfactory to the Administrative Agent and (z) except as the Administrative Agent may otherwise agree, each Guarantor, unless it is the other party to such merger or consolidation, shall have executed and delivered a customary reaffirmation agreement with respect to its obligations under the Loan Documents; it being understood and agreed that if the foregoing conditions under clauses (w) through (z) are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents,

(ii)           any Restricted Subsidiary other than the Borrower may effect a merger, amalgamation, dissolution, winding up, liquidation, or consolidation into any Person in order to consummate an Investment or asset Disposition permitted by Section 7.02 or Section 7.05, respectively or for the purposes of changing its legal form or jurisdiction of incorporation or other organization; provided that when any Restricted Subsidiary that is a Loan Party is merging with a Person that is not a Loan Party, to the extent such other Person is required to become a Guarantor, it shall deliver all information as may be reasonably requested by the Administrative Agent to satisfy any applicable “know your customer” requirements, and

(iii)          any Restricted Subsidiary other than the Borrower may merge, amalgamate or consolidate with or into the Borrower, or any other Restricted Subsidiary; provided that when any Restricted Subsidiary that is a Loan Party is merging with another Restricted Subsidiary, a Loan Party shall be the continuing or surviving Person;

(b)            any Restricted Subsidiary other than the Borrower may dissolve, wind-up, liquidate or effect a consolidation, in each case, if the Borrower reasonably determines in good faith that such action will not be materially disadvantageous to the Lenders or the Administrative Agent;

(c)            any Restricted Subsidiary other than the Borrower may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then either (i) the transferee must be a Loan Party or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary that is not a Loan Party in accordance with Section 7.02 and Section 7.03, respectively; and

(d)            the Transactions and any Permitted Tax Restructuring may be consummated.

Section 7.05.        Dispositions. Make any Disposition of any of its property (other than any Disposition having a fair market value not in excess of (x) $2,500,000 for any single transaction or series of related transactions or (y) the greater of $6,500,000 and 5.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period in the aggregate for all such Dispositions described in this parenthetical), except:

(a)            Dispositions of obsolete, used, surplus, negligible, uneconomical or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of Holdings or any Restricted Subsidiary or Dispositions of non-core assets and property or assets and property otherwise commercially unreasonable to retain;

(b)            Dispositions of inventory and immaterial assets in the ordinary course of business;

(c)            Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) an amount equal to the Net Cash Proceeds of such Disposition are applied within a reasonable time thereafter to the purchase price of such replacement property;

(d)            Dispositions of property by Holdings or any Restricted Subsidiary to the Borrower or another Restricted Subsidiary; provided that if the transferor of such property is a Loan Party (x) the transferee thereof must be a Loan Party or (y) to the extent such transaction constitutes an Investment in a Restricted Subsidiary that is not a Loan Party, such transaction is permitted by Section 7.02;

(e)            Dispositions permitted (other than by reference to this Section 7.05) by Section 7.02, Section 7.04 and Section 7.06 and Liens permitted by Section 7.01;

(f)             Dispositions of cash and Cash Equivalents;

(g)            non-exclusive Dispositions of accounts receivable in connection with the collection or compromise thereof;

(h)            leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of Holdings and its Restricted Subsidiaries, taken as a whole;

(i)             transfers of property subject to Casualty Events;

(j)             Dispositions in the ordinary course of business consisting of the abandonment or lapse of IP Rights which, in the reasonable good faith determination of Holdings, are not material to the conduct of the business of Holdings or any Restricted Subsidiary;

(k)            Dispositions of Investments in JV Entities to the extent required by, or made pursuant to buy/sell arrangements between the JV Entity parties set forth in, JV Entity arrangements and similar binding arrangements;

(l)             Dispositions in connection with any Permitted Tax Restructuring;

(m)           Dispositions of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Equity Interests represent (i) a portion of the exercise price thereof or (ii) withholding incurred in connection with such exercise;

(n)            Dispositions of tangible property in the ordinary course of business as part of a like-kind exchange under Section 1031 of the Code;

(o)            voluntary terminations of Swap Contracts;

(p)            Dispositions of a non-core line of business (and related property and assets) for which a commitment to Dispose of such non-core line of business has been entered into on or prior to the eighteen (18)-month anniversary of the closing date of the Permitted Acquisition or other Investment pursuant to which such assets were acquired and which have actually been Disposed of within twenty-four (24) months from the applicable closing date;

(q)            Permitted Sale Leasebacks in an amount not to exceed the greater of $26,000,000 and 20.0% of Consolidated EBITDA in any fiscal year;

(r)             Dispositions of property by Holdings or any Restricted Subsidiary not otherwise permitted under this Section 7.05; provided that (i) at the time of execution of any binding agreement in respect of such Disposition (or if there is no such agreement entered into, at the time of such Disposition), no Event of Default shall exist or would immediately result from such Disposition, (ii) any such Disposition of property for a purchase price in excess of $2,500,000 is made for fair market value, (iii) with respect to any Disposition (or series of related Dispositions) under this Section 7.05(r) Holdings or any of the Restricted Subsidiaries shall receive not less than 75.0% of such consideration in the form of cash or Cash Equivalents on a cumulative basis for all such Dispositions following the Closing Date; provided that for the purposes of this clause (r)(iii), the following shall be deemed to be cash: (A) the assumption by the transferee of Indebtedness or other liabilities (other than Indebtedness or liabilities that are subordinated in right of payment to the Loan Obligations) contingent or otherwise of Holdings and its Restricted Subsidiaries and the valid release of Holdings or such Restricted Subsidiary by all applicable creditors in writing, from all liability on such Indebtedness or other liability in connection with such Disposition, (B) securities, notes or other obligations received by Holdings or any of its Restricted Subsidiaries from the transferee that are converted by Holdings or such Restricted Subsidiaries into cash or Cash Equivalents within one hundred and eighty (180) days following the closing of such Disposition, (C) Indebtedness (other than Indebtedness or liabilities that are subordinated in right of payment to the Loan Obligations) of any Restricted Subsidiary that is disposed of pursuant to such Disposition and that is no longer a Restricted Subsidiary as a result of such Disposition, to the extent that Holdings and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Disposition and (D) aggregate non-cash consideration received by Holdings and its Restricted Subsidiaries for all Dispositions under this clause (r) having an aggregate fair market value (determined as of the closing of the applicable Disposition for which such non-cash consideration is received) not to exceed the greater of (x) $13,000,000 and (y) 10.0% of Consolidated EBITDA for the most recently ended Test Period at any time outstanding (net of any non-cash consideration converted into cash and Cash Equivalents received in respect of any such non-cash consideration) and (iv) the Net Cash Proceeds of such Disposition are either reinvested or applied to prepay the Initial Term Loans pursuant to Section 2.04(b);

(s)            other Dispositions in an amount not to exceed the greater of (x) $9,750,000 and 7.5% of Consolidated EBITDA as of the last day of the most recently ended Test Period;

(t)             the Borrower and its Restricted Subsidiaries may surrender or waive contractual rights and leases and settle or waive contractual or litigation claims in the ordinary course of business;

(u)            Dispositions of assets (including Equity Interests) acquired in connection with Permitted Acquisitions or other similar Investments permitted hereunder for the fair market value thereof, which assets are obsolete or not used or useful to the core or principal business of the Borrower and its Restricted Subsidiaries or which Dispositions are made to obtain the approval of any applicable antitrust authority in connection with such Permitted Acquisition or similar Investment;

(v)            any swap of assets in exchange for services or other assets of comparable or greater fair market value useful to the business of Holdings and its Restricted Subsidiaries as a whole, as determined in good faith by the Borrower;

(w)           any sale of Equity Interests in, or Indebtedness of or other securities of, an Unrestricted Subsidiary (other than any Unrestricted Subsidiaries, all or substantially all the assets of which consist of cash and Cash Equivalents);

(x)             Dispositions of Securitization Assets or Receivables Assets, or participations therein, in connection with any Qualified Securitization Financing or Permitted Receivables Financing, or the disposition of an account receivable (or any interest therein) in connection with the collection or compromise thereof in the ordinary course of business or consistent with past practice; and

(y)            Dispositions of any assets that are not Collateral.

To the extent any Collateral is Disposed of as permitted by this Section 7.05 to any Person that is not a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents and, if requested by the Administrative Agent, upon the certification by the Borrower that such Disposition is permitted by this Agreement, the Administrative Agent shall be authorized and is directed by the Required Lenders, to take and shall take any actions deemed appropriate in order to effect the foregoing (including, without limitation, the execution or filing of customary security or Lien release or termination agreements, documents, financing statements, or certificates).

Section 7.06.      Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a)          Restricted Payments to Holdings, the Borrower or any other Restricted Subsidiary;

(b)          (i) Holdings may (or may make Restricted Payments to permit any direct or indirect parent thereof to) redeem in whole or in part any of its Equity Interests in exchange for another class of its (or such parent’s) Equity Interests or rights to acquire its Equity Interests or with proceeds from substantially concurrent capital contributions or issuances of new Equity Interests; provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Equity Interests are at least as advantageous to the Lenders as those contained in the Equity Interests redeemed thereby and (ii) Holdings may declare and make dividend payments or other distributions payable solely in Qualified Equity Interests of Holdings;

(c)          Holdings may make additional Restricted Payments so long as (1) no Event of Default is continuing or would result therefrom and (2) immediately after giving effect to such Restricted Payment, the Total Net Leverage Ratio calculated on a Pro Forma Basis is less than or equal to 2.00:1.00;

(d)          to the extent constituting Restricted Payments permitted by other clauses of this Section 7.06, Holdings and its Restricted Subsidiaries may enter into transactions permitted by Section 7.04, Section 7.05 (other than Section 7.05(e)) or Section 7.07 (other than Section 7.07(i));

(e)          repurchases of Equity Interests in the ordinary course of business of Holdings (or any direct or indirect parent thereof) deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(f)           Holdings may make cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Holdings and its Restricted Subsidiaries;

(g)          Holdings may make Restricted Payments in an aggregate amount not to exceed the Available Amount; provided that with respect to Restricted Payments made in reliance on the Growth Amount, (x) no Event of Default would result therefrom and (y) the Total Net Leverage Ratio shall not exceed 5.00:1.00 on a Pro Forma Basis;

(h)          Holdings may, in good faith, pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of it or any direct or indirect parent thereof held by any future, present or former employee, director, manager, officer or consultant (or any Affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of Holdings (or any direct or indirect parent of Holdings) or any of its Subsidiaries pursuant to any employee, management, director or manager equity plan, employee, management, director or manager stock option plan or any other employee, management, director or manager benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, manager, officer or consultant of Holdings (or any direct or indirect parent thereof), the Borrower or any Restricted Subsidiary; provided that such payments shall not exceed the greater of (x) $32,500,000 and (y) 25.0% of Consolidated EBITDA in any calendar year; provided that any unused portion of the preceding basket for any calendar year may be carried forward to succeeding calendar years; provided further that, cancellation of Indebtedness owing to the Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries from members of management of the Borrower, any of the Borrower’s direct or indirect parent companies or any of the Borrower’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of any of the Borrower’s direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement; provided further that such amount in any calendar year may be increased by an amount not to exceed:

(i)            the cash proceeds from the sale of Equity Interests (other than Disqualified Equity Interests) of Holdings and, to the extent contributed to the capital of Holdings (other than through the issuance of Disqualified Equity Interests), Equity Interests of any parent entity of Holdings, in each case, to members of management, directors or consultants of Holdings, any of its Subsidiaries or any parent entity thereof that occurred after the Closing Date, in each case, to the extent not otherwise applied under this Agreement or constituting a Cure Amount; plus

(ii)           the cash proceeds of key man life insurance policies received by Holdings and its Restricted Subsidiaries after the Closing Date; less

(iii)          the amount of any Restricted Payments made in previous calendar years pursuant to clauses (i) and (ii) of this proviso;

(i)            additional Restricted Payments in an amount not to exceed the greater of (x) $22,750,000 and (y) 15.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period; provided that no Specified Event of Default has occurred and is continuing or would result therefrom;

(j)            Holdings may make Restricted Payments to any direct or indirect parent of Holdings:

(i)            the proceeds of which will be used to pay the consolidated, combined, unitary or similar Tax liability of such parent’s income Tax that is attributable to the income of Holdings, the Borrower or their respective Subsidiaries; provided that Holdings, the Borrower, and their applicable Subsidiaries are members of a consolidated, combined, or unitary group for U.S. federal tax purposes of which the direct or indirect parent of Holdings is the common parent; provided further that no such payments shall exceed the Tax liability that would have been imposed on Holdings, the Borrower and/or the applicable Subsidiaries had such entities filed a consolidated, combined, unitary or similar Tax return where Holdings was the parent entity of such group and the only subsidiaries of Holdings were the Borrower and its Subsidiaries;

(ii)           the proceeds of which shall be used to pay such equity holder’s operating costs and expenses incurred in the ordinary course of business, other overhead costs and expenses and fees (including (w) administrative, legal, accounting and similar expenses provided by third parties, (x) trustee, directors, managers and general partner fees, (y) fees and expenses (other than such owed to Affiliates) (including any underwriters discounts and commissions) related to any investment or acquisition transaction (whether or not successful) and (z) payments in respect of Indebtedness and Equity Interests of any direct or indirect holder of the Equity Interests in Holdings to the extent the proceeds are used or will be used to pay expenses or other obligations described in this Section 7.06(j)) which are, in each case, reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of Holdings and its Restricted Subsidiaries (including any reasonable and customary indemnification claims made by directors, managers or officers of any direct or indirect parent of Holdings attributable to the direct or indirect ownership or operations of Holdings and its Restricted Subsidiaries) and fees and expenses otherwise due and payable by Holdings or any Restricted Subsidiary and permitted to be paid by Holdings or such Restricted Subsidiary under this Agreement;

(iii)          the proceeds of which shall be used to pay franchise and excise Taxes, and other fees and expenses, in each case, required to maintain its (or any of its direct or indirect parents’) existence;

(iv)          which shall be used to pay customary salary, bonus, severance and other benefits payable to officers and employees of Holdings or any other direct or indirect parent company of Holdings, including Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Holdings and its Restricted Subsidiaries;

(v)           to finance any Investment made by such direct or indirect parent that, if made by Holdings, would be permitted to be made pursuant to Section 7.02; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be held by or contributed to Holdings or a Restricted Subsidiary or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into Holdings or a Restricted Subsidiary in order to consummate such Permitted Acquisition, in each case, in accordance with the requirements of Section 6.12; and/or

(vi)          the proceeds of which shall be used to (A) pay customary costs, fees and expenses (other than to Affiliates) related to any equity or debt offering permitted by this Agreement and (B) without duplication, to pay Public Company Costs;

(k)          distributions or other Restricted Payments of the notes or receivables arising from Investments made pursuant to Section 7.02(b);

(l)           Restricted Payments in an amount equal to the aggregate amount of cash contributions made after the Closing Date to Holdings and contributed to the Borrower in exchange for Qualified Equity Interests of Holdings, except to the extent utilized in connection with any other transaction permitted by Section 7.02 or Section 7.08, and except to the extent such amount increases the Available Amount or constitutes a Cure Amount;

(m)         additional Restricted Payments not to exceed 6.0% per annum of the net proceeds of the Qualifying IPO received by (or contributed to) Holdings and its Restricted Subsidiaries from such Qualifying IPO;

(n)          the declaration and payment of dividends on Disqualified Equity Interests incurred in accordance with Section 7.03;

(o)          payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options or warrants and the vesting of restricted stock and restricted stock units; and

(p)          distributions or payments of Securitization Fees, sales contributions and other transfers of Securitization Assets or Receivables Assets (or any interest therein) and purchases of Securitization Assets or Receivables Assets (or any interest therein) pursuant to a Securitization Repurchase Obligation, in each case, in connection with a Qualified Securitization Financing or Permitted Receivables Financing.

Section 7.07.     Transactions with Affiliates. Enter into any transaction (other than any transaction or series of transactions having a fair market value not in excess of the greater of (x) $6,500,000 and (y) 5.0% of Consolidated EBITDA for the most recently ended Test Period) of any kind with any Affiliate of Holdings, whether or not in the ordinary course of business on terms that are less favorable to Holdings or such Restricted Subsidiary, as the case may be, than those that would be obtained at the time in a comparable arm’s-length transaction with a Person who is not an Affiliate, other than:

(a)          transactions among Holdings or the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(b)          the Transactions and the payment of fees and expenses in connection with the consummation of the Transactions;

(c)          the payment of reasonable and out-of-pocket expenses of shareholders pursuant to the Stockholders Agreement;

(d)          transactions with customers, clients, suppliers, joint ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are fair to Holdings and/or its applicable Restricted Subsidiary in the good faith determination of Holdings or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(e)          payments to or from, and transactions with, any JV Entity in the ordinary course of business to the extent permitted under Section 7.02 and Section 7.06;

(f)           payments by Holdings or any Restricted Subsidiary pursuant to Tax sharing agreements among Holdings and its Subsidiaries (and any direct or indirect parent thereof) on customary terms;

(g)          the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of Holdings and its Restricted Subsidiaries or any direct or indirect parent of Holdings in the ordinary course of business;

(h)          transactions pursuant to agreements in effect on the Closing Date and set forth on Schedule 7.07 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect;

(i)           Restricted Payments permitted under Section 7.06 and/or Investments permitted under Section 7.02 (in each case, other than by reference to this Section 7.07);

(j)            transactions engaged in by Holdings or any Restricted Subsidiary with Unrestricted Subsidiaries in good faith to effect the operations, governance, administration, accounting and corporate overhead of Holdings and its Subsidiaries;

(k)          customary payments by the Borrower and any Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the board of directors or a majority of the disinterested members of the board of directors of the Borrower in good faith;

(l)           transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary pursuant to Section 6.14; provided that such transactions were not entered into in contemplation of such redesignation; it being agreed that for the purposes of this Section 7.07, each Unrestricted Subsidiary shall be deemed to be an Affiliate of each Restricted Company;

(m)         the payment of reasonable out-of-pocket costs and expenses related to registration rights and customary indemnities provided to shareholders under any shareholder agreement;

(n)          (i) any purchase by Holdings (or any parent company thereof) of the Equity Interests of (or contribution to the equity capital of) Holdings and (ii) any intercompany loans made by Holdings to Holdings, a parent company thereof or any Restricted Subsidiary;

(o)          transactions in connection with any Permitted Tax Restructuring;

(p)          (i) any collective bargaining, employment or severance agreement or compensatory (including profit sharing) arrangement entered into by Holdings or any of its Restricted Subsidiaries with their respective current or former officers, directors, members of management, managers, employees, consultants or independent contractors or those of any parent company of Holdings, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current or former officers, directors, members of management, managers, employees, consultants or independent contractors and (iii) transactions and/or issuance, sale or grant of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or to fund, any employee compensation, benefit plan, stock option plan or arrangement, any health, disability or similar insurance plan which covers current or former officers, directors, members of management, managers, employees, consultants or independent contractors or any employment contract or arrangement, in each case, in the ordinary course of business;

(q)          any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the board of directors (or equivalent governing body) of Holdings from an accounting, appraisal or investment banking firm of nationally recognized standing stating that such transaction is on terms that are no less favorable to Holdings or the applicable Restricted Subsidiary than might be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate; and

(r)           any transaction with a Securitization Subsidiary effected as part of a Qualified Securitization Financing or Permitted Receivables Financing, including any disposition or repurchase of Securitization Assets, Receivables Assets or related assets in connection with any Qualified Securitization Financing and/or Permitted Receivables Financing.

Section 7.08.     Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy, in each case, prior to the due date thereof in any manner (it being understood that payments of interest, fees, premiums, indemnification payments and expenses when due and mandatory prepayments shall be permitted) any Junior Indebtedness in an outstanding principal amount exceeding the greater of (1) $19,500,000 and (2) 15.0% of the Consolidated EBITDA for the most recently ended Test Period or make any payment in violation of any subordination terms of any such Junior Indebtedness (collectively, “Restricted Prepayments”), except:

(a)          the refinancing thereof with the net cash proceeds of (i) any issuance of Qualified Equity Interests of Holdings (or parent company thereof) to the extent not otherwise applied under this Agreement or constituting a Cure Amount or (ii) Indebtedness that (x) constitutes a Permitted Refinancing of such Junior Indebtedness and (y) is subordinated in right of payment to the Obligations;

(b)          the conversion of any Junior Indebtedness to Qualified Equity Interests;

(c)          Restricted Prepayments in an amount not to exceed the Available Amount; provided that with respect to Restricted Prepayments made in reliance on the Growth Amount, (x) no Event of Default shall result therefrom and (y) the Total Net Leverage Ratio shall not exceed 5.00:1.00 on a Pro Forma Basis;

(d)          Restricted Prepayments in an amount not to exceed the greater of (1) $19,500,000 and (2) 15.0% of the Consolidated EBITDA for the most recently ended Test Period.

(e)          additional Restricted Prepayments so long as (x) no Event of Default has occurred and is continuing or would result therefrom and (y) immediately after giving effect to such Restricted Prepayment, the Total Net Leverage Ratio calculated on a Pro Forma Basis is less than or equal to 2.00:1.00;

(f)           Restricted Prepayments as part of an applicable high yield discount obligation catch-up payments; and

(g)          Restricted Prepayments with respect to intercompany Indebtedness owed to Holdings or any of its Restricted Subsidiaries permitted under Section 7.03, subject to the subordination provisions applicable thereto.

Section 7.09.      Subsidiary Distributions. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of any Restricted Subsidiary to make Restricted Payments to any Loan Party or to otherwise transfer property to or invest in any Loan Party; provided that the foregoing shall not apply to Contractual Obligations which (i) (x) exist on the Closing Date and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such restrictions that are contained in such Contractual Obligation, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary, (iii) arise in connection with any Disposition permitted by Section 7.05, (iv) are customary provisions in JV Entity agreements and other similar agreements applicable to JV Entities permitted under Section 7.02 and applicable solely to such JV Entity entered into in the ordinary course of business, (v) are customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions may relate to the assets subject thereto, (vi) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (vii) are customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business, (viii) are on cash, other deposits or net worth or similar restrictions imposed by Persons under contracts entered into in the ordinary course of business, (ix) are contained in any employment, compensation or separation agreement or arrangement entered into by Holdings or any Restricted Subsidiary in the ordinary course of business, (x) arising in any Swap Contracts and/or any agreement relating to any Cash Management Obligation or obligations of the type referred to in Section 7.02(l) or (xi) are set forth in any agreement relating to any Lien permitted by Section 7.01 that limits the right of Holdings or any Restricted Subsidiary to Dispose of or encumber the assets subject thereto.

Section 7.10.      No Changes in Fiscal Year. Change its fiscal year for financial reporting purposes (other than any Restricted Subsidiary acquired after the Closing Date, and in such case only to the extent necessary to conform to the fiscal year of Holdings) from its present basis without the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld); provided that in the event that the Administrative Agent shall so consent to such change, Holdings and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

Section 7.11.      Financial Covenant. Except with the written consent of the Required Revolving Credit Lenders, permit the First Lien Net Leverage Ratio as of the last day of a Test Period (commencing with the Test Period ending on or about June 30, 2022) to exceed 5.50:1.00 (the “Financial Covenant”); provided that the provisions of this Section 7.11 shall not be applicable to any such Test Period if on the last day of such Test Period the aggregate principal amount of Revolving Credit Loans outstanding (and excluding (x) Letters of Credit which have been Cash Collateralized or backstopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer and (y) undrawn Letters of Credit) that are issued and/or outstanding is equal to or less than 40% of the Revolving Credit Facility.

Section 7.12.      Lines of Business. Engage to any material extent in any business other than any of the businesses in which the Borrower and its Restricted Subsidiaries are engaged on the Closing Date, and any business reasonably related, incidental, complementary or ancillary thereto or extensions, expansions or developments thereof.

ARTICLE 8
Events Of Default And Remedies

Section 8.01.      Events of Default. Any of the following shall constitute an “Event of Default”:

(a)          Non-Payment. Any Loan Party fails to pay (i) when due, any amount of principal of any Loan, (ii) when and as required to be paid herein, any amount required to be prepaid and/or cash collateralized pursuant to Section 2.04(b)(v) or (iii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b)          Specific Covenants. Holdings or any Restricted Subsidiary fails to perform or observe any term, covenant or agreement contained in any (i) of Section 6.04(a) (solely with respect to the Borrower) or Article 7 (other than Section 7.11), or (ii) Section 7.11; provided that (i) any Default or Event of Default under Section 7.11 shall (x) be subject to cure pursuant to Section 8.04 and (y) not constitute a Default or an Event of Default for purposes of any Term Loans unless and until the Initial Revolving Credit Lenders have actually terminated the Initial Revolving Credit Commitments and/or declared all outstanding Initial Revolving Credit Loans and obligations under the Initial Revolving Credit Facility to be immediately due and payable; provided further that no Default or Event of Default shall arise under Section 7.11 until the tenth (10th) Business Day after the day on which financial statements are required to be delivered for the relevant fiscal quarter or fiscal year, as applicable, under Sections 6.01(a) or (b), as applicable (unless Cure Rights have been exercised for an aggregate of five times over the life of this Agreement and/or Cure Rights have been exercised twice in the four consecutive fiscal quarter period most recently ended or the Borrower has notified the Administrative Agent that a Cure Right will not be exercised with respect thereto), and then only to the extent the Cure Amount has not been received on or prior to such date; provided that, commencing on the earlier of the day on which financial statements have been delivered or are required to be delivered for the relevant fiscal quarter or fiscal year, as applicable, under Sections 6.01(a) or (b), as applicable, no Revolving Credit Lender or L/C Issuer shall be required to make any Revolving Credit Loan or issue or amend any Letter of Credit until the Cure Amount is actually received; or

(c)          Other Defaults. Any Restricted Company fails to perform or observe any other term, covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after notice thereof by the Administrative Agent to the Borrower; or

(d)          Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Restricted Company herein, in any other Loan Document or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material and adverse respect when made or deemed made, subject, in the case of representations, warranties, certifications or statements that are capable of being cured, to a grace period of thirty (30) days following the Borrower’s receipt of written notice of the inaccuracy of the relevant representation, warranty or certification from the Administrative Agent; it being understood and agreed that any breach of the representation set forth in Section 5.15 arising from a failure by the Administrative Agent to take such actions as are described in Section 8.01(k)(x) shall not result in an Event of Default under this Section 8.01(d) or any other provision of any Loan Document; or

(e)          Cross-Default. Any Material Company (i) fails to make any payment after the applicable grace period with respect thereto, if any, (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness owed by one Restricted Company to another Restricted Company) having an outstanding principal amount of not less than the Threshold Amount or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness (other than, with respect to such Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts (it being understood that clause (i) of this Section 8.01(e) will apply to any failure to make any payment required as a result of such termination or equivalent event)), the effect of which default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with or without the giving of notice (if required), the lapse of time or both, (x) such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or (y) a mandatory offer to repurchase, prepay, defease or redeem such Indebtedness to be made, in each case, prior to its stated maturity; provided that this clause (e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided further that, any failure described under clauses (i) or (ii) above is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the commitments or acceleration of the Loans pursuant to Article 8; or

(f)           Insolvency Proceedings, Etc. Any Material Company institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)          Inability to Pay Debts; Attachment. (i) Any Material Company becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Material Company in an amount exceeding the Threshold Amount and is not paid, released, discharged, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h)          Judgments. There is entered against any Material Company a final judgment or order for the payment of money in an amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and does not deny coverage) and there is a period of sixty (60) consecutive days during which such judgment has not been paid and during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)           ERISA. (i) An ERISA Event occurs that, when taken together with all other such ERISA Events or events, has resulted or could reasonably be expected to result in a Material Adverse Effect, or (ii) the Borrower, Holdings or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; or

(j)           Change of Control. There occurs any Change of Control; or

(k)          Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01 or Section 6.12 shall for any reason (other than pursuant to the terms thereof including as a result of a transaction permitted under Section 7.04 or Section 7.05) cease to create a valid and perfected first priority Lien on and security interest in any material portion of the Collateral, subject to Liens permitted under the Loan Documents, or any Loan Party shall assert in writing such invalidity or lack of perfection or priority (other than in an informational notice delivered to the Administrative Agent), except to the extent that any such loss of perfection or priority results from (x) the failure of the Administrative Agent to maintain possession of certificates or other possessory collateral actually delivered to it (or its counsel) representing securities or other collateral pledged under the Collateral Documents or to file Uniform Commercial Code financing statements and/or filings regarding IP Rights or equivalent filings that have been delivered to the Administrative Agent (or its counsel) and authorized to be filed by the Administrative Agent or its counsel that the Administrative Agent (or its counsel) has agreed to file, (y) a release of Collateral in accordance with the terms hereof or thereof and/or (z) the occurrence of the Termination Date and, except as to Collateral consisting of Material Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied or disclaimed in writing that such losses are covered by such title insurance policy; or

(l)            Guaranty. Any material Guarantee purported to be created under any Loan Document shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect in accordance with its terms, except with respect to any Subsidiary Guarantor upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor providing such Guarantee ceases to be a Subsidiary or upon the termination of such Guarantee in accordance with its terms.

Notwithstanding the foregoing, any Event of Default shall be deemed no longer to be “continuing” or “existing” if the events, acts or conditions that gave rise to such Event of Default have been remedied or cured or have ceased to exist after the date such events, acts or conditions first occurred.

Section 8.02.      Remedies Upon Event of Default. (a) Except as provided in Section 8.02(b), if any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(i)            declare the Commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(ii)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(iii)           require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to 103% of the then Outstanding Amount thereof);

(iv)          exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law; and

(b)          Upon the occurrence of an Event of Default arising from a breach of Section 7.11 that has occurred and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Revolving Credit Lenders, take any or all of the actions specified in Section 8.02(a) in respect of the Initial Revolving Credit Commitments (including any obligation of the L/C Issuer to make L/C Credit Extensions), the Initial Revolving Credit Loans and the L/C Obligations.

(c)          Notwithstanding the foregoing, upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the Commitments shall automatically terminate and the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case, without further act of the Administrative Agent or any Lender.

Section 8.03.      Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs payable under Section 11.04 and amounts payable under Article 3 but excluding principal of, and interest on, any Loan) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest and Secured Hedging Obligations and Cash Management Obligations) payable to the Lenders (including Attorney Costs payable under Section 11.04 and amounts payable under Article 3), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, Secured Hedging Obligations and Cash Management Obligations ratably among the Lenders, each Hedge Bank or provider of Cash Management Obligations in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Sixth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, delivered to the Borrower. Notwithstanding the foregoing, no amounts received from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor.

Section 8.04.      Borrower’s Right to Cure. Notwithstanding anything to the contrary in this Agreement (including this Article 8), upon the occurrence of a Default or Event of Default as a result of Holdings’ failure to comply with Section 7.11 above for any fiscal quarter, Holdings shall have the right (the “Cure Right”) (at any time during such fiscal quarter or thereafter until the date that is ten (10) Business Days after the date on which financial statements for such fiscal quarter are required to be delivered pursuant to Section 6.01(a) or (b), as applicable) to issue Qualified Equity Interests or other equity (such other equity to be on terms reasonably acceptable to the Administrative Agent) for cash or otherwise receive cash contributions in respect of its Qualified Equity Interests (the “Cure Amount”), and thereupon compliance with Section 7.11 shall be recalculated giving effect to a pro forma increase in the amount of Consolidated EBITDA by an amount equal to the Cure Amount (notwithstanding the absence of a related addback in the definition of “Consolidated EBITDA”) solely for the purpose of determining compliance with Section 7.11 as of the end of such fiscal quarter and for applicable subsequent periods that include such fiscal quarter. If, after giving effect to the foregoing recalculation (but not taking into account any repayment of Indebtedness in connection therewith), the requirements of Section 7.11 would be satisfied, then the requirements of Section 7.11 shall be deemed satisfied as of the end of the relevant fiscal quarter with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 7.11 that had occurred (or would have occurred) shall be deemed cured for the purposes of this Agreement. Notwithstanding anything herein to the contrary, (i) in each four consecutive fiscal quarter period there shall be at least two fiscal quarters (which may, but are not required to be, consecutive) in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than five times, (iii) the Cure Amount shall be no greater than the amount required for the purpose of complying with Section 7.11, there shall be no pro forma or actual reduction of the amount of Indebtedness by the amount of any Cure Amount for purposes of determining compliance with Section 7.11 for the fiscal quarter in respect of which the Cure Right was exercised (provided that, with respect to any future period, to the extent of any portion of such Cure Amount that is actually applied to repay Indebtedness under the Loan Documents, such repayment may be given effect) and (i) such Cure Amount shall be disregarded for purposes of determining (x) any financial ratio-based condition to the availability of any carve-out set forth in Article 7 of this Agreement or any other basket set forth in Article 7 of this Agreement, (y) any ratio-based stepdown in Article^ of this Agreement or (z) the Applicable Margin.

ARTICLE 9
Administrative Agent And Other Agents

Section 9.01.      Appointment and Authorization of Administrative Agent. (a) Each Lender hereby irrevocably appoints, designates and authorizes Barclays as the Administrative Agent, and Barclays hereby accepts such appointment, designation and authorization, in each case, to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein or therein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)          Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article 9 with respect to any acts taken or omissions suffered by each L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article 9 and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c)          The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, L/C Issuer (if applicable) potential provider of Cash Management Obligations and a potential Hedge Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and, subject to Section 9.13, to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits afforded to the Administrative Agent of all provisions of this Article 9 (including Section 9.07, as though such co-agents, sub-agents and attorneys- in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.02.      Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact, such sub-agents as shall be deemed necessary by the Administrative Agent and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct or material breach of the Loan Documents by it in bad faith.

Section 9.03.      Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)          shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)          shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)          shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.01 and Section 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04.      Reliance by Administrative Agent. (a) The Administrative Agent shall be entitled to rely and act, and shall be fully protected in relying and acting, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation (i) purportedly given by or on behalf of the Borrower, even if (x) such writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (y) the terms thereof, as understood by the recipient, varied from any confirmation thereof or (ii) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party or any of their Subsidiaries), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording; provided that it is acknowledged and agreed that any recording of telephonic communications (other than such telephonic notices) between a Loan Party and the Administrative Agent may not be recorded without the express written consent of the Borrower.

Section 9.05.      Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that no Agent-Related Person or Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or any Arranger hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any of their Subsidiaries thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person or Arranger to any Lender as to any matter, including whether Agent-Related Persons or any Arranger have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person or Arranger and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Loan Party, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person or Arranger and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Loan Party or any of their Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any of their Subsidiaries which may come into the possession of any Agent-Related Person. Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities.

Section 9.06.      Indemnification of Agents. The Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities in connection with its role as an Agent- Related Person; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence, willful misconduct or material breach of the Loan Documents by it in bad faith as determined by the final non-appealable judgment of a court of competent jurisdiction; provided, further, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.06; provided, further, that to the extent an L/C Issuer is entitled to indemnification under this Section 9.06 solely in connection with its role as an L/C Issuer, only the Initial Revolving Credit Lenders shall be required to indemnify such L/C Issuer in accordance with this Section 9.06. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.06 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 9.06 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

Section 9.07.      Administrative Agent in their Individual Capacities. Barclays and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each Loan Party or any of their Subsidiaries as though Barclays (or any sub-agent or designee thereof) were not the Administrative Agent or the L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Barclays or its Affiliates (and their respective subagents or designees) may receive information regarding any Loan Party or any of their Subsidiaries (including information that may be subject to confidentiality obligations in favor of such Loan Party or any of their Subsidiaries) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Barclays (or any sub-agent or designee thereof) shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the L/C Issuer, and the terms “Lender” and “Lenders” include Barclays (or any sub-agent or designee thereof) in its individual capacity.

Section 9.08.      Successor Agents.

(a)          The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, to appoint a successor, which shall be a bank or other financial institution with an office in the United States, or an Affiliate of any such bank with an office in the United States, which successor agent shall be consented to by the Borrower at all times other than during the existence of a Specified Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent, which successor agent shall be consented to by the Borrower at all times other than during the existence of a Specified Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed, meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender or an Affiliate thereof or a Disqualified Institution. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)          If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, appoint a successor, which successor agent shall be consented to by the Borrower at all times other than during the existence of a Specified Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)          With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.08). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article, Section 11.04 and Section 11.05 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(d)            Any resignation by Barclays as Administrative Agent pursuant to this Section 9.08 shall also constitute its resignation as L/C Issuer. If Barclays resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or Canadian Prime Rate Loans, as applicable, or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). Upon the appointment by the Borrower of a successor L/C Issuer hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Barclays to effectively assume the obligations of Barclays with respect to such Letters of Credit.

Section 9.09.       Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i), 2.03(j), 2.08 and 11.04) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the L/C Issuer to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 11.01(a) of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Section 9.10.     Collateral and Guaranty Matters.     The Lenders irrevocably authorize the Administrative Agent:

(a)            to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) on the Termination Date, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document to any Person other than a Loan Party, (iii) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders, (iv) owned by a Subsidiary Guarantor upon release of such Subsidiary Guarantor from its obligations under its Guaranty pursuant to Section 9.10(b) below or (v) becomes an Excluded Asset or ceases to constitute Collateral;

(b)            without limiting the requirements of Section 10.08, to release any Subsidiary Guarantor from its obligations under any Loan Document to which it is a party if such Person (i) ceases to be a Restricted Subsidiary, (ii) ceases to be a Subsidiary or (iii) becomes an Excluded Subsidiary, in each case, as a result of a transaction or designation permitted hereunder; provided that no such release shall occur if such Subsidiary Guarantor continues to be a guarantor in respect of any Junior Indebtedness with a principal amount in excess of the Threshold Amount unless and until such Subsidiary Guarantor is (or is being simultaneously) released from its guarantee with respect to such Indebtedness; and

(c)            to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 7.01(f), 7.01(i), 7.01(m), 7.01(p), 7.01(s), 7.01(t), 7.01(v), 7.01(x) (to the extent the relevant Lien is of the type to which the Lien of the Administrative Agent is otherwise required to be subordinated under this clause (c) pursuant to any of the other exceptions to Section 7.01 that are expressly included in this clause (c)), 7.01(bb), 7.01(dd), 7.01(ff) or 7.01(ll); provided, that the subordination of any Lien on any property granted to or held by the Administrative Agent shall only be required with respect to any Lien on such property that is permitted by Sections 7.01(f), 7.01(i), 7.01(m), 7.01(p), 7.01(s), 7.01(t), 7.01(v), 7.01(x), 7.01(bb), 7.01(dd), 7.01(ff) or 7.01(ll) to the extent that the holder of such other Lien requests, or the Lien of the Administrative Agent with respect to such property is required to be subordinated to the relevant Lien of the Administrative Agent by the documentation governing the Indebtedness that is secured by such Lien; and

(d)            to enter into any subordination, intercreditor, collateral trust and/or similar agreement contemplated hereunder, including any Acceptable Intercreditor Agreement, including with respect to Indebtedness that is (i) required or permitted to be subordinated in right of payment hereunder and/or (ii) secured by Liens and required or permitted to be pari passu with or junior to the Liens securing the Secured Obligations (including any Acceptable Intercreditor Agreement, an “Additional Agreement”), and the Secured Parties party hereto acknowledge that any Additional Agreement is binding upon them. Each Secured Party hereto hereby (a) agrees that they will be bound by, and will not take any action contrary to, the provisions of any Additional Agreement and (b) authorizes and instructs the Administrative Agent to enter into any Additional Agreement and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrower, and the Secured Parties are intended third-party beneficiaries of such provisions and the provisions of any Acceptable Intercreditor Agreement and/or any other Additional Agreement.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Loan Documents pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to release such Subsidiary Guarantor from its obligations under the Loan Documents, in each case, in accordance with the terms of the Loan Documents and this Section 9.10.

Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral, to enforce the Guaranty or take any other enforcement action hereunder or under any other Loan Document, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent or the Required Lenders for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Administrative Agent or the Required Lenders for the benefit of the Secured Parties in accordance with the terms thereof.

No Secured Hedging Obligations or Cash Management Obligations will create (or be deemed to create) in favor of counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Loan Documents except as expressly provided in the Security Agreement. By accepting the benefits of the Collateral, such counterparty shall be deemed to have appointed Administrative Agent, in its capacity as collateral agent, as its agent and agreed to be bound by the Loan Documents as a Secured Party, subject to the limitations set forth in this paragraph. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not the Administrative Agent, a Lender or an L/C Issuer as long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to the Administrative Agent) this Article 9, and Section 11.09, and the decisions and actions of the Administrative Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided that, notwithstanding the foregoing, (i) such Secured Party shall be bound by Section 11.05 only to the extent of liabilities, costs and expenses relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall be such Secured Party’s pro rata share (based on the amount of Obligations owing to such Secured Party relative to the aggregate amount of Obligations) of such liabilities, costs and expenses, (ii) except as set forth specifically herein, the Administrative Agent, the Lenders and the L/C Issuer shall be entitled to act in its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (iii) except as specifically set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

Section 9.11.      Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page and/or signature pages of this Agreement as a “senior managing agent”, “co-syndication agent,” “co-documentation agent,” “joint bookrunner,” “arranger,” or “joint lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement. Without limiting the foregoing, none of the Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.12.          ERISA. Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto to, and (y) covenants, from the date such Person became a Lender party hereto until the date such Person ceases being a Lender party hereto, that at least one of the following is and will be true:

(a)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans in connection with the Loans, Commitments or the Letters of Credit,

(b)            the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable, and the conditions of such exemption have been satisfied, with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments, the Letters of Credit and this Agreement, or

(c)

(i)              such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14),

(ii)             such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments, the Letters of Credit and this Agreement;

(iii)            the entrance into, participation in, administration of and performance of the Loans, the Commitments, the Letters of Credit and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14; and

(iv)            to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement.

In addition, unless sub-clause (a) above is true with respect to a Lender, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not to or for the benefit of the Borrower or any other Loan Party, that neither the Administrative Agent nor any of its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

Section 9.13.       Erroneous Payments.

(a)            Each Lender and each L/C Issuer (and each Participant of any of the foregoing, by its acceptance of a participation) hereby acknowledges and agrees that if the Administrative Agent notifies such Lender or L/C Issuer that the Administrative Agent has determined in its sole discretion that any funds (or any portion thereof) received by such Lender or L/C Issuer (any of the foregoing, a “Payment Recipient”) from the Administrative Agent (or any of its Affiliates) were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) and demands the return of such Payment, such Payment Recipient shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment as to which such a demand was made. A notice of the Administrative Agent to any Payment Recipient under this Section 9.13 shall be conclusive, absent manifest error.

(b)            Without limitation of clause (a) above, each Payment Recipient further acknowledges and agrees that if such Payment Recipient receives a Payment from the Administrative Agent (or any of its Affiliates) (x) that is in an amount, or on a date different from the amount and/or date specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, it understands and agrees at the time of receipt of such Payment that an error has been made (and that it is deemed to have knowledge of such error) with respect to such Payment. Each Payment Recipient agrees that, in each such case, it shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made.

(c)            Any Payment required to be returned by a Payment Recipient under this Section 9.13 shall be made in same-day funds in the currency so received, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. Each Payment Recipient hereby agrees that it shall not assert and, to the fullest extent permitted by applicable law, hereby waives, any right to retain such Payment, and any claim, counterclaim, defense or right of set-off or recoupment or similar right to any demand by the Administrative Agent for the return of any Payment received, including without limitation any defense based on “discharge for value” or any similar doctrine.

(d)            The Borrower and each other Subsidiary hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Subsidiary except, in each case, to the extent such erroneous Payment is, and with respect to the amount of such erroneous Payment that is, comprised of funds of the Borrower or any other Subsidiary.

(e)            Each party’s obligations, agreements and waivers under this Section 9.13 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or L/C Issuer, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE 10
Guaranty

Section 10.01.    Guaranty(a)    (a) Each Guarantor hereby, jointly and severally, absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or by acceleration, demand or otherwise, of all of its Guaranteed Obligations. Without limiting the generality of the foregoing, but subject to Section 10.11, the liability of each Guarantor shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party. This Guaranty is a guaranty of payment and not of collection.

(b)            Each Guarantor, and by its acceptance of this Article 10, the Administrative Agent, on behalf of itself and each other Secured Party, hereby confirm that it is the intention of all such Persons that this Article 10 and the Guaranteed Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Debtor Relief Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Article 10 and the Guaranteed Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Secured Parties and the Guarantors hereby irrevocably agree that the Guaranteed Obligations of each Guarantor under this Article 10 at any time shall be limited to the maximum amount as will result in the Guaranteed Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance under Debtor Relief Law or any comparable provision of applicable Law in each case after giving full effect to the liability under such guaranty set forth herein and related contribution rights but before taking into account any liabilities under any other guaranty by such Guarantor. For purposes of the foregoing, all guarantees of such Guarantor other than the guaranty under Section 10.01(a) will be deemed to be enforceable and payable after the guaranty under Section 10.01(a).

Section 10.02.        Contribution. Subject to Section 10.05, each Guarantor hereby unconditionally agrees that in the event any payment shall be required to be made to any Secured Party under this Article 10 or any other Guaranty, such Guarantor in its capacity as such will contribute, to the maximum extent permitted by Law, such amounts to each other Guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.

Section 10.03.         Guaranty Absolute. Each Guarantor guarantees that its Guaranteed Obligations will be paid in accordance with the terms of the Loan Documents regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The Obligations of each Guarantor under or in respect of this Article 10 are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Article 10, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Article 10 shall be irrevocable, absolute and unconditional, and each Guarantor hereby irrevocably waives any defenses (other than payment in full of the Guaranteed Obligations) it may now have or hereafter acquire in any way, including relating to, any or all of the following:

(a)            any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)            any change in the time, manner or place of payment of, or in any other term of, all or any of its Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in its Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c)            any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of its Guaranteed Obligations;

(d)            any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of its Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of its Guaranteed Obligations or any other Secured Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e)            any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f)            any failure of any Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Secured Party (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information);

(g)            the failure of any other Person to execute or deliver any other guaranty or agreement or the release or reduction of liability of any other guarantor or surety with respect to its Guaranteed Obligations; or

(h)            any other circumstance or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety other than satisfaction in full of the Obligations (other than contingent and expense reimbursement obligations not yet due and payable).

This Article 10 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of such Guarantor’s Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

Section 10.04.    Waiver and Acknowledgments. Except for the termination of a Guarantor’s obligations hereunder upon the Termination Date, (a) each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of its Guaranteed Obligations and this Article 10 (other than any demand, presentment or notice expressly required by the Loan Documents) and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

(a)            Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Article 10 and acknowledges that this Article 10 is continuing in nature and applies to all of its Guaranteed Obligations, whether existing now or in the future.

(b)            Each Guarantor hereby unconditionally and irrevocably waives any defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor under this Article 10.

(c)            Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Secured Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Secured Party.

(d)            Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in this Article 10 are knowingly made in contemplation of such benefits.

Section 10.05.   Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Guaranteed Obligations under or in respect any Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Termination Date. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the Termination Date, (b) the Latest Maturity Date and (c) the latest date of expiration or termination of all Letters of Credit or other provision therefor in full in a manner reasonably satisfactory to the L/C Issuer, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to such Guarantor’s Guaranteed Obligations and all other amounts payable by it under this Article 10, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any of such Guarantor’s Guaranteed Obligations or other amounts payable by it under this Article 10 thereafter arising. If (i) all of the Guaranteed Obligations and all other amounts payable under this Article 10 shall have been paid in full in cash, (ii) the Latest Maturity Date shall have occurred and (iii) all Letters of Credit shall have expired or been terminated or other provision therefor in full shall have been made in a manner reasonably satisfactory to the L/C Issuer, the Lenders will, at any Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Article 10.

Section 10.06.    Payment Free and Clear of Taxes. Any and all payments by any Guarantor under this Article 10 shall be made in accordance with the provisions of this Agreement, including the provisions of Section 3.01 (and such Guarantor shall make such payments of Taxes or Other Taxes if and to the extent required by Section 3.01), as though such payments were made by the Borrower.

Section 10.07.    Covenants. Each Subsidiary Guarantor covenants and agrees that, from the Closing Date to the Termination Date, such Subsidiary Guarantor will perform and observe, all of the terms, covenants and agreements set forth in the Loan Documents on its or their part to be performed or observed or, with respect to any requirement of any Subsidiary Guarantor to cause its Restricted Subsidiaries to so perform and observe, that Holdings or the Borrower has agreed to cause such Restricted Subsidiaries to do so.

Section 10.08.    Release of Subsidiary Guarantors. A Subsidiary Guarantor shall automatically be released from this Article 10 and its obligations hereunder upon consummation of any transaction or designation permitted by this Agreement as a result of which such Subsidiary Guarantor (i) ceases to be a Restricted Subsidiary, (ii) ceases to be a Wholly-Owned Subsidiary or (iii) becomes an Excluded Subsidiary, in each case, as a result of a transaction or designation permitted hereunder; provided that no such release shall occur if such Subsidiary Guarantor is a guarantor in respect of any Junior Indebtedness with a principal amount in excess of the Threshold Amount; provided, further, the release of a Subsidiary Guarantor as a result of such Subsidiary Guarantor being a non-Wholly-Owned Subsidiary of Holdings shall only be permitted if such Subsidiary Guarantor became a non-Wholly-Owned Subsidiary of Holdings as a result of the sale of a minority interest in such Subsidiary Guarantor to an unaffiliated third party in a bona fide sale for fair market value and the primary purpose of such transaction or designation was not to evade the guarantee requirement pursuant to the terms of this Agreement. The Administrative Agent will, at the Borrower’s expense, promptly execute and deliver to such Subsidiary Guarantor such documents as the Borrower shall reasonably request to evidence the release of such Subsidiary Guarantor from its Guaranty hereunder pursuant to this Section 10.08; provided that the Borrower shall have delivered to the Administrative Agent a written request therefor and a certificate of the Borrower to the effect that the release of such Guarantor is in compliance with the Loan Documents. The Administrative Agent shall be authorized to rely on any such certificate without independent investigation.

Section 10.09.    Guaranty Supplements. Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit G hereto (each, a “Guaranty Supplement”), (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Article 10 to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “this Article 10”, “hereunder”, “hereof” or words of like import referring to this Article 10, and each reference in any other Loan Document to the “Guaranty”, “thereunder”, “thereof” or words of like import referring to this Article 10, shall mean and be a reference to this Article 10 as supplemented by such Guaranty Supplement.

Section 10.10.    No Waiver; Remedies. No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 10.11.    Continuing Guaranty; Assignments under this Agreement. This Article 10 is a continuing guaranty and shall (a) remain in full force and effect until the Termination Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their permitted successors, transferees and assigns. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of all Lenders.

Section 10.12.    Subordination of Certain Intercompany Indebtedness. Each Guarantor hereby agrees that any Indebtedness owed by it to another Loan Party shall be subordinated to the Obligations of such Guarantor and that any Indebtedness owed to it by another Loan Party shall be subordinated to the Obligations of such other Loan Party, it being understood that such Guarantor or such other Loan Party, as the case may be, may make payments on such intercompany Indebtedness unless an Event of Default has occurred and is continuing.

Section 10.13.    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Non-ECP Guarantor to honor all of its obligations under this Agreement in respect of any Swap Obligations that would otherwise be Excluded Swap Obligations but for this Section 10.13 (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.13 for the maximum amount of such liability that can hereby be incurred and otherwise subject to the limitations on the Obligations of the Guarantors contained in this Guaranty Agreement without rendering its obligations under this Section 10.13, or otherwise under this Agreement, as it relates to such Loan Party, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). This Section 10.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Non-ECP Guarantor for all purposes of § 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 10.14.   Maximum Liability. It is the desire and intent of the Guarantors and the Secured Parties that this Guarantee shall be enforced against the Guarantors to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. The provisions of this Guarantee are severable, and in any action or proceeding involving any state or federal corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guarantee would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guarantee, then, notwithstanding any other provision of this Guarantee to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Secured Parties, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Guarantee or affecting the rights and remedies of the Secured Parties hereunder; provided that, nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

ARTICLE 11
Miscellaneous

Section 11.01.    Amendments, Etc. (a) Except as provided in Section 2.13, Section 2.15 and Section 2.16 or as otherwise expressly set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (except to the extent specifically set forth below) and the Borrower (with an executed copy thereof promptly delivered to the Administrative Agent if not otherwise a party thereto), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that:

(i)              no amendment, waiver or consent shall, without the written consent of each Lender directly and adversely affected thereby (and not the Required Lenders):

(A)            extend or increase the Commitment of any Lender (it being understood that an amendment or waiver of any condition precedent set forth in Section 4.01 or 4.02, or an amendment or waiver of any Default, Event of Default or mandatory prepayment shall not constitute an extension or increase of any Commitment of any Lender);

(B)            postpone any date scheduled for any payment of principal or interest under Section 2.06 or Section 2.09 or fees under Sections 2.03(i), 2.03(j), 2.08(b), 2.14(c)(iv), 2.14(c)(v) (it being understood that an amendment or waiver of any Default Rate, Default, Event of Default or mandatory prepayment shall not constitute any such postponement of any date scheduled for the payment of principal or interest and the application thereof shall not constitute a postponement or reduction of the amount of interest or other amounts);

(C)            reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (3) of the second proviso to this Section 11.01(a)) any fees or other amounts payable hereunder or under any other Loan Document (it being understood that (x) any change to the definition of any financial ratio (including the First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio and/or the Total Net Leverage Ratio) or, in each case, the component definitions thereof and (y) any amendment to, or waivers of, interest at the Default Rate or any Defaults, Events of Default, an amendment or waiver any mandatory prepayment or the MFN Provisions shall, in each case, not constitute a reduction in the rate of interest or fees or other amounts payable; or

(D)            change Section 2.05(c), 2.06, 2.11(a) or 2.11(f), 2.12, or 8.03 in any manner that would alter the pro rata nature of payments (and, in the case of Section 2.05, reductions of Commitments (other than the termination of any Lender as provided in Section 3.09)) required thereby (it being understood and agreed that this clause (D) shall not apply to any transaction permitted under Sections 2.13, 2.13, 2.15 or 2.16, or as otherwise provided in this Agreement); and

(E)            change any provision of this Section 11.01.

(ii)            no amendment, waiver or consent shall, without the written consent of each Lender (or each Lender of such Class, as the case may be):

(A)            change the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, other than to increase such percentage or number or give any Additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent;

(B)            release all or substantially all of the Collateral, or release all or substantially all of the value of the Guaranty, in each case, except as expressly provided in Section 9.10; or

(C)            subordinate the Liens on all or substantially all of the Collateral securing the Facilities or Secured Obligations.

provided further that:

(1)            no amendment, waiver or consent shall, unless in writing and signed by the relevant L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it;

(2)            no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document;

(3)            the definition of “Letter of Credit Sublimit” may be amended or rights and privileges thereunder waived with the consent of each L/C Issuer, if any, with respect to which the “Letter of Credit Sublimit” is proposed to be increased, the Administrative Agent and the Required Revolving Credit Lenders;

(4)            the conditions precedent set forth in Section 4.02 to a Credit Extension under the Revolving Credit Facility after the Closing Date may be amended or rights and privileges thereunder waived only with the consent of the Required Revolving Credit Lenders and, in the case of a Credit Extension that constitutes the issuance of a Letter of Credit, the applicable L/C Issuer; and

(5)            only the consent of the Required Revolving Credit Lenders shall be necessary to amend, modify or waive the terms and provision of the financial covenant set forth in Section 7.11 or any Default or Event of Default with respect thereto (and any related definitions as used in Section 7.11, but not as used in other Sections of this Agreement).

(b)           Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended nor the principal amount owed to such Lender reduced nor the final maturity thereof extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded from a vote of the Lenders hereunder requiring any consent of the Lenders).

(c)            Notwithstanding anything to the contrary in this Agreement, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement in accordance with Section 2.15 or 2.16 and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Initial Term Loans and the Initial Revolving Credit Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(d)            Notwithstanding anything to the contrary contained in this Agreement, in order to implement any Incremental Term Loan Class or Incremental Revolving Credit Commitments in accordance with Section 2.13, this Agreement and the other Loan Documents may be amended, without the consent of the other Lenders, as may be necessary or appropriate, as reasonably determined by the Administrative Agent and the Borrower, to add such Incremental Term Loan Class or Incremental Revolving Credit Commitments in accordance with Section 2.13 and otherwise effect the provisions of Section 2.13, which amendments may be effectuated in the applicable Incremental Joinder. The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Incremental Joinder and any amendment to any of the other Loan Documents with the Loan Parties as may be necessary in order to establish new tranches or sub-tranches in respect of Loans or Commitments increased or extended pursuant to Section 2.13 and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Loans or Commitments, in each case, on terms consistent with Section 2.13, including any changes to this Agreement as may be necessary to ensure that any Incremental Term Loan Class is fungible with the applicable existing Term Loans if such Incremental Term Loan Class is intended to be of the same Class as the relevant existing Term Facility (including by adding terms to an existing Class of Loans or Commitments that are more favorable to the Lenders of such Class (as reasonably determined by the Administrative Agent).

(e)            Notwithstanding anything to the contrary contained in this Agreement, this Agreement (including Section 11.01) and any guarantees, collateral security documents and related documents (including the Collateral Documents) executed by any Loan Party in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law, (ii) to correct or cure (x) ambiguities, errors, mistakes, omissions or defects, (y) to effect administrative changes of a technical or immaterial nature or (z) incorrect cross references or similar inaccuracies in this Agreement or the applicable Loan Document or (iii)if applicable, to cause any such guarantee, collateral security document or other Loan Document to be consistent with this Agreement and the other Loan Documents; it being agreed that in the case of any conflict between this Agreement and any other Loan Document, the provisions of this Agreement shall control (except that in the case of any conflict between this Agreement and an Additional Agreement, such Additional Agreement shall control with respect to the Collateral).

(f)            Notwithstanding anything to the contrary contained in this Agreement, in the event that the Borrower requests that this Agreement be modified or amended in a manner that would require the unanimous consent of all of the Lenders (or all affected Lenders or all Lenders or affected Lenders of a particular Class) and such modification or amendment is agreed to by the Required Lenders (other than in connection with an extension of maturity, in which case such consent shall not be necessary), then the Borrower shall be permitted to (A) replace the Lender or Lenders that did not agree to the modification or amendment requested by the Borrower (such Lender or Lenders, collectively the “Non-Consenting Lenders”) (without the consent of any Non-Consenting Lender) by causing such Non-Consenting Lenders to (and such Non-Consenting Lenders shall be obligated to) assign 100% of its relevant Commitments and the principal of its relevant outstanding Loans (including any L/C Advances made by any Non-Consenting Lender) at par plus any accrued and unpaid interest pursuant to Section 11.07(d) (without any assignment fee to be paid by the Borrower) all of its relevant rights and obligations under this Agreement to one or more Eligible Assignees; or (B) terminate the Commitment of such Non-Consenting Lender and repay all obligations of the Borrower owing to such Non-Consenting Lender relating to the Loans and participations in L/C Obligations held by such Non-Consenting Lender as of such termination date.

Section 11.02.    Notices and Other Communications; Electronic Copies. (a) Generally. Unless otherwise expressly provided herein, all notices and other communications provided for under any Loan Document shall be in writing (including by facsimile transmission, electronic mail or other electronic image scan transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to Section 11.02(c)) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)               if to the Borrower, the Administrative Agent or the L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties (including by notice to the Administrative Agent for posting to the Platform); and

(ii)              if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent and the L/C Issuers.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

All such notices and other communications shall be deemed to be given or made upon the earlier of (x) actual receipt by the relevant party and (y) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent and the L/C Issuer pursuant to Article 2 shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b)            Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e mail, FpML and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving, or is unwilling to receive, notices under Article II by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in clause (i) above, of notification that such notice or communication is available and identifying the website address therefor; provided that, in the case of clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)            THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Agent-Related Persons (collectively, the “Agent Parties”) or the Borrower have any liability to any other party hereto for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the transmission of Borrower Materials or notices through the platform, any other electronic platform or electronic messaging service, or through the Internet; except to the extent such losses, claims, damages, liabilities or expenses result from the gross negligence, willful misconduct, bad faith or material breach of this Agreement (as determined by a court of competent jurisdiction).

Section 11.03.    No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided under each Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 11.04.     Attorney Costs, Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Arrangers (without duplication) for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, (b) to pay or reimburse the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses incurred in connection with any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, but in the case of Attorney Costs in each of clauses (a) and (b) hereof, limited to the reasonable fees and reasonable documented out-of-pocket expenses of a single primary firm of counsel to the Arrangers and the Administrative Agent, and, if necessary, of a single firm of local counsel to the Arrangers and the Administrative Agent in each appropriate material jurisdiction (which may include a single firm of counsel operating in multiple jurisdictions), and (c) to pay or reimburse the Administrative Agent and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law), but in the case of Attorney Costs, limited to the reasonable fees and reasonable documented out-of-pocket expenses of a single primary firm of counsel to (and, if necessary, of a single firm of local counsel in each appropriate material jurisdiction to the Administrative Agent and the Lenders, taken as a whole, unless the Administrative Agent (which may include a single firm of counsel operating in multiple jurisdictions) and the Lenders reasonably determine that separate counsel is necessary to avoid a conflict of interest and notifies the Borrower in advance of obtaining additional counsel, in which case one additional counsel may be appointed for all affected parties, taken as a whole). The foregoing costs and expenses shall include all search, filing, recording, and, to the extent of any Mortgage required hereby, title insurance and fees and Taxes related thereto, and the related reasonable and documented out-of-pocket expenses incurred by the Administrative Agent. All amounts due under this Section 11.04 shall be paid within thirty (30) days after receipt by the Borrower of an invoice in reasonable detail. The agreements in this Section 11.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.

Section 11.05.    Indemnification by the Borrower; Limitation on Liabilities.

(a)          Indemnification. The Borrower shall indemnify and hold harmless the Administrative Agent, the Arrangers, each Lender, each L/C Issuer and each of their respective Affiliates and the directors, officers, employees, counsel, agents and advisors of the foregoing (collectively the “Indemnitees”) from and against any and all liabilities, losses, damages, claims and reasonable out-of-pocket costs (including Attorney Costs, which shall be limited to one outside counsel to the Indemnitees, taken as a whole (and, if necessary, of a single firm of local counsel to the Indemnitees, taken as a whole, in each appropriate material jurisdiction (which may include a single firm of counsel operating in multiple jurisdictions)), unless the Indemnitees reasonably determine that separate counsel is necessary to avoid a conflict of interest and notifies the Borrower in advance of obtaining additional counsel, in which case one additional counsel may be appointed for all affected Indemnitees, taken as a whole), for any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with:

(i)              the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby;

(ii)             any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit); or

(iii)            any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned, leased or operated by any Restricted Company or any of their Subsidiaries, or any Environmental Liability related in any way to any Restricted Company or any of their Subsidiaries; or

(iv)          any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by the Borrower or any other Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (a “Proceeding”);

(all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, losses, damages, claims and costs (collectively, the “Losses”) (x) have resulted from the bad faith, gross negligence or willful misconduct of, or material breach of the Loan Documents by, such Indemnitee or its Subsidiaries or any of its or their respective officers, directors, stockholders, partners, members, employees, agents, representatives or advisors (collectively, “Related Parties”) as determined by the final non- appealable judgment of a court of competent jurisdiction, (y) arise from claims of any of the Indemnitees solely against one or more Indemnitees (other than any claims against an Indemnitee in its capacity as agent, arranger or other similar role hereunder) and that have not resulted from default or the breach of any Loan Document by the Borrower or any other Loan Party. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 11.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. The Loan Parties shall not be liable for any settlement of any Proceeding (or any expenses related thereto) effected without the Borrower’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with the Borrower’s written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, the Loan Parties agree to indemnify and hold harmless each Indemnitee from and against any and all Losses and reasonable and documented legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 11.05. Without limiting the provisions of Section 3.01, this Section 11.05 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc., arising from any non-Tax claim.

Each Indemnitee shall be obligated to refund and return any and all amounts paid by the Borrower (or on the Borrower’s behalf) under this Section 11.05 to an Indemnitee or an Related Party to the extent such Indemnitee or such Related Party is not entitled to payment of such amounts in accordance with the terms hereof.

All amounts due under this Section 11.05 shall be paid within thirty (30) days of receipt by the Borrower of an invoice in reasonable detail

The Loan Parties shall not shall not, without the prior written consent of any Indemnitee (which consent shall not be unreasonably withheld or delayed, it being understood that the withholding of consent due to non-satisfaction of any of the conditions described in clauses (i) and (ii) of this sentence shall be deemed reasonable), effect any settlement of any pending or threatened Proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless such settlement (i) includes an unconditional release of such Indemnitee in form and substance reasonably satisfactory to such Indemnitee from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnitee.

In case any Proceeding is instituted involving any Indemnitee for which indemnification is to be sought hereunder by such Indemnitee, then such Indemnitee will promptly notify the Borrower of the commencement of any Proceeding; provided, however, that the failure to so notify the Borrower will not relieve the Borrower from any liability that it may have to such Indemnitee pursuant to this Section 11.05.

(b)           Limitation of Liability. Neither the Administrative Agent (any sub-agent thereof), any Lender or L/C Issuer, and each Related Parties of any of the foregoing Persons (each such Person being called a “Lender-Related Person”), shall be liable for any damages arising from the use by others of any information or other materials obtained through SyndTrak, IntraLinks or other similar information transmission systems in connection with this Agreement, except to the extent resulting from the bad faith, willful misconduct, gross negligence of, or material breach of the Loan Documents by, such Lender-Related Person as determined by the final non- appealable judgment of a court of competent jurisdiction, nor shall any Lender-Related Person or any Loan Party have any liability (whether direct or indirect, in contract or in tort or otherwise) for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided, however, that the foregoing liability exclusion with respect to the Loan Parties shall not limit the indemnification obligations of the Loan Parties otherwise provided for above in respect of third party claims against the Indemnitees for which such Indemnitees are otherwise entitled to indemnification under this Section 11.05.

(c)            The agreements in this Section 11.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

The Loan Parties shall not be liable for any settlement of any Proceeding (or any expenses related thereto) effected without the Borrower’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed; it being understood that withholding such consent shall be deemed reasonable if such settlement (i) does not include an unconditional release of such Indemnitee in form and substance reasonably satisfactory to such Indemnitee from all liability or claims that are the subject matter of such Proceeding and (ii) includes any statement as to or admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnitee), but if settled with the Borrower’s written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff in any such Proceeding, the Loan Parties agree to indemnify and hold harmless each Indemnitee from and against any and all Losses and reasonable and documented legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 11.05.

The Loan Parties shall not shall not, without the prior written consent of any Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed, it being understood that the withholding of consent due to non-satisfaction of any of the conditions described in clauses (i) and (ii) of this sentence shall be deemed reasonable), effect any settlement of any pending or threatened Proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless such settlement (i) includes an unconditional release of such Indemnitee in form and substance reasonably satisfactory to such Indemnitee from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnitee.

In case any Proceeding is instituted involving any Indemnitee for which indemnification is to be sought hereunder by such Indemnitee, then such Indemnitee will promptly notify the Borrower of the commencement of any Proceeding; provided, however, that the failure to so notify the Borrower will not relieve the Borrower from any liability that it may have to such Indemnitee pursuant to this Section 11.05.

Section 11.06.         Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then:

(a)             to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and

(b)            each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Federal Funds Effective Rate from time to time in effect.

Section 11.07.        Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.07(f) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Notwithstanding Section 11.07(a), the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender, except in a transaction consummated in accordance with Section 7.04.

(c)             Notwithstanding Section 11.07(a), no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 11.07(d), (ii) by way of participation in accordance with the provisions of Section 11.07(f), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Sections 11.07(h) and 11.07(j) or (iv) to an SPC in accordance with the provisions of Section 11.07(i) (and any other attempted assignment or transfer by any party hereto shall be null and void).

(d)            Any Lender may at any time assign to one or more Eligible Assignees (which, for the avoidance of any doubt, shall not include any Disqualified Institutions to the extent the list of Disqualified Institutions has been provided to the Lenders) all or a portion of its rights and obligations under this Agreement; provided that

(i)            except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or, in the case of an assignment to a Lender or an Affiliate of a Lender or, in the case of the Term Facility, an Approved Fund, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of any Term Loans, unless each of the Administrative Agent and, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii)          any assignment of a Term Loan or a Revolving Credit Commitment to an Eligible Assignee must be approved, if applicable, by the Persons specified for such assignment in the definition of Eligible Assignee; provided that solely in the case of assignments of Term Loans, the Borrower shall be deemed to have consented to any such assignment of Term Loans unless the Borrower has objected to such assignment by written notice to the Administrative Agent within 10 Business Days after having received written notice from the Administrative Agent requesting its consent to such assignment; provided further that, it is agreed that the Borrower may withhold its consent to an assignment to any person that is known by it to be an affiliate of a Disqualified Institution (regardless of whether it is readily identifiable as an Affiliate by virtue of the similarity of its name (other than, in the case of Disqualified Institutions under clause (ii) of the definition thereof, such Affiliates that are Bona Fide Lending Affiliates);

(iv)          the parties (other than the Borrower unless its consent to such assignment is required hereunder) to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee the Borrower shall have no obligation to pay except as required in Section 3.09 and 11.01(f)), the applicable IRS Form W-8 or IRS Form W-9 (or other applicable tax form) and all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA Patriot Act; and

(v)           the assigning Lender shall deliver any Notes evidencing such Loans to the Borrower. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.07(e), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.07, 11.04 and 11.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (d) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.07(f). The Administrative Agent, in its capacity as such, shall not be responsible or have any liability for, or have any duty to inquire into, monitor, or enforce, the provisions set forth in this Agreement relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent, in its capacity as such, shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

(e)                   The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of the Administrative Agent’s offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.03 owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and each Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Administrative Agent and any Lender, at any reasonable time and from time to time upon reasonable prior written notice. The parties intend that all extensions of credit to the Borrower and its Affiliates hereunder shall at all times be treated as being in registered form within the meaning of Sections 163(f), 871(h)(2), and 881(c)(2) of the Code (and any successor provisions) and the regulations thereunder and shall interpret the provisions herein regarding the Register consistent with such intent.

(f)             Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or solely to the extent the list of Disqualified Institutions is made available to the Lenders, a Disqualified Institution) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and each other Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 11.01(a)(i) or 11.01(a)(ii) that directly affects such Participant. Subject to Section 11.07(g), each Participant shall be entitled to the benefits of Section 3.01, and Sections 3.04 through 3.07 (subject to the requirements and limitations therein, including the requirements under Section 3.01(e) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.07(d). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.10 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(g)            A Participant shall not be entitled to receive any greater payment under Section 3.01 and Sections 3.04 through 3.07 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation and each Granting Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and each applicable SPC and the principal amounts (and stated interest) of each Participant’s or SPC’s, as applicable, interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or SPC, or any information relating to a Participant’s or SPC’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b)(1) of the proposed United States Treasury Regulations. The entries in the Participant Register shall be conclusive (absent manifest error) as to the identity of each Participant and each SPC and the amount of Loans and Commitments attributed to such Participant or SPC, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation or Loan granted to such SPC for all purposes of this Agreement notwithstanding any notice to the contrary. The Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(h)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement under its Note, if any to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i)              Notwithstanding anything to the contrary contained herein:

(i)            any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) (which may not be a Disqualified Institution) identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that

(A)            nothing herein shall constitute a commitment by any SPC to fund any Loan,

(B)            if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof, and

(C)           each SPC that elects to exercise such option shall satisfy the requirements under Section 3.01(e) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the applicable Granting Lender)

(ii)            (A) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01 or 3.04 through 3.07), (B) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (C) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.

(iii)          any SPC may (A) with notice to, but without prior consent of the Borrower or the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (B) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(j)              Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee (who may not be a Disqualified Institution) for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 11.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents, (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise (unless such trustee is an Eligible Assignee which has complied with the requirements of Section 11.07(d)).

Section 11.08.         Successors. Notwithstanding anything to the contrary contained herein, Barclays (or its designees) or any other L/C Issuer may, upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint a successor L/C Issuer from among the Lenders willing to accept such appointment; provided that a failure by the Borrower to appoint any such successor shall not affect the resignation as L/C Issuer except as provided above. If an L/C Issuer resigns, it shall retain all the rights and obligations of the L/C Issuer with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or Canadian Prime Rate Loans, as applicable, or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).

Section 11.09.         Confidentiality. The Administrative Agent and each Lender agrees to maintain the confidentiality of the Information, except that the Information may be disclosed (a) to its Affiliates, and its and their respective employees and agents, independent auditors, legal counsel and other advisors or experts who need to know such information solely in connection with the Facilities (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and who have agreed or are otherwise obligated to keep such Information confidential, and the applicable Agent or Lender shall be responsible for compliance by such Persons with such obligations); (b) to the extent requested by any regulatory authority having jurisdiction over the applicable Agent or Lender; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; provided that the Administrative Agent or such Lender, as applicable, that discloses any Information pursuant to this clause (c) shall, to the extent practicable and permitted by law, provide the Borrower prompt notice of such disclosure; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as (or no less restrictive than) those of this Section 11.09 (or as may otherwise be reasonably acceptable to the Borrower), (x) to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (y) to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to its obligations under this Agreement, in each case, other than a Disqualified Institution; provided that notwithstanding anything to the contrary in this Section 11.09, the Administrative Agent or any Lender may disclose the list of Disqualified Institutions to any prospective assignee, participant or counterparty who is not (i) a Disqualified Institution or (ii) readily identifiable as an Affiliate of a Disqualified Institution set forth on such list by virtue of the similarity of its name to such Disqualified Institution for the purpose of such prospective assignee, participant or counterparty representing and warranting to the Administrative Agent or such Lender that such prospective assignee, participant or counterparty is not a Disqualified Institution; (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 11.09; (h) to any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (i) to the extent such Information is independently developed by the Administrative Agent or such Lender, as applicable; (j) for purposes of establishing a “due diligence” defense; (k) to the extent such Information is received from a third party that is, to the knowledge of such Agent or such Lender, not subject to any confidentiality obligations owed to the Borrower; (l) in connection with the exercise of any remedies under the Loan Document or a proceeding related thereto and (m) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities. In addition, any Agent and any Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and any Lender in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 11.09, “Information” means all information received from or on the behalf of any Loan Party relating to any Loan Party or its business or Affiliates, other than any such information that is publicly available to the Administrative Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 11.09.

Section 11.10.         Set-off. In addition to any rights and remedies of each Lender provided by Law, upon the occurrence and during the continuance of any Event of Default, after obtaining the prior written consent of the Administrative Agent, each Lender is authorized at any time and from time to time, without prior notice to any Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each other Loan Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but not any deposits held in a custodial, trust or other fiduciary capacity), at any time held by, and other Indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender, as applicable, shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this Section 11.10 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Lender may have.

Section 11.11.         Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under any Loan Document shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 11.12.         Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier, electronic mail or other electronic image scan transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document.

Section 11.13.         Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter to the extent covered thereby. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 11.14.         Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 11.15.         Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.16.         Governing Law.       (a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)            ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE CITY OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH LOAN PARTY, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO (EXCEPT THAT, (X) IN THE CASE OF ANY MORTGAGE OR OTHER SECURITY DOCUMENT, PROCEEDINGS MAY ALSO BE BROUGHT BY THE ADMINISTRATIVE AGENT IN THE STATE OR OTHER JURISDICTION IN WHICH THE RESPECTIVE MORTGAGED PROPERTY OR COLLATERAL IS LOCATED OR ANY OTHER RELEVANT JURISDICTION AND (Y) IN THE CASE OF ANY BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS WITH RESPECT TO THE ADMINISTRATIVE AGENT, ANY L/C ISSUER OR ANY OTHER LENDER, ACTIONS OR PROCEEDINGS RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN SUCH COURT HOLDING SUCH BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS).

Section 11.17.         WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 11.18.         Binding Effect. This Agreement shall become effective when it shall have been executed by Holdings, the Borrower and each other Loan Party and the Administrative Agent shall have been notified by each Lender and L/C Issuer that each such Lender and L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns; provided that, except in a transaction consummated in accordance with Section 7.04, the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 11.19.         No Implied Duties. The Borrower acknowledges that (a) the sole role of the Arrangers is to syndicate the Facilities and to arrange for future amendments and other modifications hereto and (b) the Administrative Agent has no duty other than as expressly provided herein. Without limiting the generality of the foregoing, the Borrower agrees that neither the Administrative Agent nor any Arranger or Lender shall in any event be subject to any fiduciary or other implied duties. Additionally, the Borrower acknowledges and agrees that the Arrangers are not advising the Borrower as to any legal, Tax, investment, accounting or regulatory matters in any jurisdiction. The Borrower has consulted and will continue to consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby (including any amendments or other modifications hereto), and neither any Arranger nor any Secured Party shall have any responsibility or liability to the Borrower with respect thereto. Any review by any Arranger or Secured Party of the Borrower, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of such Arranger or such Secured Party and shall not be on behalf of the Borrower.

Section 11.20.         USA Patriot Act Notice. Each Lender that is subject to the USA Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name and address of the Borrower or Guarantor and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower or such Guarantor in accordance with the Act. The Borrower shall, reasonably promptly following a request by the Administrative Agent, provide all documentation and other information that the Administrative Agent requests in order to comply with ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act, and the Beneficial Ownership Regulation; provided that, no Default or Event of Default shall result from noncompliance by any party with this Section 11.20.

Section 11.21.         Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any applicable Resolution Authority.

Section 11.22.         Lender Representations. Each Lender as of the Closing Date represents and warrants (a) as of the Closing Date that such Lender is not and will not be (i) an employee benefit plan as defined in, and subject to Title I of ERISA, (ii) a plan as defined in, and subject to Section 4975 of the Code; (iii) an entity deemed to hold Plan Assets of any such plans ; or (iv) a “governmental plan” within the meaning of Section 3(32) of ERISA, and (b) no portion of the Loan shall be funded with Plan Assets.

Section 11.23.         No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Holdings and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, and the Lenders are arm’s- length commercial transactions between Holdings, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers, and the Lenders, on the other hand, (B) each of Holdings and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Holdings and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Holdings, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Arrangers nor any Lender has any obligation to Holdings, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Holdings, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Arrangers, nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.24.         Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement or any Loan Documents and the transactions contemplated hereby or thereby (including without limitation Assignment and Assumptions, amendments or other modifications, Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.25.        The Borrower as Loan Party Representative. Each Loan Party (other than the Borrower) hereby designates the Borrower as its representative and agent for all purposes under the Loan Documents, including requests for Revolving Credit Loans, designation of interest rates, delivery or receipt of communications, preparation and delivery of financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Administrative Agent or any Lender (in such capacity, the “Borrower Representative”). The Borrower hereby accepts such appointment. The Administrative Agent and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any Loan Notice) delivered by the Borrower Representative on behalf of any Loan Party. The Administrative Agent and the Lenders may give any notice or communication with a Loan Party hereunder to the Borrower Representative on behalf of such Loan Party. Each of the Administrative Agent and the Lenders shall have the right, in its discretion, to deal exclusively with Borrower Representative for any or all purposes under the Loan Documents. Each Loan Party agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by the Borrower Representative shall be binding upon and enforceable against it.

Section 11.26.         Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

Section 11.27.         Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States):(a)       In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)            As used in this Section 11.27, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b),

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:	LATHAM POOL PRODUCTS, INC.,
as Borrower

By:	/s/ Scott M. Rajeski
Name:	Scott M. Rajeski
Title:	Chief Executive Officer and President

Signature Page to Credit and Guaranty Agreement

HOLDINGS:	LATHAM INTERNATIONAL MANUFACTURING CORP.,
as Holdings

By:	/s/ Scott M. Rajeski
Name:	Scott M. Rajeski
Title:	Chief Executive Officer and President

Signature Page to Credit and Guaranty Agreement

SUBSIDIARY GUARANTOR:	POOL COVER SPECIALISTS, LLC,
as Subsidiary Guarantor

By:	/s/ Scott M. Rajeski
Name:	Scott M. Rajeski
Title:	President and Secretary

Signature Page to Credit and Guaranty Agreement

SUBSIDIARY GUARANTOR:	LPP US, LLC,
as Subsidiary Guarantor

By:	/s/ Scott M. Rajeski
Name:	Scott M. Rajeski
Title:	President

Signature Page to Credit and Guaranty Agreement

SUBSIDIARY GUARANTOR:	GL INTERNATIONAL, LLC,
as Subsidiary Guarantor

By:	/s/ Scott M. Rajeski
Name:	Scott M. Rajeski
Title:	Chief Executive Officer and President

Signature Page to Credit and Guaranty Agreement

SUBSIDIARY GUARANTOR:	TROJAN LEISURE PRODUCTS, LLC,
as Subsidiary Guarantor

By:	/s/ Scott M. Rajeski
Name:	Scott M. Rajeski
Title:	President

Signature Page to Credit and Guaranty Agreement

BARCLAYS BANK PLC,
as Administrative Agent, L/C Issuer and a Lender

By:	/s/ Craig J. Malloy
Name:	Craig J. Malloy
Title:	Director

Signature Page to Credit and Guaranty Agreement

BANK OF AMERICA, N.A.,
as L/C Issuer and Lender

By:	/s/ Greg Roetting
Name:	Greg Roetting
Title:	Managing Director

Signature Page to Credit and Guaranty Agreement

NOMURA CORPORATE FUNDING AMERICAS, LLC,
as an L/C Issuer and Lender

By:	/s/ Garrett P. Carpenter
Name:	Garrett P. Carpenter
Title:	Managing Director

Signature Page to Credit and Guaranty Agreement

GOLDMAN SACHS BANK USA,
as L/C Issuer and Lender

By:	/s/ Robert Ehudin
Name:	Robert Ehudin
Title:	Authorized Signatory

Signature Page to Credit and Guaranty Agreement

MORGAN STANLEY SENIOR FUNDING, INC.,
as L/C Issuer and Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Vice President

Signature Page to Credit and Guaranty Agreement